As filed with the Securities and Exchange Commission on January 16, 1997

                                                     Registration No. 333-18611
-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                             SOVEREIGN BANCORP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     Pennsylvania                      6720                   23-2453088
-------------------------         -----------------         ----------------
(State or other jurisdic-         (Primary Standard         (I.R.S. Employer
tion of incorporation or          Industrial Class-         Identification
organization)                     ification Code            No.)
                                  Number)

                            1130 Berkshire Boulevard
                         Wyomissing, Pennsylvania 19610
                                 (610) 320-8400
        -----------------------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                  Jay S. Sidhu
                      President and Chief Executive Officer
                             Sovereign Bancorp, Inc.
                            1130 Berkshire Boulevard
                         Wyomissing, Pennsylvania 19610
                                 (610) 320-8400
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                    ----------------------------------------

                                   Copies to:

      David W. Swartz, Esquire               John J. Gorman, Esquire
      Stevens & Lee                          Luse Lehman Gorman Pomerenk
      111 North Sixth Street                    & Schick
      P.O. Box 679                           5335 Wisconsin Avenue, N.W.,
      Reading, Pennsylvania 19603            Suite 400
                                             Washington, D.C. 20015

                    ----------------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

[ LOGO ]  FIRST STATE
          FINANCIAL SERVICES, INC.
          1120 BLOOMFIELD AVENUE, CN 2449, WEST CALDWELL, NEW JERSEY 07007-2449
          (201) 575-5800 EXTENSION 203


                                January 17, 1997


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders of First State Financial Services, Inc. ('First State') to be held on Tuesday, February 18, 1997, at 10:00 a.m., local time, at Mayfair Farms, 481 Eagle Rock Avenue, West Orange, New Jersey.


     The purpose of the Special Meeting is to consider and vote upon the Agreement and Plan of Merger dated June 24, 1996, as amended by an Amendment to Agreement and Plan of Merger dated November 26, 1996 (collectively, the 'Merger Agreement'), between First State and Sovereign Bancorp, Inc. ('Sovereign'), providing for the merger of First State with and into Sovereign (the 'Merger') and the conversion of each outstanding share of common stock of First State into shares of common stock of Sovereign and related stock purchase rights based on an exchange ratio to be determined in accordance with the Merger Agreement, all as more fully described in the accompanying Proxy Statement/Prospectus. Completion of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the stockholders of First State at this Special Meeting.

     The attached Proxy Statement/Prospectus contains important information concerning the Merger. We urge you to give it your careful attention.

     The Board of Directors of First State has carefully considered and approved the Merger Agreement and believes that the Merger is in the best interests of First State and its stockholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     YOUR VOTE IS IMPORTANT. You are urged to sign, date and mail the enclosed proxy card promptly in the postage-prepaid envelope provided. If you attend the Special Meeting, you may vote in person even if you have already mailed your proxy card.

     On behalf of the Board of Directors and our employees, I wish to thank you for your continued support. We appreciate your interest.

                                          Sincerely yours,
                                          /s/ Michael J. Quigley, III
                                          -----------------------------
                                          Michael J. Quigley, III
                                          Chairman, President and Chief
                                          Executive Officer

                               FIRST DeWITT BANK
    CEDAR GROVE SERVICE CORPORATION * FIRST STATE INVESTMENT SERVICES, INC.

                      FIRST STATE FINANCIAL SERVICES, INC.
                             1120 BLOOMFIELD AVENUE
                      WEST CALDWELL, NEW JERSEY 07007-2449

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON FEBRUARY 18, 1997

                            ------------------------


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of First State Financial Services, Inc. ('First State'), a Delaware corporation, will be held on Tuesday, February 18, 1997, at 10:00 a.m., local time, at Mayfair Farms, 481 Eagle Rock Avenue, West Orange, New Jersey (the 'Special Meeting'), to consider the following matters:



          1. The approval and adoption of the Agreement and Plan of Merger dated June 24, 1996, as amended by an Amendment to Agreement and Plan of Merger dated as of November 26, 1996 (collectively, the 'Merger Agreement'), between First State and Sovereign Bancorp, Inc. ('Sovereign'), which is attached as Annex A to the accompanying Proxy Statement/Prospectus, providing for the merger of First State with and into Sovereign (the 'Merger'). Pursuant to the Merger Agreement, each share of the common stock, $.01 par value per share, of First State (the 'First State Common Stock') outstanding at the closing of the Merger will be converted into such number of shares of common stock, no par value, of Sovereign ('Sovereign Common Stock'), and related stock purchase rights, as shall equal $14.75 divided by the average market value of a share of Sovereign Common Stock (as determined in accordance with the Merger Agreement); provided, however, that (i) if such average market value of Sovereign Common Stock is less than $8.00 per share, each share of First State Common Stock will be converted into 1.840 shares of Sovereign Common Stock, and related stock purchase rights, or (ii) if the average market value of a share of Sovereign Common Stock is greater than $12.04 per share, each share of First State Common Stock will be converted into 1.225 shares of Sovereign Common Stock, and related stock purchase rights. Sovereign will pay cash to First State stockholders in lieu of issuing fractional shares of Sovereign Common Stock.


          2. To vote on adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to approve the Merger Agreement.

          3. Such other matters as may properly be brought before the Special Meeting or any adjournments thereof.


     The Board of Directors of First State has fixed the close of business on January 6, 1997 as the record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments thereof.


     A Proxy Statement/Prospectus is set forth on the following pages and a form of proxy is enclosed herewith. To ensure that your vote is counted, please complete, sign, date and return the proxy in the enclosed return envelope, whether or not you plan to attend the Special Meeting in person. If you attend the Special Meeting, you may revoke your proxy and vote your shares in person.

     A list of stockholders entitled to vote at the Special Meeting will be available at 1120 Bloomfield Avenue, West Caldwell, New Jersey for a period of ten days prior to the Special Meeting and will also be available for inspection at the Special Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Marie G. Martino, Secretary

West Caldwell, New Jersey

January 17, 1997


     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                     IF YOU HAVE ANY QUESTIONS, PLEASE CALL

                         FIRST STATE AT (201) 575-5800.

                          Attention: Marie G. Martino

                      FIRST STATE FINANCIAL SERVICES, INC.

                                PROXY STATEMENT

                               ------------------

                            SOVEREIGN BANCORP, INC.

                                   PROSPECTUS


     This Proxy Statement/Prospectus ('Proxy Statement/Prospectus') is being furnished to stockholders of First State Financial Services, Inc. ('First State') in connection with the solicitation of proxies by the Board of Directors of First State for use at a Special Meeting of Stockholders (including any adjournments or postponements thereof) to be held on February 18, 1997 (the 'Special Meeting').



     This Proxy Statement/Prospectus relates to up to 7,912,102 shares of common stock, no par value ('Sovereign Common Stock'), of Sovereign Bancorp, Inc., a Pennsylvania corporation ('Sovereign'), which may be issued upon the merger (the 'Merger') of First State with and into Sovereign, pursuant to an Agreement and Plan of Merger dated June 24, 1996, as amended by an Amendment to Agreement and Plan of Merger dated as of November 26, 1996 (collectively, the 'Merger Agreement'). In the Merger, each outstanding share of common stock, par value $0.01 per share, of First State ('First State Common Stock'), will be converted into such number of shares of Sovereign Common Stock, and related stock purchase rights, as shall equal $14.75 divided by the average of the mean between the high bid and low asked prices of a share of Sovereign Common Stock (as reported on the Nasdaq National Market) for the ten consecutive trading days immediately preceding the effective date of the Merger (the 'Sovereign Market Value'). This exchange ratio is subject to possible adjustment in the event that the Sovereign Market Value as of the effective date of the Merger is less than $8.00 or greater than $12.04 per share (such exchange ratio, as adjusted, is hereinafter referred to as the 'Exchange Ratio'). If the Sovereign Market Value as of the effective date of the Merger is less than $8.00 per share, then the Exchange Ratio will be 1.840 shares of Sovereign Common Stock, and related stock purchase rights, for each outstanding share of First State Common Stock. If the Sovereign Market Value as of the effective date of the Merger is greater than $12.04 per share, then the Exchange Ratio will be 1.225 shares of Sovereign Common Stock, and related stock purchase rights, for each outstanding share of First State Common Stock.


     This Proxy Statement/Prospectus constitutes both the proxy statement of First State relating to the solicitation of proxies by the First State Board of Directors for use at the Special Meeting to be held for the purpose of considering and voting upon a proposal to approve the Merger Agreement, and the prospectus of Sovereign with respect to the Sovereign Common Stock to be issued in the Merger. Completion of the Merger is subject to various conditions including the approval of First State stockholders.


     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of First State on or about January 17, 1997.


     THE SHARES OF SOVEREIGN COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF SOVEREIGN COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                               ------------------

        The date of this Proxy Statement/Prospectus is January 17, 1997.

                               TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
AVAILABLE INFORMATION............................................................     1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................     1
SUMMARY..........................................................................     3
  The Companies..................................................................     3
  The Meeting....................................................................     3
  The Merger.....................................................................     4
  Certain Related Transactions...................................................     7
  Recent Developments............................................................     8
  Comparative Per Common Share Data..............................................     8
INTRODUCTION.....................................................................    11
SOVEREIGN SELECTED FINANCIAL DATA................................................    12
FIRST STATE SELECTED FINANCIAL DATA..............................................    13
PRO FORMA COMBINED FINANCIAL INFORMATION.........................................    14
  Pro Forma Unaudited Combined Condensed Balance Sheet as of September 30, 1996..    14
  Pro Forma Unaudited Combined Condensed Statements of Income for the
     Nine Months Ended September 30, 1996 and 1995 and the Years Ended
     December 31, 1995, 1994 and 1993............................................    16
THE MEETING......................................................................    22
  Matters to be Considered at the Meeting........................................    22
  Vote Required..................................................................    22
  Voting of Proxies..............................................................    22
  Revocability of Proxies........................................................    23
  Record Date; Stock Entitled to Vote; Quorum....................................    23
  Solicitation of Proxies........................................................    23
THE MERGER.......................................................................    24
  Background of and Reasons for the Merger; Recommendation of the
     First State Board of Directors..............................................    24
  Terms of the Merger............................................................    27
  Opinion of Financial Advisor...................................................    28
  Effective Date of the Merger...................................................    34
  Exchange of First State Stock Certificates.....................................    35
  Conditions to the Merger.......................................................    35
  Subsidiary Bank Merger.........................................................    36
  Regulatory Approvals...........................................................    37
  Representations and Warranties.................................................    37
  Business Pending the Merger....................................................    38
  Dividends......................................................................    39
  No Solicitation of Transactions................................................    39
  Amendment; Waivers.............................................................    40
  Termination; Effect of Termination.............................................    40
  Management and Operations after the Merger.....................................    40
  Employee Benefits..............................................................    41
  Accounting Treatment...........................................................    41
  Certain Federal Income Tax Consequences........................................    42
  Expenses.......................................................................    43
  Resale of Sovereign Common Stock...............................................    43
  No Dissenters' Rights of Appraisal.............................................    43
  Dividend Reinvestment Plan.....................................................    43

                                      (i)

                                                                                    PAGE
                                                                                    ----
INTERESTS OF CERTAIN PERSONS IN THE MERGER.......................................    44
  Stock Options..................................................................    44
  Indemnification................................................................    44
CERTAIN RELATED TRANSACTIONS.....................................................    45
  Stock Option Agreement.........................................................    45
INFORMATION WITH RESPECT TO SOVEREIGN............................................    46
  General........................................................................    46
  Market Price of and Dividends on Sovereign Common Stock and
     Related Shareholder Matters.................................................    46
INFORMATION WITH RESPECT TO FIRST STATE..........................................    47
  General........................................................................    47
  Market Price of and Dividends on First State Common Stock and
     Related Stockholder Matters.................................................    47
DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES......................................    48
  Common Stock...................................................................    48
  Preferred Stock................................................................    49
  Shareholder Rights Plan........................................................    52
  Special Charter and Pennsylvania Corporate Law Provisions......................    52
COMPARISON OF SHAREHOLDER RIGHTS.................................................    54
  Directors......................................................................    54
  Shareholders' Meetings.........................................................    55
  Shareholder Rights Plan........................................................    55
  Required Shareholder Votes.....................................................    55
  Amendment of Bylaws............................................................    57
  Mandatory Tender Offer Provision...............................................    57
  Special Pennsylvania Corporate Law Provisions..................................    57
ADJOURNMENT OF SPECIAL MEETING...................................................    57
EXPERTS..........................................................................    58
LEGAL MATTERS....................................................................    58
OTHER MATTERS....................................................................    58
SHAREHOLDER PROPOSALS............................................................    58
ANNEXES
A. Agreement and Plan of Merger between Sovereign Bancorp, Inc. and First State
   Financial Services, Inc. dated June 24, 1996, and Amendment to Agreement and
   Plan of Merger between Sovereign Bancorp, Inc. and First State Financial
   Services, Inc. dated as of November 26, 1996..................................    A-1
B. Stock Option Agreement........................................................    B-1
C. Opinion of McConnell, Budd & Downes, Inc......................................    C-1


                                      (ii)

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SOVEREIGN OR FIRST STATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SOVEREIGN OR FIRST STATE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     All information concerning Sovereign and its subsidiaries contained herein, incorporated herein by reference or supplied herewith has been furnished by Sovereign, and all information concerning First State and its subsidiaries contained herein, incorporated herein by reference or supplied herewith has been furnished by First State.

                             AVAILABLE INFORMATION


     Sovereign and First State are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). The reports, proxy statements and other information filed by Sovereign and First State with the Commission can be inspected and copied at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and from the web site that the Commission maintains at http://www.sec.gov.


     Sovereign has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act'), with respect to the Sovereign Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference or supplied herewith as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed with the Commission by Sovereign (File No. 0-16533) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:


          1. Sovereign's Annual Report on Form 10-K for the year ended December 31, 1995 (including certain information contained in Sovereign's Proxy Statement dated March 15, 1996, used in connection with Sovereign's 1996 Annual Meeting of Shareholders and incorporated by reference in the Form 10-K).

          2. Sovereign's Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

          3. Sovereign's Current Reports on Form 8-K dated February 15, 1996, June 3, 1996, October 31, 1996 and November 26, 1996.

          4. Sovereign's Registration Statement on Form 8-A, filed August 14, 1989, pursuant to which Sovereign registered certain stock purchase rights under the Exchange Act and any amendments or reports filed for the purpose of updating such Registration Statement.


     The following documents relating to First State are incorporated by reference in this Proxy Statement/Prospectus:


          1. First State's Annual Report on Form 10-K for the year ended September 30, 1996 as filed with the Commission by First State (File No. 0-16329) pursuant to the Exchange Act.


          2. The following portions of First State's Annual Report to Stockholders for the year ended September 30, 1996, which accompanies this Proxy Statement/Prospectus: audited financial statements and notes thereto (pages 16 through 44); selected consolidated financial and other data (page
     4); management's discussion and analysis of financial condition and results of operations (pages 5 through 17); and selected quarterly financial data (page 37).



     In addition, all documents filed by Sovereign and First State pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


     Accompanying this Proxy Statement/Prospectus is First State's Annual Report to Stockholders for the year ended September 30, 1996.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST. DOCUMENTS RELATING TO SOVEREIGN MAY BE REQUESTED FROM SOVEREIGN BANCORP, INC., 1130 BERKSHIRE BOULEVARD, WYOMISSING, PENNSYLVANIA 19610 (TELEPHONE NUMBER (610) 320-8400), ATTENTION: LAWRENCE M. THOMPSON, JR., SECRETARY. DOCUMENTS RELATING TO FIRST STATE MAY BE REQUESTED FROM FIRST STATE FINANCIAL SERVICES, INC., 1120 BLOOMFIELD AVENUE, WEST CALDWELL, NEW JERSEY 07007-2449 (TELEPHONE NUMBER (201) 575-5800), ATTENTION: MARIE G. MARTINO, SECRETARY. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING OF STOCKHOLDERS, REQUESTS SHOULD BE RECEIVED BY FEBRUARY 5, 1997.

                                     SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. A copy of the Merger Agreement, as amended (excluding schedules thereto), is set forth in Annex A to this Proxy Statement/Prospectus and reference is made thereto for a complete description of the terms of the Merger. Stockholders are urged to read carefully this entire Proxy Statement/Prospectus, including the Annexes hereto.

THE COMPANIES

  Sovereign


     Sovereign Bancorp, Inc. ('Sovereign'), a Pennsylvania business corporation, is the holding company for Sovereign Bank, a Federal Savings Bank ('Sovereign Bank') and Sovereign Community Bank, a federal savings bank ('Sovereign Community'). At September 30, 1996, Sovereign and its subsidiaries had total consolidated assets, deposits and shareholders' equity of approximately $9.4 billion, $5.0 billion and $460 million, respectively. The primary operating entity of Sovereign is Sovereign Bank. Sovereign Bank's primary business consists of attracting deposits from its network of 122 community banking offices, and originating residential mortgage loans and home equity lines of credit in the communities served by those offices. Those offices are located largely in the Pennsylvania counties of Berks, Lancaster, Bucks, Montgomery, Philadelphia, Lehigh and Northampton and in the New Jersey counties of Mercer, Ocean, Monmouth and Union.



     The principal executive offices of Sovereign are located at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610, and its telephone number is (610) 320-8400. For further information concerning Sovereign and its subsidiaries, see 'AVAILABLE INFORMATION,' 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE,' 'SOVEREIGN SELECTED FINANCIAL DATA,' 'INFORMATION WITH RESPECT TO SOVEREIGN,' and 'DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES.'


  First State


     First State Financial Services, Inc. ('First State'), a Delaware corporation, is the holding company for First DeWitt Bank, a federal savings bank ('First DeWitt'). At September 30, 1996, First State had total consolidated assets, deposits and stockholders' equity of approximately $610 million, $554 million and $35 million, respectively. The primary operating entity of First State is First DeWitt, a federally-chartered savings bank having 14 branches located in Essex, Ocean, Morris, Monmouth and Sussex Counties, New Jersey. First DeWitt is principally engaged in the business of attracting deposits, primarily from the general public, through a variety of deposit products and investing those deposits, together with funds from ongoing operations, in the origination and purchase of one-to-four family residential mortgage loans and securities backed by these mortgage loans and, to a lesser extent, consumer and other mortgage loans. First DeWitt considers its primary market area to be Essex, Ocean and Monmouth Counties, New Jersey.



     The principal executive offices of First State are located at 1120 Bloomfield Avenue, West Caldwell, New Jersey 07007-2449, and its telephone number is (201) 575-5800. For additional information concerning First State and its subsidiaries, see 'AVAILABLE INFORMATION,' 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE,' 'FIRST STATE SELECTED FINANCIAL DATA,' and 'INFORMATION WITH RESPECT TO FIRST STATE.'


THE MEETING

  General


     A Special Meeting of the stockholders of First State will be held at Mayfair Farms, 481 Eagle Rock Avenue, West Orange, New Jersey, on Tuesday, February 8, 1997 at 10:00 a.m., local time (the 'Special Meeting').

  Record Date


     The record date for the Special Meeting is January 6, 1997 (the 'Record Date'). Only stockholders of record at the close of business on the Record Date will be entitled to receive notice of, and to vote at, the Special Meeting.


  Matters to be Considered at the Meeting

     At the Special Meeting, holders of First State's common stock, par value $0.01 per share (the 'First State Common Stock'), will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated June 24, 1996, as amended by an Amendment to Agreement and Plan of Merger dated as of November 26, 1996 (collectively, the 'Merger Agreement'), between Sovereign and First State, which is attached as Annex A to this Proxy Statement/Prospectus, providing for the merger of First State with and into Sovereign (the 'Merger'). In addition to the Merger Agreement, stockholders of First State are being asked to approve a proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the Special Meeting to approve the Merger Agreement. Stockholders will also consider and vote upon any other matter that may properly come before the Special Meeting. See 'THE MEETING -- Matters to be Considered at the Meeting.'

  Vote Required


     The Merger will require the approval of the Merger Agreement by the affirmative vote of a majority of the outstanding shares of First State Common Stock entitled to be voted thereon. The directors and executive officers of First State have agreed to vote all shares of First State Common Stock that they own on the Record Date in favor of the approval and adoption of the Merger Agreement. At December 1, 1996, directors and executive officers of First
State owned approximately 460,206 shares of First State Common Stock or approximately 11.7% of the then outstanding shares of First State Common Stock that are entitled to be voted at the Special Meeting. See 'THE MEETING -- Votes Required.'


THE MERGER

  Terms of the Merger

     At the effective date of the Merger (the 'Effective Date'), each outstanding share of First State Common Stock will be automatically converted into, and become a right to receive, such number of shares of Sovereign Common Stock, and related stock purchase rights, as shall equal $14.75 divided by the average of the mean between the high bid and low asked prices of a share of Sovereign Common Stock (as reported on the Nasdaq National Market) for the ten consecutive trading days immediately preceding the Effective Date (the 'Sovereign Market Value'). This exchange ratio is subject to possible adjustment in the event that the Sovereign Market Value as of the Effective Date is less than $8.00 per share or greater than $12.04 per share (such exchange ratio, as adjusted, is hereinafter referred to as the 'Exchange Ratio').


     If, on the Effective Date, the Sovereign Market Value is less than $8.00 per share, each outstanding share of First State Common Stock will be converted into and become a right to receive 1.840 shares of Sovereign Common Stock and related stock purchase rights.



     If, on the Effective Date, the Sovereign Market Value is greater than $12.04 per share, each outstanding share of First State Common Stock will be converted into and become a right to receive 1.225 shares of Sovereign Common Stock and related stock purchase rights.


     Sovereign will in all events pay cash to First State stockholders in lieu of issuing fractional shares of Sovereign Common Stock.

     First State may terminate the Merger Agreement if, among other things, the Sovereign Market Value on the Effective Date is less than $8.00 per share, subject to the right of Sovereign to increase the Exchange Ratio to an amount which when multiplied by the Sovereign Market Value as of the Closing Date equals $14.75. Sovereign or First State may terminate the Merger Agreement if the Merger has not been completed prior to March 31, 1997.


     In connection with the Merger, all outstanding options to purchase shares of First State Common Stock under First State's preexisting employee and director stock option plans will be converted on the Effective Date into an option to acquire that number of shares of Sovereign Common Stock equal to the number of shares of First State Common Stock covered by the option multiplied by the applicable Exchange Ratio, and the exercise price for a whole share of Sovereign Common Stock shall be the stated exercise price for such option divided by the applicable Exchange Ratio, such shares to be issuable upon exercise in accordance with the terms of the respective plans and grant agreements under which they were issued. See 'THE MERGER -- Terms of the Merger.'



     The Effective Date will be designated by Sovereign and will occur within the 30-day period following the first day on which all conditions precedent are fulfilled or waived. See 'THE MERGER -- Effective Date of the Merger.'


     The Merger Agreement permits First State to pay its regular quarterly cash dividend in an amount not to exceed $.055 per share in each quarter in which the Effective Date is not on or before the record date for the payment by Sovereign of its regular cash dividend. See 'THE MERGER -- Dividends.'

  Merger Agreement Amendment

     The Merger Agreement as originally executed by the parties provided that First State stockholders would receive in the Merger such number of shares of Sovereign Common Stock as equalled $14.75 divided by the Sovereign Market Value (which is determined by reference to the average price of Sovereign Common Stock for the ten trading days preceding the Effective Date) if the Sovereign Market Value was between $9.00 and $11.45 per share; provided that, if the Sovereign Market Value was greater than $11.45 per share, First State stockholders would receive 1.29 shares of Sovereign Common Stock in the Merger and, if the Sovereign Market Value was less than $9.00 per share, First State stockholders would receive 1.64 shares of Sovereign Common Stock in the Merger. The Merger Agreement as originally executed by the parties also included certain termination provisions that allowed Sovereign to terminate the Merger Agreement at any time prior to the Effective Date if certain asset quality measures were triggered, including if the aggregate deficiencies in the current appraised values of commercial real estate assets securing commercial real estate loans necessary to maintain an 80% loan to value ratio for each loan exceeded $1,000,000 (the 'Commercial Real Estate Termination Right'). In late November 1996, Sovereign and First State amended the Merger Agreement as a result of Sovereign's notification to First State that the Commercial Loan Termination Right had been triggered.


     Under the Amendment to Agreement and Plan of Merger, dated as of November 26, 1996 (the 'Merger Agreement Amendment'), the parties agreed to revise the exchange ratio in exchange for Sovereign's agreement to eliminate the termination rights included in the Merger Agreement relating to the asset quality of First State. Under the Merger Agreement Amendment, if the Sovereign Market Value is between $8.00 and $12.04, First State stockholders will receive such number of shares of Sovereign Common Stock as will equal $14.75 divided by the Sovereign Market Value. If the Sovereign Market Value is greater than $12.04, First State stockholders will receive 1.225 shares of Sovereign Common Stock in the Merger and, if the Sovereign Market Value is less than $8.00, First State stockholders will receive 1.84 shares of Sovereign Common Stock in the Merger. In the Merger Agreement Amendment, First State retained the right to terminate the transaction if the Sovereign Market Value as of the Effective Date is less than $8.00 per share unless Sovereign agrees to increase the exchange ratio to an amount which, when multiplied by the Sovereign Market Value as of the Effective Date, equals $14.75. References in this Proxy Statement/Prospectus to the 'Merger Agreement' are references to such Merger Agreement as amended by the Merger Agreement Amendment. See 'THE MERGER -- Background of and Reasons for the Merger; Recommendation of the First State Board of Directors' and '-- Terms of the Merger.'

  No Dissenters' Rights of Appraisal

     Record holders of First State Common Stock will not be entitled to appraisal rights enabling such holders to obtain a cash payment for the 'fair value' of their shares in connection with the matters to be acted on at the Special Meeting. See 'THE MERGER -- No Dissenters' Rights of Appraisal.'

  Accounting Treatment and Certain Federal Income Tax Consequences

     The Merger is intended to qualify as a pooling of interests for financial accounting purposes and is expected to constitute a tax-free reorganization for federal income tax purposes. See 'THE MERGER -- Certain Federal Income Tax Consequences' and '-- Accounting Treatment.'

  Recommendations of First State's Board of Directors and Reasons for the Merger

     The Board of Directors of First State unanimously recommends that its shareholders approve and adopt the Merger Agreement. See 'THE MERGER -- Background of and Reasons for the Merger; Recommendation of the First State Board of Directors.'

  Opinion of Financial Advisor


     McConnell, Budd & Downes, Inc. ('MB&D') has delivered its written opinion to the Board of Directors of First State that, as of January 15, 1997, the Exchange Ratio is fair, from a financial point of view, to the stockholders of First State. For information on the assumptions made, matters considered, and limitations on the review undertaken by MB&D, see 'THE MERGER -- Opinion of Financial Advisor.' Stockholders are urged to read in its entirety the opinion of MB&D, attached as Annex C to this Proxy Statement/Prospectus.


  Conditions to the Merger; Regulatory Approvals

     The obligations of Sovereign and First State to complete the Merger are subject to various conditions usual and customary in transactions similar to the Merger, including obtaining requisite regulatory approvals and stockholder approval of First State's stockholders. Application has been made to obtain required regulatory approvals. No assurance can be given that all required approvals will be received or as to the timing or conditions of such approvals. See 'THE MERGER -- Regulatory Approvals.' The obligation of Sovereign to complete the Merger is also subject to certain other conditions, including, among other things, receipt of an opinion from Sovereign's independent auditors to the effect that the Merger will be treated as a 'pooling of interests' for financial accounting purposes. No assurances can be given that all such conditions will be met. See 'THE MERGER -- Conditions to the Merger.'

  Termination; Effect of Termination


     The Merger Agreement may be terminated at any time prior to the Effective Date by mutual consent of Sovereign and First State or by either party if (i) the other party breaches any representation, warranty, covenant or other obligation contained in the Merger Agreement which results in a Material Adverse Effect, and such breach has not or cannot be cured within thirty days from the date written notice of such breach was given to such party committing the breach, (ii) the Merger is not completed by March 31, 1997, or (iii) either party is notified that a necessary regulatory approval is unlikely to be granted. In addition, First State may terminate the Merger Agreement if, on the Effective Date, the Sovereign Market Value is less than $8.00, subject to the right of Sovereign to increase the Exchange Ratio to an amount which when multiplied by the Sovereign Market Value as of the Effective Date equals $14.75. See 'THE MERGER -- Termination; Effect of Termination.'

  Differences in Shareholder Rights


     Sovereign is a Pennsylvania corporation subject to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the 'Pennsylvania BCL'). First State is a Delaware corporation subject to the provisions of the Delaware General Corporation Law ('GCL'). Upon completion of the Merger, stockholders of First State will become shareholders of Sovereign and their rights as such will be governed by Sovereign's Articles of Incorporation and Bylaws and by the Pennsylvania BCL. The rights of shareholders of Sovereign are different in certain respects from the rights of stockholders of First State. See 'COMPARISON OF SHAREHOLDER RIGHTS.'


  Management and Operations after the Merger


     The Board of Directors and executive officers of Sovereign in office immediately prior to completion of the Merger will remain as Sovereign's Board of Directors and executive officers upon completion of the Merger. The Board of Directors and executive officers of Sovereign Bank in office immediately prior to completion of the merger of First DeWitt with and into Sovereign Bank (the 'Bank Merger') will remain as Sovereign Bank's Board of Directors and executive officers, except that upon completion of the Bank Merger Michael J. Quigley, III, Chairman of the Board of Directors, President and Chief Executive Officer of First DeWitt, will become a director of Sovereign Bank until the 1998 annual reorganization meeting of the Board of Directors of Sovereign Bank. See 'THE MERGER -- Subsidiary Bank Merger,' '-- Management and Operations after the Merger' and '-- Employee Benefits.'


  Exchange of Certificates

     After the Effective Date, Sovereign will send to First State stockholders transmittal materials for use in effecting the exchange of their certificates representing shares of First State Common Stock for certificates representing shares of Sovereign Common Stock. See 'THE MERGER -- Exchange of First State Stock Certificates.'

CERTAIN RELATED TRANSACTIONS

  Stock Option Agreement


     As a condition to entering into the Merger Agreement, First State granted Sovereign an option to purchase under certain circumstances up to 783,500 shares, or 19.9%, of the issued and outstanding First State Common Stock pursuant to a Stock Option Agreement, dated as of June 24, 1996 (the 'Stock Option Agreement'). The option may be exercised by Sovereign only upon the occurrence of specified events that have the potential for a third party to effect an acquisition of control of First State prior to the termination of the Merger Agreement. The exercise price per share to purchase First State Common Stock under the option is equal to the lower of $10.00 or the lowest price per share that a person or group, other than Sovereign or an affiliate of Sovereign, paid or offers to pay for First State Common Stock upon the occurrence of one of the specified events that triggers the ability of Sovereign to exercise the option. None of such triggering events has occurred as of the date hereof. Acquisitions of shares of First State Common Stock pursuant to an exercise of the option would be subject to prior regulatory approval under certain circumstances. See 'CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement.'


  Other

     First State has agreed in the Merger Agreement that during the term of the Merger Agreement, it will not solicit or engage in any discussions with any person other than Sovereign concerning any acquisition of First State or any of its subsidiaries, except that First State may respond to unsolicited inquiries from analysts, regulatory authorities, and stockholders in the ordinary course of business. See 'THE MERGER -- No Solicitation of Transactions.' In addition, the directors and executive officers of First State have agreed to vote their shares of First State Common Stock in favor of the Merger Agreement. See 'THE MERGER -- Matters to be Considered at the Meeting.'

     The Stock Option Agreement and the agreements of First State's directors and executive officers to vote in favor of the Merger may have the effect of precluding or discouraging persons who might now or prior to the Effective Date be interested in acquiring all of or a significant interest in First State from considering or proposing such an acquisition, even if such persons were to pay a higher price per share for First State Common Stock than the price per share being paid by Sovereign under the Merger Agreement, or might result in a potential acquiror proposing to pay a lower price per share to acquire First State than it might otherwise have proposed to pay. See 'CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement.'

RECENT DEVELOPMENTS

     On September 30, 1996, federal legislation was adopted to recapitalize the Savings Association Insurance Fund (the 'SAIF') of the Federal Deposit Insurance Corporation. The legislation, which, among other things, will result in an immediate reduction in SAIF insurance premiums and the eventual elimination of the disparity for deposit insurance premiums under the SAIF and the Bank Insurance Fund (the 'BIF') of the Federal Deposit Insurance Corporation, required a one-time assessment for the third quarter of 1996 of all institutions with SAIF-insured deposits. Sovereign's one-time after-tax charge was $17.2 million for the quarter ended September 30, 1996. First State's one-time after-tax charge was $2.0 million for the quarter ended September 30, 1996. Certain information of Sovereign and First State for the period ended September 30, 1996 is presented in this Proxy Statement/Prospectus both including and excluding the effects of this one-time assessment. See 'Comparative Per Common Share Data' and 'SOVEREIGN SELECTED FINANCIAL DATA.'

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and executive officers of First State are the holders of stock options to acquire First State Common Stock which will be converted into options to acquire Sovereign Common Stock. Certain executive officers of First State may be entitled to receive severance payments as a result of the Merger under agreements with First State to which they are parties. Also, Sovereign has agreed to indemnify, for a period of six years after the Effective Date, persons who served as directors and officers of First State. See 'THE MERGER -- Management and Operations After the Merger' and 'INTERESTS OF CERTAIN PERSONS IN THE MERGER.'

COMPARATIVE PER COMMON SHARE DATA


     The following table sets forth certain unaudited comparative per share data relating to book value per common share, cash dividends declared per common share and income from continuing operations per common share (i) on an historical basis for Sovereign and First State, (ii) on a pro forma basis per share of Sovereign Common Stock to reflect completion of the Merger, and (iii) on an equivalent pro forma basis per share of First State Common Stock to reflect completion of the Merger. Certain information at and for the nine months ended September 30, 1996 is presented both including and excluding the SAIF special assessment applicable to SAIF-insured deposits. The pro forma information has been prepared giving effect to the Merger using the pooling of interests accounting method. For a description of the effect of pooling of interests accounting, see 'THE MERGER -- Accounting Treatment.' The pro forma information for the nine-month period ended September 30, 1996 and for the years ended December 31, 1995, 1994 and 1993 utilizes First State historical financial information for the nine-month period ended June 30, 1996 (unaudited), and the years ended September 30, 1995, 1994 and 1993, respectively. The following equivalent per share data assume an Exchange Ratio of 1.225 shares of Sovereign Common Stock for each share of First State Common Stock (based on a closing sale price of $13.50 per share for Sovereign Common Stock as of January 5, 1997); the Exchange Ratio is subject to adjustment based on the Sovereign Market Value as of the Effective Date. See 'THE MERGER -- Terms of the Merger.' This information should be read in conjunction with the consolidated financial statements of Sovereign and First State, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus, and the other financial data appearing elsewhere in this Proxy Statement/Prospectus. See 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE' and 'AVAILABLE INFORMATION.'

     The following information is not necessarily indicative of the results of operations of future periods or future combined financial position.



                                                         AT SEPTEMBER 30, 1996(1)
                                                    ----------------------------------
                                                       EXCLUDING         INCLUDING
BOOK VALUE PER COMMON SHARE:                        SAIF ASSESSMENT   SAIF ASSESSMENT          AT DECEMBER 31, 1995(1)
--------------------------------------------------  ----------------  ----------------  -------------------------------------
Historical:
  Sovereign.......................................     $     8.05        $     7.76                   $    7.40
  First State.....................................          10.14             10.14                       10.71
Pro Forma:
  Pro forma per share of Sovereign Common Stock...           8.07              7.80                        7.49
  Equivalent pro forma per share of First State
    Common Stock..................................           9.88              9.55                        9.18




                                                        FOR THE NINE MONTHS ENDED
                                                          SEPTEMBER 30, 1996(1)                  FOR THE YEAR ENDED
                                                    ----------------------------------               DECEMBER 31,
                                                       EXCLUDING         INCLUDING      -------------------------------------
CASH DIVIDENDS PAID PER COMMON STOCK:               SAIF ASSESSMENT   SAIF ASSESSMENT     1995(1)      1994(1)      1993(1)
--------------------------------------------------  ----------------  ----------------  -----------  -----------  -----------
Historical:
  Sovereign.......................................          0.063             0.063          0.084        0.106        0.099
  First State.....................................          0.17              0.17           0.20         0.12           --
Pro Forma(2):
  Pro forma per share of Sovereign Common Stock...          0.063             0.063          0.084        0.106        0.099
  Equivalent pro forma per share of First State
    Common Stock..................................          0.077             0.077          0.103        0.130        0.121

INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE:
---------------------------------------------------
Historical:
  Sovereign.......................................     $     0.84        $     0.55      $    1.00    $    0.90    $    0.70
  First State.....................................          (0.25)            (0.25)          1.01         0.91         0.65
Pro Forma(3):
  Pro forma per share of Sovereign
    Common Stock..................................           0.76              0.49           0.98         0.89         0.69
  Equivalent pro forma per share of First State
    Common Stock..................................           0.93              0.60           1.21         1.08          .84


------------------

(1) Data reflect First State historical financial data at and for the nine months ended June 30, 1996, and at and for the years ended September 30, 1995, 1994 and 1993. First State historical financial data for the nine months ended June 30, 1996 do not include the one-time after-tax charge of $2.0 million relating to the SAIF recapitalization (see "Recent Developments") or an after-tax charge of a total of $3.1 million relating to loan loss provisions and writedowns of real estate owned taken by First State during the quarter ended September 30, 1996.


(2) Sovereign pro forma dividends per share represent historical dividends paid by Sovereign. First State pro forma equivalent dividends per share represent such amounts multiplied by an Exchange Ratio of 1.225 shares of Sovereign Common Stock for each share of First State Common Stock. The Exchange Ratio is subject to adjustment based on the Sovereign Market Value as of the Effective Date. See 'THE MERGER -- Terms of the Merger.'


(3) Sovereign pro forma income from continuing operations per common share represents historical net income from continuing operations for Sovereign and First State combined on the assumption that Sovereign and First State had been combined for the periods presented on a pooling of interests basis, divided by the number of shares of Sovereign Common Stock which will be issued and outstanding following completion of the Merger. First State equivalent pro forma income from continuing operations per common share represents such amounts multiplied by an Exchange Ratio of 1.225 shares of Sovereign Common Stock for each share of First State Common Stock. The Exchange Ratio is subject to adjustment based on the Sovereign Market Value as of the Effective Date. See 'THE MERGER -- Terms of the Merger.'

  Market Value of Securities


     The following table sets forth the market value per share of Sovereign Common Stock, the market value per share of First State Common Stock and the equivalent market value per share of First State Common Stock on each of June 24, 1996, the last business day preceding public announcement of the Merger, and November 25, 1996, the last business day preceding public announcement of the Merger Agreement Amendment. The equivalent market value per share of First State Common Stock indicated in the table as of June 24, 1996 is based upon an Exchange Ratio of 1.45 shares of Sovereign Common Stock for each outstanding share of First State Common Stock based on a market value of a share of Sovereign Common Stock on June 24, 1996 of $10.1875. The equivalent market value per share of First State Common Stock indicated in the table as of November 25, 1996 is based upon an Exchange Ratio of 1.225 shares of Sovereign Common Stock for each share of First State Common Stock based on a market value of a share of Sovereign Common Stock on November 25, 1996 of $13.625. The Exchange Ratio is subject to adjustment based on the Sovereign Market Value as of the Effective Date. See 'THE MERGER -- Terms of the Merger.'



     The historical market values per share of Sovereign Common Stock and First State Common Stock and the historical market value of Sovereign Common Stock used to determine the equivalent market value per share of First State Common Stock are the per share last sale prices on June 24, 1996 and November 25, 1996, respectively, as reported on the Nasdaq National Market System.



                                                          FIRST STATE
                                                    --------------------------
                                                                  EQUIVALENT
                                        SOVEREIGN                MARKET VALUE
                                       HISTORICAL   HISTORICAL     PER SHARE
                                       -----------  -----------  -------------
June 24, 1996........................  $   10.1875  $    10.000   $    14.750
November 25, 1996....................  $   13.6250  $    14.750   $    16.690


  Market Price and Dividend Information


     On January 15, 1997, the last reported sale price of Sovereign Common Stock, as reported on the Nasdaq/NMS, was $13.50 per share. For information concerning cash dividends paid by Sovereign, see 'INFORMATION WITH RESPECT TO SOVEREIGN -- Market Price of and Dividends on Sovereign Common Stock and Related Shareholder Matters.'

                                  INTRODUCTION


     This Proxy Statement/Prospectus is being furnished to stockholders of First State in connection with the solicitation of proxies by First State's Board of Directors for use at the Special Meeting of Stockholders of First State (the 'Special Meeting') to be held at Mayfair Farms, 481 Eagle Rock Avenue, West Orange, New Jersey, on February 18, 1997, at 10:00 a.m., local time, and at any adjournments thereof.


     At the Special Meeting, the stockholders of First State will be asked to approve the Merger Agreement, dated June 24, 1996, as amended by an Amendment to Agreement and Plan of Merger dated as of November 26, 1996 (collectively, the 'Merger Agreement'), between First State and Sovereign, which is attached as Annex A and incorporated by reference and more fully described herein. Stockholders of First State will also be asked to approve a proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to approve the Merger Agreement. The description of the Merger Agreement set forth herein is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Annex A.


     This Proxy Statement/Prospectus does not cover resales of Sovereign Common Stock received in the Merger by any person who may be deemed to be an 'affiliate' of First State as such term is used in Rule 145 under the Securities Act of 1933, as amended. Under Rule 145, affiliates of First State will be subject to certain restrictions on their ability to transfer Sovereign Common Stock received by them in the Merger. See 'THE MERGER -- Resale of Sovereign Common Stock.'



     The approximate date on which this Proxy Statement/Prospectus is first being sent to stockholders of First State is on or about January 7, 1997.

                       SOVEREIGN SELECTED FINANCIAL DATA

     The following table sets forth certain historical consolidated summary financial data for Sovereign. This data is derived from, and should be read in conjunction with, among other things, the consolidated financial statements of Sovereign, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus. See 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE' and 'AVAILABLE INFORMATION.' Interim unaudited data for the nine months ended September 30, 1996 and 1995 reflects, in the opinion of management of Sovereign, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1996, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.





                                         AT OR FOR THE NINE MONTHS
                                          ENDED SEPTEMBER 30,(1)
                                    -----------------------------------
                                     EXCLUDING    INCLUDING
                                       SAIF         SAIF                                  AT DECEMBER 31,(1)
                                    ASSESSMENT   ASSESSMENT              -----------------------------------------------------
                                       1996         1996        1995       1995       1994       1993      1992(2)     1991
                                    -----------  -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA
Total assets......................  $9,381,883   $9,364,636  $7,854,057 $8,078,287 $6,564,082 $4,877,166 $3,699,084 $2,274,702
Loans.............................   5,990,552    5,990,552   4,621,351  4,674,364  4,350,898  2,898,014  2,337,382  1,437,247
Allowance for possible loan
  losses..........................     (34,018)     (34,018)    (34,480)   (34,856)   (36,289)   (33,099)   (26,562)   (13,198)
Investment and mortgage-backed
  securities available-for-sale...     526,700      526,700     118,218    889,509     87,128         --         --         --
Investment and mortgage-backed
  securities held-to-maturity.....   2,478,239    2,478,239   2,726,861  2,077,212  1,816,840  1,689,304  1,001,356    644,061
Deposits..........................   5,007,118    5,007,118   4,987,862  5,039,143  4,027,119  3,183,107  2,691,058  1,815,679
Borrowings........................   3,814,828    3,814,828   2,383,400  2,530,656  2,162,587  1,367,100    427,591    285,059
Stockholders' equity..............     477,328      460,081     415,006    427,025    303,900    259,121    220,419    137,259
SUMMARY STATEMENT OF OPERATIONS
Total interest income.............   $ 451,794    $ 451,794   $ 356,456  $ 493,031  $ 354,141  $ 282,790  $ 199,431  $ 182,015
Total interest expense............     290,785      290,785     228,668    318,805    198,741    153,318    118,585    125,326
                                    ----------   ----------   ---------  ---------  ---------  ---------  ---------  ---------
Net interest income...............     161,009      161,009     127,788    174,226    155,400    129,472     80,846     56,689
Provision for possible loan
  losses..........................       1,516        1,516         750      1,000      4,100      8,650     10,080      6,796
                                    ----------   ----------   ---------  ---------  ---------  ---------  ---------  ---------
Net interest income after
  provision for possible loan
  losses..........................     159,493      159,493     127,038    173,226    151,300    120,822     70,766     49,893
                                    ----------   ----------   ---------  ---------  ---------  ---------  ---------  ---------
Other income......................      17,032       17,032      19,055     25,829     14,554     15,167     10,965      5,083
Other expenses....................      96,292      124,110      84,168    113,108     90,989     77,377     47,036     33,460
                                    ----------   ----------   ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes and
  cumulative effect of change in
  accounting principle............      80,223       52,415      61,925     85,947     74,865     58,612     34,695     21,516
Income tax provision..............      30,489       19,911      21,214     29,539     28,467     22,998     15,057      9,534
                                    ----------   ----------   ---------  ---------  ---------  ---------  ---------  ---------
Income before cumulative effect of
  change in accounting
  principle.......................      49,744       32,504      40,711     56,408     46,398     35,614     19,638     11,982
Cumulative effect of change in
  accounting principle............          --           --          --         --         --      4,800         --         --
                                    ----------   ----------   ---------  ---------  ---------  ---------  ---------  ---------
Net income........................   $  49,744    $  32,504   $  40,711  $  56,408  $  46,398  $  40,414  $  19,638  $  11,982
                                    ----------   ----------   ---------  ---------  ---------  ---------  ---------  ---------
                                    ----------   ----------   ---------  ---------  ---------  ---------  ---------  ---------
Net income applicable to common
  stock...........................   $  45,057    $  27,817   $  37,585  $  51,719  $  46,398  $  40,414  $  19,638  $  11,982
                                    ----------   ----------   ---------  ---------  ---------  ---------  ---------  ---------
                                    ----------   ----------   ---------  ---------  ---------  ---------  ---------  ---------
SHARE DATA (3)
Common shares outstanding at end
  of period (in thousands)........      49,714       49,714      48,365     45,465     45,567     41,357     40,682     23,898
Preferred shares outstanding at
  end of period (in thousands)....       2,000        2,000       2,000      2,000         --         --         --         --
Earnings per common and common
  equivalent share:
  Before cumulative effect of
    change in accounting
    principle.....................   $    0.84    $    0.55   $    0.73  $    1.00  $     .90  $     .70  $     .51  $     .37
  After cumulative effect of
    change in accounting
    principle.....................        0.84         0.55        0.73       1.00        .90        .80        .51        .37
Book value per common and common
  equivalent share at end of
  period(4).......................        8.05         7.76        7.14       7.40       6.05       5.24       4.53       3.73
Common share price at end of
  period..........................          11           11    10-16/93      9-5/8          7   10-11/16     6-1/16     3-3/16
Dividends paid per common share...       0.063        0.063       0.063       0.84       .106       .099       .082       .058
Dividend payout ratio.............       7.50%       11.45%       8.63%      8.40%     11.78%     14.14%     16.08%     15.68%


------------------

(1) The acquisitions of Valley Federal Savings and Charter Bancorp, Inc. were accounted for as pooling-of-interests and accordingly, the consolidated financial statements have been restated to include the accounts of Valley Federal and Charter for all periods presented.

(2) The acquisition of Harmonia Bancorp, Inc. was accounted for as a purchase at the close of business on December 31, 1992. Sovereign's consolidated balance sheet at December 31, 1992 includes Harmonia. Sovereign's 1992 consolidated results of operations do not include Harmonia's results.

(3) All per share data have been adjusted to reflect all stock dividends and stock splits.

(4) Book Value is calculated using equity divided by common shares and assuming conversion of all outstanding preferred shares.

                      FIRST STATE SELECTED FINANCIAL DATA

     The following table sets forth certain selected historical consolidated financial data for First State. These data are derived in part from, and should be read in conjunction with, among other things, the consolidated financial statements of First State, including the related notes thereto, incorporated by reference in this Proxy Statement/Prospectus. See 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE' and 'AVAILABLE INFORMATION.'



                                                                AT OR FOR THE YEAR ENDED SEPTEMBER 30
                                                        -----------------------------------------------------
                                                          1996       1995       1994       1993       1992
                                                        ---------  ---------  ---------  ---------  ---------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA
Total assets..........................................  $ 610,417  $ 637,020  $ 553,483  $ 476,370  $ 470,520
Loans(1)..............................................    490,037    528,867    446,414    376,620    357,148
Investment securities and mortgage-backed
  securities..........................................     68,537     55,364     59,164     54,168     64,028
Deposits..............................................    554,320    567,710    479,364    432,012    428,402
Borrowings............................................      5,928     23,105     31,738      5,680      5,846
Stockholders' equity..................................     35,236     41,592     37,973     34,179     31,490

OPERATING DATA

Interest income.......................................     49,239     44,349     34,935     34,624     36,479
Interest expense......................................     24,054     21,765     13,448     15,401     20,474
                                                        ---------  ---------  ---------  ---------  ---------
Net interest income before provision for loan
  losses..............................................     25,185     22,584     21,487     19,223     16,005
Provision for loan losses.............................      8,900      1,650      1,892      2,440      2,667
                                                        ---------  ---------  ---------  ---------  ---------
Net interest income after provision for loan losses...     16,285     20,934     19,595     16,783     13,328
Other income..........................................     17,480      6,368      4,150      4,205      3,881
                                                        ---------  ---------  ---------  ---------  ---------
Operating expenses....................................     41,022     22,172     18,881     18,448     16,997
                                                        ---------  ---------  ---------  ---------  ---------
Income (loss) before income tax expense (benefit).....     (7,257)     5,130      4,864      2,540        212
Income tax expense (benefit)..........................     (1,608)     1,132      1,363         15       (504)
Extraordinary item....................................         --         --         --         --         --
                                                        ---------  ---------  ---------  ---------  ---------
Net income (loss).....................................  $  (5,649) $   3,998  $   3,501  $   2,525  $     716
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
Net income (loss) per share...........................  $   (1.40) $    1.01  $    0.91  $    0.65  $    0.19

SELECTED OTHER DATA

Return on average assets..............................      (0.90)%     0.67%      0.70%      0.53%      0.15%
Return on average equity..............................     (13.51)     10.27       9.62       7.56       2.28
Average equity to average assets......................       6.69       6.56       7.27       6.99        6.7
Interest rate spread(2)...............................       4.41       4.25       4.72        4.5       3.94
Net yield on average interest-earning assets(3).......       4.38       4.18       4.73       4.46       3.82
Average interest-earning assets to average interest-
  bearing liabilities.................................       0.99x      0.98x      1.01x      0.99x      0.98x
Book value per share of common stock outstanding......  $    8.97  $   10.71  $    9.89  $    8.86  $    8.17
Dividends paid per share of common stock outstanding..  $    0.22  $    0.21  $    0.12  $      --  $      --
Dividend payout ratio.................................         NM      20.79%     13.19%      0.00%      0.00%
Number of full service offices........................         14         12         12         12         11


------------------
(1) Includes construction and land development loans of $17.6 million, $23.0 million, $19.7 million, $11.3 million, and $19.1 million, at September 30, 1996, 1995, 1994, 1993, and 1992, respectively. Also includes mortgage loans held for resale of $9.1 million, $67.2 million, $3.1 million, $10.9 million, and $10.2 million at September 30, 1996, 1995, 1994, 1993, and 1992, respectively.

(2) Represents the average yield earned on interest-earning assets less the average cost of interest-bearing liabilities.

(3) Represents net interest income as a percentage of average interest-earning assets.

                    PRO FORMA COMBINED FINANCIAL INFORMATION

     The following tables set forth selected unaudited pro forma financial data reflecting the merger.


     The pro forma information has been prepared assuming that First State's stockholders will receive in the Merger 1.225 shares of Sovereign Common Stock for each share of First State Common Stock they own (based on a closing sale price of $13.50 per share of Sovereign Common Stock as of January 15,
1997). This exchange ratio is subject to adjustment based on the Sovereign Market Value as of the Effective Date. See 'THE MERGER -- Terms of the Merger.' The pro forma financial information included in this Proxy Statement/Prospectus is presented for illustrative purposes only. Such pro forma financial information does not necessarily reflect what the actual results of Sovereign would be following completion of the Merger.


     The following pro forma information does not give effect to any potential cost savings or any merger-related expenses which may be realized or incurred as a result of the Merger. See 'THE MERGER -- Management and Operations After the Merger.'

PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET AS OF SEPTEMBER 30, 1996

     The following unaudited pro forma combined condensed balance sheet information reflects (i) the historical consolidated balance sheets of Sovereign and First State as of September 30, 1996 and (ii) the pro forma combined condensed balance sheet of Sovereign as of such date, after giving effect to the Merger. The Merger has been reflected as a pooling-of-interests effective as of September 30, 1996. The pro forma combined condensed balance sheet as of September 30, 1996 utilizes First State historical information as of June 30, 1996. The unaudited information should be read in conjunction with the historical consolidated financial statements of Sovereign and First State, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus. See 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.'

              PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET
                          AS OF SEPTEMBER 30, 1996(1)
                                 (IN THOUSANDS)


                                                                                                     SOVEREIGN
                                                                                                        AND
                                                                                         FIRST      FIRST STATE
                                                                         SOVEREIGN       STATE        COMBINED
                                                                       -------------  -----------  --------------
Cash and amounts due from depository institutions....................  $     122,973  $    13,874  $      136,847
Investment and mortgage-backed securities............................      3,004,939       75,244       3,080,183
Loans................................................................      5,990,552      545,976       6,536,528
Allowance for possible loan losses...................................        (34,018)      (9,125)        (43,143)
Goodwill and other intangible assets.................................        114,524        2,199         116,723
Other assets.........................................................        165,666       37,769         203,435
                                                                       -------------  -----------  --------------

  TOTAL ASSETS.......................................................  $   9,364,636  $   665,937  $   10,030,573
                                                                       -------------  -----------  --------------
                                                                       -------------  -----------  --------------
Deposits.............................................................      5,007,118      589,509       5,596,627
Borrowings...........................................................      3,814,828       32,629       3,847,457
Other Liabilities....................................................         82,609        3,844          86,453
                                                                       -------------  -----------  --------------

  TOTAL LIABILITIES..................................................      8,904,555      625,982       9,530,537
Other Equity.........................................................         68,157       20,863          89,020
Common Stock.........................................................        276,498           39         276,537
Retained Earnings....................................................        115,426       19,053         134,479
                                                                       -------------  -----------  --------------

TOTAL STOCKHOLDERS' EQUITY...........................................        460,081       39,955         500,036
                                                                       -------------  -----------  --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........................  $   9,364,636  $   665,937  $   10,030,573
                                                                       -------------  -----------  --------------
                                                                       -------------  -----------  --------------

------------------
(1) Reflects First State historical financial information as of June 30, 1996. For historical financial information for First State's fiscal year ended September 30, 1996, reference should be made to First State's 1996 Annual Report to Stockholders, which accompanies this Proxy Statement/Prospectus.

        PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 AND THE YEARS
                     ENDED DECEMBER 31, 1995, 1994 AND 1993

     The following unaudited pro forma combined condensed statements of income reflect the historical consolidated statements of income of Sovereign and First State, as indicated below, for each period presented and the pro forma combined condensed statements of income of Sovereign, after giving effect to the Merger. The Merger has been reflected as a pooling-of-interests. See 'THE MERGER -- Accounting Treatment.' The pro forma combined condensed statements of income for the nine-month periods ended September 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993 were prepared on the assumption that the Merger had been effected as of the beginning of the applicable nine-month or annual period for Sovereign or First State, as the case may be. The pro forma combined condensed statements of income for the years ended December 31, 1995, 1994 and 1993 and for the nine-month periods ended September 30, 1996 and 1995 utilize First State historical financial information for the years ended September 30, 1995, 1994 and 1993 and the nine-month periods ended June 30, 1996 and 1995, respectively. The unaudited information should be read in conjunction with the historical consolidated financial statements of Sovereign and First State, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus. See 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.'

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                       SOVEREIGN
                                                                                                          AND
                                                                                             FIRST    FIRST STATE
                                                                               SOVEREIGN     STATE     COMBINED
                                                                              -----------  ---------  -----------
Interest income.............................................................  $   451,794  $  36,494  $   488,288
Interest expense............................................................      290,785     17,780      308,565
                                                                              -----------  ---------  -----------
Net interest income.........................................................      161,009     18,714      179,723
Provision for possible loan losses..........................................        1,516      5,600        7,116
                                                                              -----------  ---------  -----------
Net interest income after provision for possible loan losses................      159,493     13,114      172,607
                                                                              -----------  ---------  -----------
Other non-interest income...................................................       17,032     12,466       29,498
Non-interest expense........................................................      124,110     26,381      150,491
                                                                              -----------  ---------  -----------
Income (loss) before taxes..................................................       52,415       (801)      51,614
Income taxes................................................................       19,911        195       20,106
                                                                              -----------  ---------  -----------
Net income (loss)...........................................................  $    32,504  $    (996) $    31,508
                                                                              -----------  ---------  -----------
                                                                              -----------  ---------  -----------
Earnings (loss) per share...................................................        $0.55     $(0.25)       $0.49
                                                                              -----------  ---------  -----------
                                                                              -----------  ---------  -----------

------------------

(1) Reflects First State historical financial information for the nine months ended June 30, 1996. First State historical financial data for the nine months ended June 30, 1996 do not include the one-time after-tax charge of $2.0 million relating to the SAIF recapitalization (see 'SUMMARY -- Recent Developments') or an after-tax charge of a total of $3.1 million relating to loan loss provisions and writedowns of real estate owned taken by First State during the quarter ended September 30, 1996. For historical information for First State's fiscal year ended September 30, 1996, reference should be made to First State's 1996 Annual Report to Stockholders, which accompanies this Proxy Statement/Prospectus.

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                       SOVEREIGN
                                                                                                          AND
                                                                                             FIRST    FIRST STATE
                                                                               SOVEREIGN     STATE     COMBINED
                                                                              -----------  ---------  -----------

Interest income.............................................................  $   356,456  $  32,507  $   388,963
Interest expense............................................................      228,668     15,545      244,213
                                                                              -----------  ---------  -----------
Net interest income.........................................................      127,788     16,962      144,750
Provision for possible loan losses..........................................          750      1,100        1,850
                                                                              -----------  ---------  -----------
Net interest income after provision for possible loan losses................      127,038     15,862      142,900
                                                                              -----------  ---------  -----------
Other non-interest income...................................................       19,055      4,543       23,598
Non-interest expense........................................................       84,168     16,109      100,277
                                                                              -----------  ---------  -----------
Income before taxes.........................................................       61,925      4,296       66,221
Income taxes................................................................       21,214      1,389       22,603
                                                                              -----------  ---------  -----------
Net income..................................................................  $    40,711  $   2,907  $    43,618
                                                                              -----------  ---------  -----------
                                                                              -----------  ---------  -----------
Earnings per share..........................................................        $0.73      $0.75        $0.72
                                                                              -----------  ---------  -----------
                                                                              -----------  ---------  -----------


------------------
(1) Reflects First State historical financial information for the nine months ended June 30, 1995.

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                    FOR THE YEAR ENDED DECEMBER 31, 1995(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                       SOVEREIGN
                                                                                                          AND
                                                                                             FIRST    FIRST STATE
                                                                               SOVEREIGN     STATE     COMBINED
                                                                              -----------  ---------  -----------
Interest income.............................................................  $   493,031  $  44,349  $   537,380
Interest expense............................................................      318,805     21,765      340,570
                                                                              -----------  ---------  -----------
Net interest income.........................................................      174,226     22,584      196,810
Provision for possible loan losses..........................................        1,000      1,650        2,650
                                                                              -----------  ---------  -----------
Net interest income after provision for possible loan losses................      173,226     20,934      194,160
                                                                              -----------  ---------  -----------
Other non-interest income...................................................       25,829      6,368       32,197
Non-interest expense........................................................      113,108     22,172      135,280
                                                                              -----------  ---------  -----------
Income before taxes.........................................................       85,947      5,130       91,077
Income taxes................................................................       29,539      1,132       30,671
                                                                              -----------  ---------  -----------
Net income..................................................................  $    56,408  $   3,998  $    60,406
                                                                              -----------  ---------  -----------
                                                                              -----------  ---------  -----------
Earnings per share..........................................................        $1.00      $1.01        $0.98
                                                                              -----------  ---------  -----------
                                                                              -----------  ---------  -----------

------------------
(1) Reflects First State historical financial information for the fiscal year ended September 30, 1995.

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                    FOR THE YEAR ENDED DECEMBER 31, 1994(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                       SOVEREIGN
                                                                                                          AND
                                                                                             FIRST    FIRST STATE
                                                                               SOVEREIGN     STATE     COMBINED
                                                                              -----------  ---------  -----------
Interest income.............................................................  $   354,141  $  34,935  $   389,076
Interest expense............................................................      198,741     13,448      212,189
                                                                              -----------  ---------  -----------
Net interest income.........................................................      155,400     21,487      176,887
Provision for possible loan losses..........................................        4,100      1,892        5,992
                                                                              -----------  ---------  -----------
Net interest income after provision for possible loan losses................      151,300     19,595      170,895
                                                                              -----------  ---------  -----------
Other non-interest income...................................................       14,554      4,150       18,704
Non-interest expense........................................................       90,989     18,881      109,870
                                                                              -----------  ---------  -----------
Income before taxes.........................................................       74,865      4,864       79,729
Income taxes................................................................       28,467      1,363       29,830
                                                                              -----------  ---------  -----------
Net income..................................................................  $    46,398  $   3,501  $    49,899
                                                                              -----------  ---------  -----------
                                                                              -----------  ---------  -----------
Earnings per share..........................................................        $0.90      $0.91        $0.89
                                                                              -----------  ---------  -----------
                                                                              -----------  ---------  -----------

------------------
(1) Reflects First State historical financial information for the fiscal year ended September 30, 1994.

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                    FOR THE YEAR ENDED DECEMBER 31, 1993(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                       SOVEREIGN
                                                                                                          AND
                                                                                             FIRST    FIRST STATE
                                                                               SOVEREIGN     STATE     COMBINED
                                                                              -----------  ---------  -----------
Interest income.............................................................  $   282,790  $  34,624  $   317,414
Interest expense............................................................      153,318     15,401      168,719
                                                                              -----------  ---------  -----------
Net interest income.........................................................      129,472     19,223      148,695
Provision for possible loan losses..........................................        8,650      2,440       11,090
                                                                              -----------  ---------  -----------
Net interest income after provision for possible loan losses................      120,822     16,783      137,605
                                                                              -----------  ---------  -----------
Other non-interest income...................................................       15,167      4,205       19,372
Non-interest expense........................................................       77,377     18,448       95,825
                                                                              -----------  ---------  -----------
Income before taxes.........................................................       58,612      2,540       61,152
Income taxes................................................................       22,998         15       23,013
                                                                              -----------  ---------  -----------
Net income..................................................................  $    35,614  $   2,525  $    38,139
                                                                              -----------  ---------  -----------
                                                                              -----------  ---------  -----------
Earnings per share..........................................................        $0.70      $0.65        $0.69
                                                                              -----------  ---------  -----------
                                                                              -----------  ---------  -----------

------------------
(1) Reflects First State historical financial information for the fiscal year ended September 30, 1993.

                                  THE MEETING

MATTERS TO BE CONSIDERED AT THE MEETING

     At the Special Meeting, the stockholders of First State will consider and vote upon the approval and adoption of the Merger Agreement. In addition to the Merger Agreement, stockholders of First State are being asked to approve a proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to constitute a quorum or approve the Merger Agreement (the 'Adjournment Proposal'). Stockholders will also consider and vote upon such other matters, if any, as may be properly brought before the Special Meeting.

     THE BOARD OF DIRECTORS OF FIRST STATE HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE ADJOURNMENT PROPOSAL, AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR APPROVAL OF THE ADJOURNMENT PROPOSAL.

VOTE REQUIRED

     The presence in person or by proxy of the holders of a majority of the outstanding First State Common Stock entitled to vote at the Special Meeting is required to constitute a quorum at the Special Meeting. The affirmative vote of a majority of the outstanding shares of First State Common Stock entitled to be voted is required to approve the Merger Agreement. The affirmative vote of a majority of the votes cast at the Special Meeting, assuming a quorum is present, is required to approve the Adjournment Proposal. Except as provided in the following paragraph, each share of First State Common Stock entitles its holder to one vote with respect to all matters properly submitted for action at the Special Meeting.


     As provided in First State's Certificate of Incorporation, record holders of First State Common Stock who beneficially own in excess of 10% of the outstanding shares of First State Common Stock (the 'Limit') are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. First State's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board to implement and apply the Limit. The Board of Directors of First State is not aware of any person who beneficially owns shares of First State Common Stock in excess of the Limit with respect to the matters to be considered at the Special Meeting.



     The directors and executive officers of First State have agreed to vote all shares of First State Common Stock that they own on the Record Date in favor of the Merger Agreement. At December 31, 1996, directors and executive officers of First State owned approximately 460,206 shares of First State Common Stock, or approximately 11.7% of the then outstanding shares of First State Common Stock that are entitled to be voted at the Special Meeting.


     Under applicable law and Sovereign's Articles of Incorporation, Sovereign's shareholders are not required to approve the Merger Agreement or the issuance of Sovereign Common Stock in connection with the Merger.

VOTING OF PROXIES


     Shares represented by all properly executed proxies received prior to the Special Meeting and not revoked prior to exercise will be voted in the manner specified by the holders thereof. Executed proxies which do not contain voting instructions will be voted in favor of approval and adoption of the Merger Agreement and the Adjournment Proposal. Abstentions may be specified on the proxy card. Abstentions and broker nonvotes will be considered present for purposes of determining the presence of a quorum, but as unvoted on the matters as to which abstention has been specified. For the vote on the Merger Agreement, abstentions and broker nonvotes will have the same effect as a negative vote because the affirmative vote of not less than a majority of the outstanding shares of First State Common Stock is required to approve the Merger Agreement. For any vote on adjournment, abstentions will have the same effect as a negative vote and broker nonvotes will have no effect.

     It is not expected that any matter, other than those referred to herein, will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed form does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of First State a duly executed revocation or a proxy bearing a later date, or by voting in person at the Special Meeting. Attendance, without voting in person at the Special Meeting, will not of itself constitute revocation of a proxy. If a stockholder's shares are not held in the stockholder's name, such stockholder will need additional documentation from the record holder in order to vote personally at the Special Meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


     The record date for the Special Meeting is January 6, 1997 (the 'Record Date'). Only stockholders of record of First State at the close of business on the Record Date will be entitled to receive notice of the Special Meeting or any adjournment thereof, and only stockholders of record of First State Common Stock at that time will be entitled to vote at the Special Meeting. On the Record Date, First State had issued and outstanding 3,929,455 shares of First State Common Stock, which were owned by approximately 1,100 stockholders of record.


SOLICITATION OF PROXIES


     First State will bear the cost of the solicitation of proxies from its stockholders, except that (i) Sovereign and First State will share equally the cost of printing and mailing this Proxy Statement/Prospectus and (ii) if Sovereign requests First State to retain a proxy solicitor in connection with the solicitation of First State stockholder approval of the Merger Agreement, Sovereign will bear the expense of such proxy solicitor. First State has engaged Kissell-Blake, Inc. to assist in connection with the solicitation of First State stockholder approval at a cost of $4,500, plus out-of-pocket expenses. In addition to solicitations by mail, the directors, officers and employees of First State and its subsidiaries may solicit proxies from First State stockholders by telephone, telefacsimile, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and First State will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.



     STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. AS DESCRIBED BELOW UNDER THE CAPTION 'THE MERGER -- EXCHANGE OF FIRST STATE STOCK CERTIFICATES,' EACH FIRST STATE STOCKHOLDER WILL BE PROVIDED WITH MATERIALS FOR EXCHANGING SHARES OF FIRST STATE COMMON STOCK AS PROMPTLY AS PRACTICABLE AFTER THE EFFECTIVE DATE.

                                   THE MERGER

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATION OF THE FIRST STATE BOARD OF DIRECTORS

  Background of the Merger

     From time to time, the Board of Directors of First State has reviewed its strategic alternatives for enhancing profitability and maximizing stockholder value. The changing competitive situation in banking and financial services on a nation-wide basis and in particular with respect to New Jersey, has been evidenced by considerable consolidation activity in recent years. During the past few years, the increasing size of competitors and the benefits that an increased scale of operation contribute to supporting product innovations and technological improvements has led First State to recognize that a combination or consolidation with a larger financial services entity could be beneficial to both First State stockholders and First DeWitt customers.

     In September 1995, Jay S. Sidhu, Sovereign's President and Chief Executive Officer, contacted Michael J. Quigley, III, First State's Chairman, President and Chief Executive Officer, regarding First State's interest in a possible merger with and into Sovereign. As a result of this telephone call, a luncheon meeting between Messrs. Sidhu and Quigley was arranged and held in late September 1995. Following this meeting, Sovereign entered into a confidentiality agreement with First State for the purpose of allowing Sovereign to commence a due diligence investigation of First State. At approximately that time, First State authorized MB&D to contact a limited number of institutions, to be identified by MB&D and including one institution that had from time to time expressed to Mr. Quigley an interest in acquiring First State, as to their possible interest in a merger transaction with First State. A total of four companies were contacted, and two companies, in addition to Sovereign, conducted a due diligence review of First State. At a regular board meeting held in October 1995, the Board of Directors of First State was apprised of developments regarding possible merger transactions. MB&D was in attendance at this meeting, as was counsel to First State. The directors were advised of their fiduciary duties in general and in particular with respect to mergers, and a determination was made to proceed with discussions regarding a possible merger transaction. Continued discussions were held thereafter with the various parties, but by the end of November, negotiations were continuing with only Sovereign, based on pricing considerations. Special meetings of the Board of Directors of First State were held on the 5th and 13th of December 1995 to review and discuss a proposed merger agreement between Sovereign and First State. However, at a regular Board of Directors meeting on December 22, a determination was made to terminate discussions with Sovereign due to a disagreement over pricing terms.


     In 1996, the Board actively reviewed with management, and in consultation with MB&D, its options for maximizing stockholder value. As a result of this review, at a meeting held on April 25, 1996, the Board of Directors adopted a strategic restructuring plan, pursuant to which First State would offer for sale seven branch offices that were located outside of its primary market areas of Essex and Morris Counties, New Jersey, implement a comprehensive expense reduction program, and liquidate substantially all nonperforming assets by March 31, 1997. First State publicly announced the Board's action in this regard, and also disclosed that, as a result of the strategic restructuring plan, First State would make significant additional provisions for loan losses for the quarter ending June 30, 1996. Following the issuance of the press release, Mr. Sidhu contacted Mr. Quigley, to again express Sovereign's interest in acquiring First State in its entirety, and not just the branches outside of Morris and Essex Counties, New Jersey. Other parties contacted First State at this time regarding the branch sales. Sovereign requested to and again commenced a due diligence investigation of First State. One other company that had conducted a due diligence investigation in 1995 again requested and received due diligence information regarding an acquisition of the entire company. However, this company again declined to pursue an interest in a merger transaction.


     At a regular meeting held on June 19, 1996, the Board of Directors of First State was apprised of the expressions of renewed interest in acquiring First State and the Board authorized management and

First State's advisors to continue discussions with Sovereign. At a special meeting held on June 24, 1996, the Board of Directors of First State reviewed with First State's senior management officials, financial advisors and legal counsel, the terms of the Merger, the Merger Agreement and the Stock Option Agreement and the transactions contemplated thereby, as well as the background of the transactions, the potential financial and strategic benefits of the transactions, the results of due diligence reviews, financial and valuation analyses of the transactions and the terms of the proposed agreements, including the exchange ratio. The Board of Directors again discussed with counsel its fiduciary duties in connection with merger transactions. At the meeting, MB&D rendered its opinion that, as of June 24, 1996, the consideration to be paid by Sovereign in the Merger was fair to First State stockholders from a financial point of view. At such meeting, the First State Board of Directors unanimously adopted and approved the Merger, the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby.



     The Merger Agreement initially provided for First State stockholders to receive that number of shares of Sovereign Common Stock as equalled $14.75 divided by the Sovereign Market Value (which is determined by reference to the average price of Sovereign Common Stock for the ten trading days preceding the Effective Date), if the Sovereign Market Value was between $9.00 and $11.45. If the Sovereign Market Value was greater than $11.45, First State stockholders would receive 1.29 shares of Sovereign Common Stock and, if the Sovereign Market Value was less than $9.00, First State stockholders would receive 1.64 shares of Sovereign Common Stock. If the Sovereign Market Value was less than $8.00, then First State had the right to terminate the Merger Agreement, unless Sovereign agreed to increase the exchange ratio to an amount which, when multiplied by the Sovereign Market Value, equaled $13.12. The Merger Agreement also included a provision that allowed Sovereign to terminate the Merger Agreement if certain asset quality measures were triggered, including if the aggregate deficiencies in the current appraised values of commercial real estate assets securing commercial real estate loans necessary to maintain an 80% loan to value ratio for each loan exceeded $1,000,000 (the 'Commercial Real Estate Termination Right').


     In late November 1996, Sovereign informed First State of its view, based on its continued review of First State's commercial real estate assets, that the Commercial Real Estate Termination Right was applicable, and requested to revise the Merger Agreement. Based on negotiations between First State and Sovereign, an amendment to the Merger Agreement was proposed (the 'Merger Agreement Amendment'), which revised the exchange ratio to provide that First State stockholders are to receive that number of shares of Sovereign Common Stock as will equal $14.75 divided by the Sovereign Market Value, if the Sovereign Market Value is equal to or greater than $8.00 and less than or equal to $12.04. If the Sovereign Market Value is greater than $12.04, First State stockholders will receive 1.225 shares of Sovereign Common Stock and, if the Sovereign Market Value is less than $8.00, First State stockholders will receive 1.84 shares of Sovereign Common Stock. First State retained the right to terminate the Merger Agreement if the Sovereign Market Value is less than $8.00, unless Sovereign agrees to increase the exchange ratio to an amount which, when multiplied by the Sovereign Market Value, equals $14.75. The Merger Agreement Amendment also eliminates certain termination rights previously held by Sovereign under the Merger Agreement, which termination rights were specific to the asset quality of First State. A special meeting of the Board of Directors of First State was held on November 25, and in consultation with its financial and legal advisors, the Board agreed to the Amendment. A joint press release was issued on November 26 announcing the Merger Agreement Amendment.

  Reasons for the Merger

  Sovereign's Reasons for the Merger.

     Sovereign's acquisition strategy consists of identifying financial institutions with business philosophies that are similar to Sovereign, which operate in strong markets that are geographically compatible with Sovereign, are financially sound and can be acquired at reasonable cost. Acquisitions are also evaluated in terms of asset quality, interest rate risk, potential operating efficiencies and management capabilities.

     In determining the terms of its offer for First State and whether to enter into the Merger Agreement, Sovereign's Board of Directors considered a number of factors, including the following: (i) the financial condition, operating results and future prospects of Sovereign and First State, (ii) historical pro forma financial information on the Merger, including, among other things, pro forma book value and earnings per share information, dilution analysis and capital ratio impact information, (iii) a comparison of the price being paid in this Merger to other comparable financial institution mergers, based, among other things, on multiples of book value and earnings, and (iv) the historical trading prices for First State Common Stock and Sovereign Common Stock.

     In the view of Sovereign's Board of Directors, the Merger is a strategic acquisition for Sovereign that provides a natural extension of its existing New Jersey community bank franchise by establishing a strong presence in Essex County, New Jersey. In addition, First State branches located outside of Essex County will complement Sovereign's existing New Jersey franchise.

     In approving the transaction, the Sovereign Board did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process, although individual directors may have given one or more factors more weight than other factors.

     The emphasis of the Sovereign Board's discussion in considering the transaction, however, was on the financial aspects of the transaction, particularly (i) the strategic fit and enhanced franchise value discussed above, including pro forma market share information relating to deposits, (ii) perceived opportunities to reduce operating expenses relating to First State's operations, (iii) provisions of the Merger Agreement relating to credit quality, including provisions granting Sovereign the right to terminate the Merger Agreement under certain circumstances relating to weakened credit quality (see 'THE MERGER -- Termination; Effect of Termination'), and (iv) pricing provisions of the Merger Agreement, which provide for a fixed price of $14.75 in value of Sovereign Common Stock for each share of First State Common Stock in the event Sovereign Common Stock is trading between $8.00 and $12.04 per share and a fixed exchange ratio in the event Sovereign Common Stock is trading outside such range.

  First State's Reasons for the Merger.

     The First State Board has determined that the Merger and the Merger Agreement, as amended, are fair to, and in the best interests of, First State and its stockholders. In reaching this determination, the First State Board consulted with its financial advisor, MB&D, with respect to the financial aspects and fairness of the transaction. In arriving at its determination, the First State Board also considered a number of factors which indicated that the Merger should produce an institution that is well capitalized, and one which will enjoy an enhanced operational and strategic value and that should foster the potential for future earnings growth. The factors considered by the First State Board included, but were not limited to, the following:

          (i) Information concerning the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of First State and Sovereign, both individually and as combined.


          (ii) The financial advice rendered by MB&D, as financial advisor to First State, that the Exchange Ratio is fair, from a financial point of view, to First State stockholders. See '-- Opinion of Financial Advisor.'


          (iii) The terms of the Merger Agreement, as amended, the Stock Option Agreement and the other documents executed in connection with the Merger.

          (iv) The tax-free nature of the transaction to First State's stockholders, for federal income tax purposes. See '-- Federal Income Tax Consequences of the Merger.'

          (v) The historical trading prices for First State Common Stock and for Sovereign Common Stock.

          (vi) The anticipated cost savings and efficiencies available to the combined company as a result of the Merger.

          (vii) The current and prospective economic, competitive and regulatory environment facing each institution and other financial institutions.

          (viii) First State's alternatives to the Merger, including the interest expressed by other institutions and the strategic restructuring plan adopted by the Board after negotiations were terminated in December 1995.

          (ix) The provisions of the Merger Agreement allowing First State to terminate the Merger Agreement if the Sovereign Market Value is less than $8.00, unless Sovereign provides First State stockholders with $14.75 of Sovereign Market Value.

     The Board of Directors also took into account that First State stockholders would have the opportunity to participate in the future growth of Sovereign by obtaining Sovereign Common Stock in the Merger. The Board noted that First DeWitt, as part of an interstate savings institution holding company of greater size and resources, should be able to provide its customers with a greater range of services and should become a stronger competitor in its existing markets. The Board of Directors of First State believes that the Merger will result in a stronger and more effective competitor in First State's market, better able to compete effectively in the rapidly changing marketplace for banking and financial services and to take advantage of opportunities that might not be available to First State on its own. The First State Board of Directors believes that the Merger will provide First DeWitt's customers with a broader range of products and services, as well as greater convenience. In reaching their determinations to approve and recommend the Merger, the First State Board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have given differing weights to different factors.

  Recommendation of the First State Board of Directors.

     THE BOARD OF DIRECTORS OF FIRST STATE BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR AND IN THE BEST INTERESTS OF FIRST STATE'S STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF FIRST STATE UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF FIRST STATE APPROVE THE MERGER AGREEMENT.

TERMS OF THE MERGER

     Upon completion of the Merger, the separate legal existence of First State will cease. All property, rights, powers, duties, obligations and liabilities of First State will automatically be transferred to Sovereign, in accordance with Pennsylvania and Delaware law. Sovereign, as the surviving corporation, will be governed by the Articles of Incorporation and Bylaws of Sovereign in effect immediately prior to completion of the Merger. The directors and executive officers of Sovereign prior to the Merger will continue, in their respective capacities, as the directors and executive officers of Sovereign after the Merger.

     Upon completion of the Merger, each outstanding share of Sovereign Common Stock and related stock purchase rights will continue to be outstanding as an identical share of Sovereign Common Stock and related stock purchase rights. Under the Merger Agreement, each outstanding share of First State Common Stock on the Effective Date will be converted into such number of shares of Sovereign Common Stock, and related stock purchase rights, as shall equal $14.75 divided by the average of the mean between the high bid and low asked prices of a share of Sovereign Common Stock (as reported on the Nasdaq National Market) for the ten consecutive trading days immediately preceding the Effective Date of the Merger (the 'Sovereign Market Value'). This exchange ratio is subject to possible adjustment in the event that the Sovereign Market Value as of the Effective Date of the

Merger is less than $8.00 or greater than $12.04 per share (such exchange ratio, as adjusted, is hereinafter referred to as the 'Exchange Ratio').

     If the Sovereign Market Value is less than $8.00, then the Exchange Ratio will be 1.840 shares of Sovereign Common Stock, and related stock purchase rights, for each outstanding share of First State Common Stock (the 'Maximum Fixed Share Alternative').

     If the Sovereign Market Value is greater than $12.04, then the Exchange Ratio will be 1.225 shares of Sovereign Common Stock, and related stock purchase rights, for each outstanding share of First State Common Stock (the 'Minimum Fixed Share Alternative').

     If, on the Effective Date, the Sovereign Market Value is less than $8.00, the Merger Agreement may be terminated by First State, subject to the right of Sovereign to increase the Exchange Ratio to an amount which when multiplied by the Sovereign Market Value as of the Closing Date equals $14.75. See 'Termination; Effect of Termination' herein.

     First State's stockholders will receive cash in lieu of fractional shares of Sovereign Common Stock. See 'Exchange of First State Stock Certificates' herein.


     If Sovereign, at any time before completion of the Merger, pays or effects a stock dividend, stock split, reverse stock split or reclassification of Sovereign Common Stock and the Minimum Fixed Share Alternative or the Maximum Fixed Share Alternative is applicable, then the Exchange Ratio will be adjusted so that each First State stockholder would be entitled to receive such number of shares of Sovereign Common Stock as such stockholder would have been entitled to receive if the Effective Date occurred prior to the happening of such event.


     As of the Record Date, directors and executive officers of First State and/or First DeWitt have been granted options to purchase 370,600 shares of First State Common Stock (the 'Management Options'). On the Effective Date, each Management Option, whether or not such Management Option is exercisable on the Effective Date, shall cease to be outstanding and shall be converted on the Effective Date into and become an option to acquire that number of shares of Sovereign Common Stock equal to the number of shares of First State Common Stock covered by the Management Option multiplied by the Exchange Ratio, at an exercise price equal to the present stated exercise price of such option divided by the Exchange Ratio. Shares issuable upon the exercise of such options to acquire Sovereign Common Stock shall be issuable in accordance with the terms of the respective plans and grant agreements under which they were issued.


     The Sovereign Common Stock and cash to be received by the holders of First State Common Stock (including the holders of options to acquire First State Common Stock) in exchange for each share of First State Common Stock (including shares subject to options) may be referred to herein as the 'Merger Consideration.'


OPINION OF FINANCIAL ADVISOR


     McConnell, Budd & Downes, Inc. ('MB&D') has acted as financial advisor to First State on a contractual basis since 1994. MB&D has advised First State on numerous facets of its strategic planning process. MB&D advised First State in connection with the proposed merger with Sovereign. Throughout this process representatives of MB&D met with both management and the Board of Directors of First State on a regular basis.



     MB&D was retained based on its qualifications and experience in the financial analysis of banking and thrift institutions, knowledge of the New Jersey banking markets in particular and the banking markets in the North Eastern part of the United States in general, and its experience with merger and acquisition transactions involving banking institutions. MB&D is also a NASDAQ broker-dealer specializing in the securities of banking and thrift entities and produces equity research for institutional and high net-worth investors in the securities of financial institutions. In the ordinary course of business, MB&D may trade the equity securities of First State and Sovereign for its own account and for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities. In addition, various employees of MB&D may from time to time hold positions in the securities of a wide variety of financial institutions, including First State and Sovereign. MB&D has also served as a market maker in First State Common Stock since 1994.

     MB&D has delivered its written opinion as of the date of this Proxy Statement/Prospectus, that, subject to the limitations set forth in the opinion, the Exchange Ratio (including the maximum and minimum Exchange Ratios permitted) provided for in the Merger Agreement Amendment is fair to the holders of First State Common Stock from a financial point of view. MB&D delivered its initial oral opinion on June 24, 1996. Due to the execution of the Merger Agreement Amendment, MB&D delivered a supplementary oral opinion after consideration of the effects of the Merger Agreement Amendment to First State's Board on November 25, 1996.


     THE FULL TEXT OF THE OPINION OF MB&D DATED JANUARY 15, 1997 THAT SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN IS ATTACHED HERETO AS ANNEX C. FIRST STATE'S STOCKHOLDERS ARE URGED TO READ BOTH THIS SECTION AND THE OPINION IN THEIR ENTIRETY. MB&D'S OPINION IS DIRECTED TO THE POSSIBLE RANGE OF EXCHANGE RATIOS THAT MAY BE OBTAINED IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF FIRST STATE COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MB&D SET FORTH IN THIS PROXY STATEMENT PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ITSELF. THE CONCLUSION OF THE ORAL OPINION OF NOVEMBER 25, 1996 IS THE SAME AS THE CONCLUSION OF THE OPINION THAT APPEARS IN ANNEX C.



     In arriving at its opinion, MB&D (i) reviewed the executed Merger Agreement, the executed Merger Agreement Amendment, the executed Stock Option Agreement, and a final draft of this Prospectus/Proxy Statement in substantially the form to be mailed to stockholders; (ii) reviewed publicly available business and financial information concerning Sovereign and First State and certain internal financial information and financial projections shared with MB&D by the management of First State and Sovereign respectively; (iii) held discussions with members of the senior management of First State concerning the past and current results of operations, its current financial condition and management's opinion of the bank's future prospects; (iv) held discussions with members of the senior management of Sovereign concerning the past and current results of operations, its current financial condition and management's opinion of the banks' future prospects; (v) reviewed the specific acquisition analysis models employed by MB&D to evaluate potential business combinations of banking companies; (vi) considered certain financial and stock market data of Sovereign (including historical reported price and trading volume) and compared that information with similar information for other publicly held bank and thrift holding companies; (vii) reviewed a number of other recently announced transactions involving the acquisition of banking institution; and (viii) performed such other studies and analyses as MB&D considered appropriate under the circumstances associated with this particular transaction.



     MB&D's opinion takes into account its assessment of general economic, market and financial conditions, its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking and thrift industry generally. For purposes of reaching its opinion, MB&D has assumed and relied upon the accuracy and completeness of the information provided to it by First State and Sovereign, and does not assume any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of either First State or Sovereign. With respect to the financial projections reviewed by MB&D in the course of rendering its opinion, MB&D has assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each of First State and Sovereign as to the most likely future performance of their respective companies. Finally, MB&D has not been furnished with any independent appraisals of the assets or liabilities of Sovereign.


     The following is a summary of the analyses employed by MB&D in connection with rendering its written opinion as to the fairness of the Exchange Ratio to the holders of First State Common Stock from a financial point of view. Given that it is a summary, it is by definition not a complete and comprehensive description of all the analyses performed, or an enumeration of all matters considered by MB&D in arriving at its opinion. The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. In arriving at its fairness opinion, MB&D did not attribute any particular weight to any one specific analysis or factor considered by it and made qualitative as well as quantitative judgments as to the significance of each analysis and factor. Therefore, MB&D believes that its analysis must be considered as a whole and believes that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion. In its analyses, MB&D has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of either First State or Sovereign.

     Estimates that comprise a part of MB&D's analysis are not necessarily indicative of actual value or predictive of future results or values. Estimates of values referenced in any such analysis are not intended to be appraisals and may not reflect the price at which the companies or their securities may actually be sold.

     The following is a summary of the analyses completed by MB&D in connection with rendering and reaffirming its opinion.

  ANALYSIS OF THE EXCHANGE RATIO AS AMENDED:

     The consideration to be received per share of First State Common Stock would be the number of shares of Sovereign Common Stock with a market value (based on the average of the mean between the high bid and low asked prices of a share of Sovereign Common Stock for the ten consecutive trading days immediately preceding the Effective Date of the merger, 'Sovereign Market Value') of $14.75 constrained by a minimum exchange of 1.225 shares of Sovereign Common Stock and a maximum exchange of 1.84 shares of Sovereign Common Stock ('Exchange Ratio Collar'). The Merger Agreement Amendment executed on November 25, 1996 changed the minimum and maximum number of Sovereign shares to be received per share of First State Common Stock. Prior to being amended, the minimum number of Sovereign shares to be exchanged per share of First State was 1.29 shares and the maximum number of Sovereign shares to be exchanged per share of First State was 1.66 shares.

     MB&D considered the effect of the Exchange Ratio Collar as amended. The effect of said collar is that stockholders of First State could receive Sovereign Common Stock valued at greater than $14.75 per share of First State if the Sovereign Market Value is greater than $12.04. The Exchange Ratio at this price level is 1.225 shares of Sovereign for every share of First State. This is the minimum number of Sovereign shares that will be exchanged for each share of First State Common Stock. If the Sovereign Market Value is $12.04 or greater the Exchange Ratio becomes fixed at 1.225 shares of Sovereign for each share of First State. If the Sovereign Market Value is greater than $12.04, then the value of the 1.225 shares of Sovereign Common Stock to be exchanged for each First State share will be greater than $14.75.

     The amended Exchange Ratio provides for a maximum Exchange Ratio of 1.84 shares of Sovereign Common Stock per share of First State Common Stock. Prior to being amended, the Merger Agreement had constrained the maximum at 1.66 shares of Sovereign Common Stock. If the Sovereign Market Value is $8.00 or greater, each share of First State Common Stock will be exchanged for the number of shares of Sovereign Common Stock equal in value to $14.75. If the Sovereign Market Value is less than $8.00, the maximum number of Sovereign Common Stock (1.84 shares) will be exchanged. If the Sovereign Market Value is less than $8.00, then the value of the 1.84 shares of Sovereign to be exchanged for each First State share will be less than $14.75. First State has the right to terminate the transaction if the Sovereign Market Value is less than $8.00.

     The closing price of Sovereign Common Stock on January 15, 1997 ('Current Market Price') was $13.50. Assuming $13.50 represented the Sovereign Market Value, each share of First State Common Stock would currently have value equal to $16.54 in Sovereign Common Stock.



     First State shareholders are exposed to the risk of receiving less than $14.75 in value only if the Sovereign Market Value calculates to be less than $8.00 and First State does not elect to terminate the Merger Agreement. This value is 40.74% lower than Sovereign's Current Market Price of $13.50.


  TRANSACTION VALUE:

     $14.75 of value in Sovereign Common Stock per share of First State Common Stock assuming the Sovereign Market Value falls within the Exchange Ratio collar. An aggregate transaction value of $63,479,058.75 would result from such assumptions.


     $16.54 of value in Sovereign Common Stock per share of First State Common Stock assuming the Sovereign Market Value equaled the Current Market Price of $13.50. An aggregate transaction value of $71,171,860 would result from such assumptions.


  TRANSACTION MULTIPLES:

  o MULTIPLE OF EARNINGS:

     Based upon an assumed value of $14.75 per share of First State

     16.44 times reported earnings for the trailing 12 months ended March 31, 1996.

     The earnings multiple as compared to earnings for the fiscal year ended September 30, 1996 is not measurable. Due to the SAIF assessment and asset quality concerns, First State reported a loss for the period.

     11.47 times First State's projected earnings for the fiscal year ending September 30, 1997.


     Based upon an assumed value of $16.54 per share of First State



     $18.44 times reported earnings for the trailing 12 months ended March 31, 1996.



     The earnings multiple as compared to earnings for the fiscal year ended September 30, 1996 is not measurable. Due to the SAIF assessment and asset quality concerns, First State reported a loss for the period.



     $12.86 times First State's projected earnings for the fiscal year ending September 30, 1997.



  o MULTIPLE OF BOOK VALUE:



     Based upon the assumed value of $14.75 per share of First State



     1.92 times tangible book value as of September 30, 1996.



     Based upon the assumed value of $16.54 per share of First State



     2.15 times tangible book value as of September 30, 1996.



  o MULTIPLE OF MARKET VALUE:



     The consideration of Sovereign Common Stock with a value of $14.75 per share of First State Common Stock represented a 47.5% premium to the market price reported by NASDAQ as of close of business on June 24, 1996 (the day prior to the announcement of the execution of the Merger Agreement).

  o SPECIFIC ACQUISITION ANALYSIS:

     MB&D employs a number of proprietary analysis models to examine hypothetical transactions involving banking and/or thrift companies. The models use forecast earnings data, selected current period balance sheet and income statement data, current market and trading information and a number of assumptions as to interest rates for borrowed funds, opportunity costs of funds, discount rates, dividend streams, effective tax rates and transaction structures (the alternative or combinative uses of common equity, cash, debt or other securities to fund a transaction). The models distinguish between purchase and pooling accounting treatments and inquire into the likely economic feasibility of a given hypothetical transaction, at a given price level or specified exchange rate and employing a specified transaction structure. The models also permit an examination of the capital adequacy of the pro forma institution.

     In connection with the agreement, MB&D evaluated the range of possible exchange ratios in a pooling transaction where the consideration to be received by First State shareholders is Sovereign Common Stock. On the basis of the financial projections of the respective managements, MB&D projects the transaction to be slightly accretive to earnings per share during the 1997 fiscal year. It is anticipated that this can be realized through efficiencies of the combined institution and the ability of a larger institution to accelerate resolution of First State's troubled assets.


  OTHER HYPOTHETICAL MERGER PARTNERS:


     As part of its financial advisory services, MB&D analyzed hypothetical merger partners for First State. MB&D used only publicly available information and did not contact any other banking institution for its analysis. From time to time, First State's Board of Directors would ask MB&D to present its analysis to the Board.

     In the latter part of 1995, First State received an unsolicited expression of interest from Sovereign. After consulting with the Board and MB&D, First State's management extended due diligence materials to Sovereign. In response to the expression of interest, First State instructed MB&D to solicit other financial institutions to ascertain if there was additional interest in First State. Two other institutions were also extended due diligence materials. Discussions were terminated in December 1995 with all three parties.

     Shortly after First State announced its strategic restructuring plan (to divest its southern branches and aggressively address its troubled asset portfolio) in May 1996, First State was contacted by Sovereign and one of the other institutions that had conducted due diligence during 1995. Both Sovereign and the other institution expressed interest in renewed negotiations. Each institution was allowed to perform a complete due diligence review of First State. Through this process and after consideration and consultation with MB&D, the Board of First State determined that the shareholders were best served by continuing to negotiate with Sovereign.

  DISCOUNTED CASH FLOW ANALYSIS:

     In late April 1996, the Board of First State resolved to dramatically alter its strategic plan. First State planned to divest its six southern branches, approximately $125 million in deposits would be auctioned to other financial institutions. The two primary benefits that were projected to be the result of such a plan were:

          1. The resulting franchise would be much more concentrated both in terms of branch size and geography. This greater concentration would allow First State to reduce expenses and operate more efficiently. The plan incorporated a reduction of 18% in non-interest expense.


          2. The proceeds from the branch sale would be used to aggressively reduce the troubled asset portfolio at First State. The goal of the plan was to reduce problem assets to less than 1% of total assets. The proposed changes to First State's strategic plan had been analyzed by both management and MB&D.

     As part of its evaluation of Sovereign's offer, MB&D performed a discounted cash flow analysis incorporating First State's revised strategic restructuring plan. Discounted cash flow analyses permit the conceptual examination of the present discounted values of potential future results employing selected assumptions and discount rates.

     The following assumptions and projections are a summary of the analyzed business plan provided to MB&D by the management of First State and the discounted cash flow model utilized.

          1. On a per share basis, a control sale was deemed to be possible at a P/E ratio (using estimated 1997 fiscal year earnings) of 11.47 times or $14.75 in Sovereign Common Stock.

          2. First State's assets would be substantially reduced initially due to the branch sale and resolution of problem assets. Assets would then steadily grow at an average of 6.88% per annum throughout the remaining 4 years of the planning period.

          3. First State's average return on assets over the five year period will be 0.90%. Average return on assets for the final fiscal year of the planning period was projected to be 1.00%.


          4. First State's dividend payout ratio is projected to average 29.57% throughout the period.

          5. A discount rate of 12.0% was applied to all cash flows.

     The last variable needed to project a present value per share is a terminal P/E multiple. MB&D employed hypothetical terminal control transaction P/E multiples ranging from 10 times to 15 times. It is MB&D's opinion that the P/E multiple for a transaction involving a thrift in the last year of the planning period would likely fall within this range. The resulting present values fell within a range of $9.62 (P/E multiple of 10) to $13.87 (P/E multiple of 15).


     It is important to note that the discount factors employed embody both the concept of a riskless time value of money and risk factors that reflect the uncertainty of the forecast cash flows and terminal P/E multiples. The use of higher discount rates would result in lower discounted present values. Conversely, use of lower discount rates would result in higher discounted present values.


     The assumptions employed were thoroughly discussed with both First State's management and Board. Within this context both external and internal factors were discussed. Consideration was given to the present health and future prospects of the banking environment within the State of New Jersey. MB&D advised the First State Board that although discounted cash flow analysis is a widely used valuation methodology, it relies on numerous assumptions, including discount rates, terminal values, earnings and asset growth, as well as dividend payout ratios.

  ANALYSIS OF OTHER COMPARABLE TRANSACTIONS:


     MB&D is reluctant to place undue emphasis on 'comparables analysis' as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases. MB&D has observed that such analysis often fails to adequately take into consideration such factors as: material differences in the underlying capitalization of the institutions which are being acquired; differences in the historic earnings (or loss) patterns recorded by the compared institutions which can depict a very different trend than might be implied by examining only recent financial results; differences in the asset quality of the compared institutions; failure to exclude non-recurring profit or loss items from the last twelve month earnings streams of target companies, which can distort apparent earnings multiples; differences in the form or forms of consideration used to complete the transaction; differences between the planned method of accounting for the completed transaction and such factors as the relative population demographics of the acquired entities markets as compared or contrasted to such factors for the markets in which comparable entities are doing business. Comparable analysis also rarely seems to take into consideration the degree of facilities overlap between the acquirers' market and that of the target or the absence of such overlap and the resulting cost savings differentials between two otherwise apparently comparable transactions. MB&D consequently believes that comparable analysis is the least reliable form of financial analysis available for the analysis of a prospective transaction.

     Nevertheless, in June 1996 MB&D reviewed 13 publicly announced transactions involving a thrift as the acquisition target in the State of New Jersey and the New York metropolitan area. These transactions were announced between June 1994 and May 1996. One of the transactions was terminated by mutual consent prior to closing. Within this universe the average (mean) multiple of tangible book value paid by the acquirer was 1.55 times and the maximum multiple paid was 2.50 times, while the minimum multiple was 1.22 times. These statistics can be compared to a multiple of 1.56 (using fully diluted tangible book value as of March 31, 1996) which was derived for the Merger. With respect to trailing 12 months earnings multiples for this same data sample, the average P/E multiple paid was 16.09 times and the maximum multiple was 23.10 times, while the minimum multiple was 7.70 times. These statistics can be compared to a multiple of 16.44 (using trailing 12 months earnings ended March 31, 1996) which was derived for the Merger.


                                                      TANGIBLE       EARNINGS
                                                    BOOK MULTIPLE    MULTIPLE
                                                   ---------------  -----------
The Merger.......................................        1.56          16.44
Sample Average...................................        1.55          16.09
Sample Maximum...................................        2.50          23.10
Sample Minimum...................................        1.22           7.70


  COMPENSATION OF MB&D:

     Pursuant to a letter dated December 5, 1995, First State paid MB&D a fee of $200,000 upon execution of the definitive Merger Agreement, and First State is required to pay MB&D a fee of $150,000 promptly after the mailing of this Proxy Statement/Prospectus, which contains MB&D's written opinion. In addition, First State has agreed to pay MB&D a cash fee equivalent to 1.00% of the fair market value of the consideration received by First State stockholders (including in-the-money options) upon closing of the Merger, less $350,000 of the fees which will have been previously paid to MB&D as described above.

     First State has agreed to reimburse MB&D for its reasonable out-of-pocket expenses incurred. First State has agreed to indemnify MB&D and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of MB&D's engagement, including liabilities under the federal securities laws.

     MB&D has filed a written consent with the Commission relating to the inclusion of its fairness opinion and the references to such opinion and to MB&D in the Registration Statement in which this Proxy Statement/Prospectus is included. In giving such consent, MB&D did not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

EFFECTIVE DATE OF THE MERGER

     Under the Merger Agreement, the Effective Date is the date determined by Sovereign, in its sole discretion, upon five days prior written notice to First State, but in no event may the Effective Date be later than thirty days after the last condition precedent to the completion of the Merger set forth in the Merger Agreement has been fulfilled or waived. See 'Conditions to the Merger' herein.

     On or prior to the Effective Date (i) Articles of Merger between Sovereign and First State will be filed with the Pennsylvania Department of State and (ii) a Certificate of Merger will be filed in the Delaware Office of the Secretary of State, and each such document will set forth the Effective Date. The Merger Agreement may be terminated by either party if, among other reasons, the Merger is not completed before March 31, 1997 and the terminating party is not in breach of the Merger Agreement. See 'THE MERGER -- Termination; Effect of Termination.'

EXCHANGE OF FIRST STATE STOCK CERTIFICATES

     The conversion of First State Common Stock into Sovereign Common Stock will occur automatically at the Effective Date. As soon as practicable after the Effective Date, Sovereign, or a bank or trust company designated by Sovereign, in the capacity of exchange agent (the 'Exchange Agent'), will send a transmittal form to each First State stockholder. The transmittal form will contain instructions with respect to the surrender of certificates representing First State Common Stock to be exchanged for Sovereign Common Stock.

     FIRST STATE STOCKHOLDERS SHOULD NOT FORWARD FIRST STATE STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. FIRST STATE STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

     Until the certificates representing First State Common Stock are surrendered for exchange after completion of the Merger, holders of such certificates will not receive, and will not be paid dividends on, the Sovereign Common Stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of First State Common Stock outstanding at the Effective Date will be deemed to evidence ownership of the shares of Sovereign Common Stock into which those shares have been converted by virtue of the Merger.

     All shares of Sovereign Common Stock issued upon conversion of shares of First State Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of First State Common Stock, subject, however, to Sovereign's obligation to pay any dividends or make any other distributions with a record date on or prior to the Effective Date, which may have been declared or made by First State on such shares of First State Common Stock in accordance with the Merger Agreement and which remain unpaid at the Effective Date.

     No fractional shares of Sovereign Common Stock will be issued to any First State stockholder upon completion of the Merger. For each fractional share that would otherwise be issued, Sovereign will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the Sovereign Market Value.

     Neither Sovereign nor First State will be liable to any holder of shares of First State Common Stock which are converted into shares of Sovereign Common Stock in the Merger for any such shares of Sovereign Common Stock (or dividends, distributions or net sale proceeds with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

CONDITIONS TO THE MERGER

     The obligations of Sovereign and First State to effect the Merger are subject to various conditions which include the following:

          (a) the Merger Agreement shall have been duly approved by the holders of First State Common Stock;

          (b) all necessary governmental approvals for the Merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the Merger shall have expired (see 'Regulatory Approvals' herein);

          (c) there shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the Merger Agreement;

          (d) there shall have been delivered to each of Sovereign and First State an opinion of counsel that, among other things, the Merger will be treated for Federal income tax purposes as a 'reorganization' within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (see 'Certain Federal Income Tax Consequences' herein); and

          (e) there shall not have been any material adverse change in the consolidated assets, business, financial condition or results of operations of the other since March 31, 1996.


     With respect to the condition relating to material adverse change, Sovereign has agreed that neither (i) an increase in the provision for loan losses by First State for the period ended June 30, 1996 in an amount not to exceed $5,000,000, (ii) the existence of nonperforming assets of First State in an amount up to $26,100,000, (iii) the incurrence by First State of aggregate losses on the sale, exchange or other disposition of nonperforming assets up to $1,000,000 (for purposes of this subsection, loss will be identified net of any portion of the allowance for loan losses allocable to the nonperforming asset which is sold, exchanged or otherwise disposed of by First State) or (iv) provisions for loan losses taken or recognized by First State after the date of the Merger Agreement in aggregate amounts up to $7,250,000 shall be considered a material adverse change. For purposes of this provision, the term 'nonperforming assets' means (i) loans that are 'troubled debt restructurings' as defined in Statement of Financial Accounting Standards No. 15, 'Accounting by Debtors and Creditors for Troubled Debt Restructurings,' excluding restructured loans the terms and conditions of which were approved in writing in advance by Sovereign,
(ii) loans on nonaccrual, including loans placed on nonaccrual that may have been previously restructured with Sovereign's approval, (iii) real estate owned, and (iv) all loans 90 days or more past due, except that the term 'nonperforming assets' shall not include loans originated to finance the purchase of any one-to-four-family residential property. Sovereign has agreed that the provisions for loan losses taken for the period ended September 30, 1996 would not constitute a material adverse change for purposes of the Merger Agreement.


     In addition, Sovereign's obligation to effect the Merger is subject to, among others, the following additional conditions:

          (a) Sovereign shall have received an opinion from its independent certified public accountant to the effect that the Merger will be treated as a 'pooling of interests' for financial accounting purposes (see 'Accounting Treatment' herein);

          (b) the results of any 'phase I environmental audit' that Sovereign shall have had performed at its expense at any office or branch of First State or First DeWitt shall be reasonably satisfactory to Sovereign;

          (c) neither the Merger nor the Bank Merger shall require Sovereign, First State or any subsidiary to distribute to depositors the liquidation account established by First DeWitt in connection with the conversion of First DeWitt from mutual to stock form; and

          (d) First DeWitt shall have received all amounts due to it from a check processing company which is in liquidation (all of which have been received as of the date of the Proxy Statement/Prospectus).

     Except for the requirements of stockholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the Merger Agreement, each of the conditions described above may be waived in the manner and to the extent described in 'Amendment; Waivers' herein.

SUBSIDIARY BANK MERGER

     In connection with the Merger, Sovereign Bank and First DeWitt entered into a Bank Plan of Merger (the 'Bank Plan of Merger') dated June 24, 1996. Pursuant to the Bank Plan of Merger, concurrently with or as soon as practicable after consummation of the Merger, First DeWitt will merge with and into Sovereign Bank, with Sovereign Bank surviving (the 'Bank Merger'). Sovereign and First State anticipate that the Bank Merger will be completed concurrently with the completion of the Merger.

REGULATORY APPROVALS

     The Merger is subject to the prior approval of the Office of Thrift Supervision ('OTS') under the Home Owners' Loan Act (the 'HOLA') and the regulations adopted under the HOLA, and the Pennsylvania Department of Banking (the 'Department') under the Pennsylvania Savings Association Code of 1967, as amended (the 'Association Code'). An application for approval of the Merger was filed with the OTS on September 25, 1996 and amended on November 23, 1996. The OTS deemed the application complete by letter dated December 4, 1996. Under applicable OTS regulations, the OTS will review the financial, managerial, competitive, legal, disclosure, accounting and tax aspects of the transaction.

     In addition, the OTS has the responsibility by statute and regulation to review the performance of all involved institutions in meeting their responsibilities under the Community Reinvestment Act ('CRA'). No protest of the Merger has been filed with the OTS under the CRA as of the date of this Proxy Statement/Prospectus.

     An application was filed with the Department on September 25, 1996. In connection with its review of the application, the Department may conduct such investigation as it deems necessary. Such investigation must specifically include consideration of the effects of the Merger on the reasonable availability of banking services to all segments of the public and the economy of the Commonwealth of Pennsylvania, with special emphasis on the financing of enterprises and economic development with a view to increasing or retaining employment opportunities. The Department will also review the credit practices and policies of Sovereign Bank to determine the overall performance of such institution in providing financial services to individuals and business enterprises in light of its role as a thrift institution, its resources, its capital and its income, the particular needs of the communities it serves, competition and alternative sources of credit. The Department will also review the extent to which Sovereign Bank provides basic transaction account services to the public and, in particular, low or moderate income individuals. The Department may approve the application if it determines that Sovereign Bank's performance with respect to the reasonable availability of banking services is not materially deficient. The Department may approve the transaction subject to such conditions regarding banking services and basic transaction account services as it deems appropriate.

     There can be no assurance that the regulatory authorities described above will approve the Merger or the Bank Merger, and if approved, there can be no assurance as to the date of such approvals.

REPRESENTATIONS AND WARRANTIES


     The Merger Agreement contains customary representations and warranties relating to, among other things, (a) the corporate organization of Sovereign, Sovereign Bank, First State and First DeWitt; (b) the capital structures of Sovereign and First State; (c) the due authorization, execution, delivery, performance and enforceability of the Merger Agreement and the Bank Plan of Merger; (d) consents or approvals of regulatory authorities or third parties necessary to complete the Merger and the Bank Merger; (e) the consistency of financial statements with generally accepted accounting principles and, where appropriate, applicable regulatory accounting principles; (f) the absence of material adverse changes, since March 31, 1996, in the consolidated assets, business, financial condition or results of operations of Sovereign or First State; (g) the filing of tax returns and payment of taxes; (h) the absence of undisclosed material pending or threatened litigation; (i) compliance with applicable laws and regulations; (j) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974; (k) the quality of title to assets and properties; (l) the maintenance of adequate insurance; (m) the absence of undisclosed brokers' or finders' fees; (n) the accuracy of information supplied by Sovereign and First State in connection with the Registration Statement on Form S-4 filed with the Commission in connection with the issuance of Sovereign Common Stock in the Merger, this Proxy Statement/Prospectus and all applications filed with regulatory authorities for approval of the Merger and the Bank Merger; and (o) documents filed with the Commission and the accuracy of information contained therein.

     The Merger Agreement also contains other representations and warranties by First State relating to, among other things, (a) certain contracts relating to employment, consulting and benefits matters; (b) the absence of material environmental violations, actions or liabilities of or against First State and its subsidiaries; (c) the consistency of First State's allowance for loan losses with generally accepted accounting principles and all applicable regulatory criteria; and (d) transactions with affiliates.

BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, Sovereign and First State have each agreed to use their best efforts to preserve their business organizations intact, to maintain good relationships with employees and to preserve the goodwill of customers and others with whom business relationships exist. In addition, First State has agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the Merger Agreement or with the written consent of Sovereign.


     In addition, First State has agreed in the Merger Agreement that neither it nor First DeWitt Bank may, without the written consent of Sovereign, among other things, (i) change its Certificate of Incorporation, Charter or Bylaws; (ii) change the number of authorized or issued shares of its capital stock, except for the possible issuance of up to 370,600 shares of First State Common Stock upon the exercise of then outstanding stock options; (iii) grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock; (iv) split, combine or reclassify any shares of its capital stock; (v) declare, set aside or pay any dividend or other distribution in respect of its capital stock, except as otherwise specifically set forth in the Merger Agreement (see 'Dividends' herein); (vi) grant any severance pay, except in accordance with First State's severance policy in effect on the date of the Merger Agreement (see 'Employee Benefits' herein), or enter into or amend any employment agreement; (vii) grant any pay increase except for routine periodic increases in accordance with past practice; (viii) engage in any merger, acquisition or similar transaction; (ix) dispose of any assets other than in the ordinary course of business; (x) change any accounting practices;
(xi) implement any new employee benefit or welfare plan, or amend any such plan, unless such amendment does not result in an increase in cost; (xii) purchase any security for its investment portfolio not rated 'A' or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.; (xiii) make, enter into, renew, extend, modify or compromise any transaction (including loans and commitments to lend) with any affiliate of First State; (xiv) enter into any swap or similar arrangement; (xv) take any action which would give rise to a right of payment to any individual under any employment agreement; (xvi) intentionally and knowingly take any action that would preclude the treatment of the Merger as a pooling of interests for financial accounting purposes; (xvii) make any loan or other credit facility commitment to any borrower in excess of $600,000, or compromise, extend, renew or modify any such loan or commitment outstanding in excess of $600,000; (xviii) waive, release, grant or transfer any rights of value, or modify or change in any material respect any existing agreement to which First State or any First State subsidiary is a party, other than in the ordinary course of business, consistent with past practice; (xix) take any action which would cause any of the representations and warranties of First State set forth in the Merger Agreement to be untrue or the conditions set forth in the Merger Agreement to be unsatisfied; or (xx) agree to do any of the foregoing.



     First State has also agreed in the Merger Agreement, among other things,
(i) to permit Sovereign, if Sovereign elects to do so at its own expense, to cause a 'phase I environmental audit' to be performed at any physical site owned or occupied by First State or First DeWitt; (ii) to permit a representative of Sovereign to attend committee meetings of First State and First DeWitt's management, and to reasonably consider Sovereign's requests that its representatives be permitted to attend meetings of First State's Board of Directors or Executive Committee; (iii) if Sovereign requests and agrees to bear the expense, to retain a proxy solicitor in connection with the solicitation of First State stockholder approval of the Merger Agreement; (iv) if Sovereign requests, to cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards

No. 36, and to issue their report on such financial statements; (v) if Sovereign requests, to use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to First State or any First State subsidiary, on terms and conditions mutually acceptable to First State and Sovereign; (vi) to submit the Merger Agreement to its stockholders for approval at a meeting to be held as soon as practicable, and use its best efforts to cause its Board of Directors to unanimously recommend approval of the Merger Agreement to First State's stockholders; (vii) to provide to Sovereign copies of the minutes of all meetings of the Board of Directors of First State and its subsidiaries, and of any of their respective committees or of any senior management committee; and (viii) to approve the Bank Merger as sole stockholder of First DeWitt.

     Sovereign and First State have jointly agreed, among other things, (i) to prepare all applications for, and use their best efforts to obtain, all required regulatory consents; (ii) to take all actions necessary to complete the transactions contemplated by the Merger Agreement; (iii) to maintain adequate insurance; (iv) to maintain accurate books and records; (v) to file all tax returns and pay all taxes when due; (vi) to cooperate with each other and use their best efforts to identify those persons who may be deemed to be affiliates of First State; (vii) to agree upon the form and substance of any press release or public disclosure related to the Merger Agreement, the Merger and the Bank Merger; and (viii) to deliver to the other copies of all securities documents when filed.

DIVIDENDS


     The Merger Agreement permits First State to pay a regular quarterly cash dividend, not to exceed $0.055 per share of First State Common Stock outstanding, in any quarter in which the Effective Date is not on or before the record date for the payment by Sovereign of its regular cash dividend. The Board of Directors of First State agreed in the Merger Agreement to cause the regular quarterly dividend record dates and payment dates with respect to First State Common Stock to be the same as Sovereign's regular quarterly dividend record dates and payment dates for Sovereign Common Stock. First DeWitt may pay cash dividends sufficient to permit payment of the dividends permitted to be paid by First State. No other dividends may be paid by First State or First DeWitt without the prior written consent of Sovereign.


NO SOLICITATION OF TRANSACTIONS

     The Merger Agreement provides that during the term of the Merger Agreement, First State shall not, nor shall it permit any First State subsidiary or any other affiliate of First State or any officer, director or employee of any of them, or any investment banker, attorney, accountant or other representative retained by First State, any First State subsidiary or any other First State affiliate to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any person other than Sovereign concerning the fact of, or the terms and conditions of, the Merger Agreement, or concerning any acquisition of First State, any First State subsidiary, or any assets or business thereof, except First State's officers may respond to inquiries from analysts, regulatory authorities and holders of First State Common Stock in the ordinary course of business. The Merger Agreement provides that First State shall notify Sovereign immediately if any such discussions or negotiations are sought to be initiated with First State by any person other than Sovereign or if any such requests for information, inquiries, proposals or communications are received from any person other than Sovereign.

     The directors and executive officers of First State have executed a letter agreement containing provisions similar to those described above relating to First State, and such directors and executive officers have also agreed to vote all shares of First State Common Stock owned by them in favor of the Merger Agreement. A copy of the letter agreement executed by the directors and executive officers of First State is included as Exhibit 1 to the Merger Agreement attached hereto as Annex A.

AMENDMENT; WAIVERS

     Subject to applicable law, at any time prior to the consummation of the transactions contemplated by the Merger Agreement, Sovereign and First State may
(a) amend the Merger Agreement, (b) extend the time for the performance of any of the obligations or other acts of Sovereign and First State required in the Merger Agreement, (c) waive any inaccuracies in the representations and warranties contained in the Merger Agreement, or (d) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

TERMINATION; EFFECT OF TERMINATION

     The Merger Agreement may be terminated on or at any time prior to the Effective Date (a) by the mutual written consent of Sovereign and First State;
(b) by Sovereign or First State (i) if there shall have been any breach of any representation, warranty, covenant or other obligation of Sovereign which results in a material adverse effect with respect to Sovereign, on the one hand, or of First State which results in a material adverse effect with respect to First State, on the other hand, and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;
(ii) if the Effective Date shall not have occurred on or before March 31, 1997, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements set forth in the Merger Agreement required to be performed or observed by such party on or before the Effective Date; or (iii) if either party has been informed in writing by a regulatory authority whose approval or consent has been requested that such approval or consent is unlikely to be granted, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements set forth in the Merger Agreement and required to be performed or observed by such party on or before the Effective Date; or (c) by First State if, on the Effective Date, the Sovereign Market Value is less than $8.00 (as adjusted for any stock splits or stock dividends); provided, however, that if Sovereign delivers to First State on the Effective Date a written notice increasing the Exchange Ratio to an amount which, when multiplied by the Sovereign Market Value determined as of the Closing Date, equals $14.75, then no termination of the Merger Agreement shall occur and the Merger shall be completed pursuant of the Merger Agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  Directors and Executive Officers

     The Board of Directors and executive officers of Sovereign in office immediately prior to the completion of the Merger will constitute Sovereign's Board of Directors and executive officers after completion of the Merger.

     The Board of Directors and executive officers of Sovereign Bank in office immediately prior to completion of the Bank Merger will constitute Sovereign Bank's Board of Directors and executive officers after completion of the Bank Merger, except that Michael J. Quigley, III, Chairman, President and Chief Executive Officer of First State, will become a director of Sovereign Bank to hold office until the 1998 annual reorganization meeting of the Board of Directors of Sovereign Bank and until his successor is elected and qualified or otherwise in accordance with the Charter and Bylaws of Sovereign Bank and the policies of Sovereign and Sovereign Bank.


     On the effective date of the Bank Merger, Sovereign will create an advisory board of directors of Sovereign Bank for the market area served by First DeWitt which shall consist of all directors of First DeWitt in office immediately prior to the completion of the Bank Merger. Sovereign shall cause such persons to be elected as advisory directors of Sovereign Bank effective as of the effective date of the Bank Merger, and each shall hold office for at least one year from such effective date. Such advisory board shall meet quarterly and each member shall receive $250 per meeting attended.

  Consolidation of Operations

     Sovereign expects to achieve certain cost savings and operating synergies as a result of the Merger. These costs savings and operating synergies are anticipated to aggregate approximately 40% of First State's recurring operating expenses, substantially realized within the twelve months following the Effective Date. Sovereign expects that such cost savings and operating synergies will be realized primarily as the result of the elimination of duplicative functions in the areas of human resources, loan servicing, and corporate overhead in the combined New Jersey operations. Because of the uncertainties inherent in merging two financial institutions, changes in the regulatory environment, and changes in economic conditions, no assurances can be given that any particular level of cost savings will be realized, that any such cost savings will be realized over the time period currently anticipated, or that such cost savings will not be offset to some degree by increases in other expenses, including expenses relating to integrating the two companies.

     Any such expected cost savings or synergies do not give effect to an expected one-time after-tax charge of approximately $10 to $20 million, relating to Merger expenses, which will be incurred upon completion of the Merger. Such expenses will be incurred principally as a result of an addition to the allowance for possible loan losses which Sovereign has determined will be necessary in connection with a change in strategy related to problem assets and to conform First State's charge-off policies to those of Sovereign, payments to executive officers of First State under existing employment contracts containing change in control related obligations, other severance payments and asset writedowns, and transaction costs directly related to the Merger.

EMPLOYEE BENEFITS

     Sovereign intends to maintain employee benefits for First State and First DeWitt employees at levels which, in the aggregate, are at least as favorable as such benefits which existed as of March 31, 1996. On and after the Effective Date, so long as such benefits are so maintained, the employee pension and welfare benefit plans of Sovereign and First State may, at Sovereign's election, continue to be maintained separately or consolidated. In the event of a consolidation of any or all of such plans, First State and First DeWitt employees shall receive credit for service with First State or First DeWitt under any Sovereign benefit plan or new Sovereign benefit plan in which such employees would be eligible to enroll, for purposes of eligibility and vesting determination.

ACCOUNTING TREATMENT

     The Merger is expected to qualify as a 'pooling-of-interests' for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Sovereign and First State will be carried forward to the combined corporation at their recorded amounts; income of the combined corporation will include income of both Sovereign and First State for the entire fiscal year of Sovereign in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation. Expenses incurred in connection with the Merger will constitute expenses for the accounting periods to which such expenses relate. The receipt of a letter from Sovereign's independent auditors confirming that the Merger will qualify for pooling of interests accounting is a condition to Sovereign's obligation to complete the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Completion of the Merger is conditioned upon there being delivered to Sovereign and to First State an opinion of Stevens & Lee, P.C., counsel to Sovereign, that for Federal income tax purposes, under current law, assuming that the Merger and related transactions will take place as described in the Merger Agreement, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the 'Code'), and Sovereign and First State will each be a party to the reorganization within the meaning of Code Section 368(b).

     In that case, in the opinion of Stevens & Lee, the following would be the material Federal income tax consequences of the Merger:


          (i) no gain or loss will be recognized by Sovereign or First State in the Merger;

          (ii) no gain or loss will be recognized by holders of shares of First State Common Stock upon their receipt of Sovereign Common Stock in exchange for their First State Common Stock, except that stockholders who receive cash proceeds for fractional interests in Sovereign Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their First State Common Stock is held as a capital asset at the Effective Date;

          (iii) the tax basis of the shares of Sovereign Common Stock (including fractional share interests) received by the stockholders of First State will be the same as the tax basis of their First State Common Stock exchanged therefor; and

          (iv) the holding period of the Sovereign Common Stock in the hands of the First State stockholders will include the holding period of their First State Common Stock exchanged therefor, provided such First State Common Stock is held as a capital asset at the Effective Date.

     Under the Merger Agreement, the condition that Stevens & Lee deliver the opinion described above can be waived by Sovereign and First State. However, in the event that the delivery of such opinion of counsel is waived, or such opinion would otherwise set forth tax consequences materially different to a stockholder than those described above, Sovereign and First State intend to resolicit proxies as required in accordance with the rules and regulations of the Securities and Exchange Commission.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. THE DISCUSSION IS NOT A COMPLETE DESCRIPTION OF ALL THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND, IN PARTICULAR, DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY AFFECT THE TREATMENT OF STOCKHOLDERS WHO ACQUIRED THEIR FIRST STATE COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR STOCKHOLDERS WHICH ARE EXEMPT ORGANIZATIONS OR WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. EACH STOCKHOLDER'S INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER. IN ADDITION, NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER UNDER APPLICABLE STATE, LOCAL, OR FOREIGN LAWS. ACCORDINGLY, EACH FIRST STATE STOCKHOLDER IS ADVISED TO CONSULT A TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER.

EXPENSES

     Sovereign and First State will each pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including fees and expenses of financial consultants, accountants and legal counsel, except that (i) the cost of printing and mailing this Proxy Statement/Prospectus will be shared equally by Sovereign and First State and
(ii) if Sovereign requests First State to retain a proxy solicitor in connection with the solicitation of First State stockholder approval of the Merger Agreement, Sovereign will bear the expense of such proxy solicitor.

RESALE OF SOVEREIGN COMMON STOCK

     The Sovereign Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any First State shareholder who may be deemed to be an 'affiliate' of First State or Sovereign for purposes of Rule 145 under the Securities Act of 1933 (the 'Securities Act'). Each director and executive officer of First State has entered into an agreement with Sovereign providing that, as an affiliate, he or she will not transfer any Sovereign Common Stock received in the Merger except in compliance with the Securities Act and will make no dispositions of any Sovereign Common Stock or First State Common Stock (or any interest therein) during the period commencing 30 days prior to the Effective Date through the date on which financial results covering at least 30 days of combined operations of Sovereign and First State after the Merger have been made public. A copy of such agreement is included as Exhibit 1 to the Merger Agreement attached hereto as Annex A. This Proxy Statement/Prospectus does not cover resales of Sovereign Common Stock received by any person who may be deemed an affiliate of First State or Sovereign.

NO DISSENTERS' RIGHTS OF APPRAISAL

     Holders of shares of First State Common Stock will not be entitled to appraisal rights under the Delaware General Corporation law in connection with the matters to be acted on at the Special Meeting.

DIVIDEND REINVESTMENT PLAN

     Sovereign currently maintains a Dividend Reinvestment and Stock Purchase Plan. This plan provides shareholders of Sovereign with a simple and convenient method of investing cash dividends, as well as voluntary cash payments, in additional shares of Sovereign Common Stock, without payment of any brokerage commission or service charge. It is anticipated that, after the Effective Date, Sovereign will continue to offer this plan and shareholders of First State who become shareholders of Sovereign will be eligible to participate therein.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

STOCK OPTIONS

     As of the Record Date, the directors and executive officers of First State beneficially own approximately 830,806 shares of First State Common Stock, including options to purchase 370,600 shares of First State Common Stock. On the Effective Date, each Management Option, whether or not such Management Option is exercisable on the Effective Date, shall cease to be outstanding and shall be converted on the Effective Date into and become an option to acquire that number of shares of Sovereign Common Stock equal to the number of shares of First State Common Stock covered by the Management Option multiplied by the Exchange Ratio, at an exercise price equal to the present stated exercise price of such option divided by the Exchange Ratio. Shares issuable upon the exercise of such options to acquire Sovereign Common Stock shall be issuable, at the election of Sovereign, either under Sovereign's stock option plans or First State's stock option plans.

INDEMNIFICATION

     Sovereign has agreed in the Merger Agreement that, on or after the Effective Date, Sovereign shall indemnify, defend and hold harmless all prior and then-existing directors and officers of First State and First DeWitt, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Sovereign which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of First State or any First State subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ('Indemnified Liabilities') and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated by the Merger Agreement, to the same extent as such officer, director or employee would be indemnified by First State or First DeWitt as of June 24, 1996 including the right to advancement of expenses, provided, however, that any such officer, director or employee of First State or First DeWitt may not be indemnified by Sovereign and/or Sovereign Bank if such indemnification is prohibited by applicable law.

OTHER


     Mr. Quigley and six other executive officers of First State are parties to employment agreements with First State which, among other things, provide rights to such officers upon the occurrence, after a change in control, of certain circumstances. These circumstances include a demotion, reassignment to a new location, and a reduction in salary (a 'Triggering Event'). Sovereign has agreed to honor the terms of such contracts. One or more Triggering Events under such agreements will in all likelihood occur as a result of the Merger. If a Triggering Event occurs after the Effective Date and all of such officers exercise their rights under such agreements, Sovereign would be required to pay such officers the aggregate amount of approximately $6.4 million. First State is also party to an agreement with Mr. Quigley that will indemnify him for any 'golden parachute' excise tax, and any income tax with respect to such indemnification payments, for which he would become liable in connection with any payments or benefits received under the employment agreements following a Triggering Event.

                          CERTAIN RELATED TRANSACTIONS

STOCK OPTION AGREEMENT


     As a condition to entering into the Merger Agreement, First State executed and delivered to Sovereign the Stock Option Agreement, dated as of June 24, 1996 (the 'Stock Option Agreement'). A copy of the Stock Option Agreement is attached as Annex B hereto. Pursuant to the Stock Option Agreement, Sovereign was granted an option to purchase up to 783,500 shares of First State Common Stock. The exercise price per share to purchase First State Common Stock under the option is equal to the lower of $10.00 or the lowest price per share that a person or group, other than Sovereign or an affiliate of Sovereign, paid or offers to pay for First State Common Stock upon the occurrence of one of the specified events that trigger exercise of the option. The option may only be exercised, in whole or in part, upon the occurrence of certain events (collectively, 'Triggering Events'), including, among other things, the acquisition by a person or group of a significant number of shares of First State Common Stock, First State entering into an agreement to merge, consolidate or sell assets, or a public announcement by a third party of an intent to acquire control of First State under certain circumstances.



     The Stock Option Agreement, together with (i) First State's agreement to not solicit other transactions relating to the acquisition of First State by a third party and (ii) the agreement of First State's directors and executive officers to vote their shares in favor of the Merger Agreement (see 'THE MERGER -- No Solicitation of Transactions'), may have the effect of discouraging persons who might now or prior to the Effective Date be interested in acquiring all of or a significant interest in First State from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for First State Common Stock than the price per share implicit in the Merger Consideration. Certain attempts to acquire First State or an interest in First State would cause the option to become exercisable as described above. Sovereign's exercise of such option would significantly increase a potential acquiror's cost of acquiring First State compared to the cost that would be incurred without the Stock Option Agreement. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire First State than it might otherwise have proposed to pay. In addition, the management of Sovereign and First State believe that the existence of the Stock Option Agreement is likely to prohibit any acquiror of First State from accounting for any acquisition of First State using the 'pooling of interests' accounting method. In addition, exercise of the option would increase the ability of Sovereign to obtain the approval of First State's stockholders necessary to complete the Merger and adversely affect the ability of a third party to obtain any necessary approval of such shareholders to complete an alternative transaction.

                     INFORMATION WITH RESPECT TO SOVEREIGN

GENERAL

     Financial and other information relating to Sovereign, including information relating to Sovereign's directors and executive officers, is incorporated herein by reference. See 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE' and 'AVAILABLE INFORMATION.'

MARKET PRICE OF AND DIVIDENDS ON SOVEREIGN COMMON STOCK AND RELATED SHAREHOLDER MATTERS


     The Sovereign Common Stock is listed on the Nasdaq National Market System under the symbol SVRN. As of December 31, 1996, Sovereign had approximately 8,500 shareholders of record. The table below sets forth for the periods indicated the amount of dividends paid per share and the quarterly ranges of high and low sales prices for Sovereign Common Stock as reported by the Nasdaq National Market System and does not necessarily reflect mark-ups, mark-downs or commissions. All per share information has been adjusted to show the effect of all stock dividends and stock splits paid through the date of this Proxy Statement/Prospectus. The Sovereign Common Stock commenced trading in August 1986 upon the conversion of Sovereign Bank's predecessor from mutual to stock form.




                                                                                           QUARTERLY
                                                                              -----------------------------------
                               QUARTER ENDED                                   DIVIDEND      HIGH          LOW
                               -------------                                  ---------  -----------  -----------
March 31, 1997(1)...........................................................  $      --  $   13.500   $   13.125
December 31, 1996...........................................................     0.0210      13.625       10.875
September 30, 1996..........................................................     0.0210      11.000        9.625
June 30, 1996...............................................................     0.0210      11.250       10.000
March 31, 1996..............................................................     0.0210      11.125        9.250
December 31, 1995...........................................................     0.0210      10.250        9.250
September 30, 1995..........................................................     0.0209      10.250        9.000
June 30, 1995...............................................................     0.0209       9.125        7.625
March 31, 1995..............................................................     0.0209       8.625        7.125
December 31, 1994...........................................................     0.0259       9.000        7.000
September 30, 1994..........................................................     0.0258      10.000        8.750


------------------

(1) Through January 15, 1997



     On June 24, 1996, the last business day preceding public announcement of the Merger, the last sale price for Sovereign Common Stock was $10.1875 per share. On January 15, 1997, the last sale price for the Sovereign Common Stock was $13.50 per share. The average weekly trading volume for the Sovereign Common Stock during the quarter ended December 31, 1996 was approximately 1.2 million shares.


     For certain limitations on the ability of Sovereign Bank to pay dividends to Sovereign, see Sovereign's Annual Report on Form 10-K for the year ended December 31, 1995 which is incorporated herein by reference. See 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.'

                    INFORMATION WITH RESPECT TO FIRST STATE

GENERAL

     Financial and other information concerning First State, including information relating to First State's directors and executive officers, is incorporated herein by reference. See 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.' A copy of First State's 1996 Annual Report to Stockholders is being sent to First State's stockholders together with this Proxy
Statement/Prospectus.

MARKET PRICE OF AND DIVIDENDS ON FIRST STATE COMMON STOCK AND RELATED STOCKHOLDER MATTERS


     The First State Common Stock is listed on the Nasdaq National Market System under the symbol FSFI. As of December 31, 1996, there were approximately 1,100 shareholders of record. The table below sets forth for the periods indicated the amount of dividends declared per share and the quarterly ranges of high and low closing sales prices as reported by Nasdaq for the periods indicated. Such prices do not necessarily reflect mark-ups, mark-downs or commissions.




                                                                                             QUARTERLY
                                                                                 ----------------------------------
                                 QUARTER ENDED                                     DIVIDEND       HIGH        LOW
                                 -------------                                   -----------  ----------  ---------
March 31, 1997(1)..............................................................   $      --   $  16       $  15 1/2
December 31, 1996..............................................................        .055      15 3/16     15 1/8
September 30, 1996.............................................................        .055      13  3/8     12 1/2
June 30, 1996..................................................................        .055      13  5/8         10
March 31, 1996.................................................................        .055      13  3/8     11 3/4
December 31, 1995..............................................................        .055      14  3/8     12 7/8
September 30, 1995.............................................................        .055      13  1/4     12 1/8
June 30, 1995..................................................................        .055      12  1/4      9 1/4
March 31, 1995.................................................................        .050       9  1/2      6 3/4
December 31, 1994..............................................................        .050       8  3/4      6 5/8
September 30, 1994.............................................................        .050       8  3/4      7 3/4


------------------

(1) Through January 15, 1997



     On June 24, 1996, the last business day preceding public announcement of the Merger, the last sale price for First State Common Stock was $10 per share. On January 15, 1997, the last sale price for First State Common Stock was $16.00 per share.


     The Merger Agreement permits First State to pay a regular quarterly cash dividend, not to exceed $0.055 per share of First State Common Stock outstanding in any quarter in which the Effective Date is not on or before the record date for the payment by Sovereign of its regular cash dividend. The Board of Directors of First State agreed in the Merger Agreement to cause the regular quarterly dividend record dates and payment dates with respect to First State Common Stock to be the same as Sovereign's regular quarterly dividend record dates and payment dates for Sovereign Common Stock. First DeWitt may pay cash dividends sufficient to permit payment of the dividends permitted to be paid by First State. No other dividends may be paid by First State or First DeWitt without the prior written consent of Sovereign. See 'THE MERGER -- Dividends.' First State's ability to continue to pay dividends may be dependent upon its receipt of dividends from First DeWitt. See 'REGULATION AND SUPERVISION,' set forth in First State's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, which is incorporated herein by reference. See also Note 16 to First State's audited consolidated financial statements set forth in First State's 1996 Annual Report to Stockholders, which is incorporated herein by reference. See 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.'

                  DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES


     The authorized capital stock of Sovereign consists of 100,000,000 shares of common stock, no par value ('Sovereign Common Stock'), and 7,500,000 shares of authorized preferred stock ('Sovereign Preferred Stock'). As of September 30, 1996, there were 49,333,762 shares of Sovereign Common Stock issued and outstanding and no shares held by Sovereign as treasury stock, and 2,000,000 shares of 6 1/4% Cumulative Convertible Preferred Stock, Series B ($50 liquidation preference) issued and outstanding. There are no other shares of capital stock of Sovereign authorized, issued or outstanding. Sovereign has no options, warrants, or other rights authorized, issued or outstanding, other than as described herein under 'Shareholder Rights Plan' and options granted under stock option plans.


COMMON STOCK

     The holders of Sovereign Common Stock are entitled to share ratably in dividends when and if declared by the Sovereign Board of Directors from funds legally available therefor. Declaration and payment of cash dividends by Sovereign depends upon dividend payments by Sovereign Bank, which are Sovereign's primary source of revenue and cash flow. Sovereign is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of Sovereign, and consequently the right of creditors and shareholders of Sovereign, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Sovereign in its capacity as a creditor may be recognized.

     Sovereign Bank will not be permitted to pay dividends on its capital stock or repurchase shares of its stock if its shareholders' equity would be reduced below the amount required for the liquidation accounts established in the respective conversions from mutual to stock form of the predecessors of Sovereign Bank or applicable regulatory capital requirements. Current OTS regulations require a holding company's insured institutions to give the OTS 30 days advance notice of any proposed declaration of dividends to the holding company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to the holding company.


     The OTS capital distribution rule, which became effective on August 1, 1990, provides for three tiers of savings associations: (i) Tier 1 associations, associations that have capital ('total capital' as calculated under the OTS capital regulations) equal to or greater than their fully phased-in capital requirements (the requirements applicable at December 31, 1994) prior to, and on a pro forma basis after giving effect to, a proposed capital distribution; (ii) Tier 2 associations, associations that have capital equal to or greater than their minimum capital requirements, but less than their fully phased-in capital requirements prior to, and on a pro forma basis after giving effect to, a proposed capital distribution; and (iii) Tier 3 associations, associations that do not meet their minimum capital requirements, either before or after giving effect to a proposed capital distribution. At September 30, 1996, Sovereign Bank is a 'Tier 1 association' both historically and on a pro forma basis after giving effect to the Merger. Under the OTS capital distribution rule, a Tier 1 association may make capital distributions of up to the greater of (a) 100% of its net income during a calendar year plus the amount that would reduce by one-half its surplus capital ratio (the percentage by which the association's capital-to-assets ratio exceeds the ratio of its fully phased-in capital requirements to its assets) at the beginning of the calendar year, or (b) 75% of its net income over the most recent four-quarter period. A Tier 1 association may make capital distributions in excess of the foregoing limits if the OTS does not object after receiving notice thereof. A Tier 2 association is authorized to make distributions of up to 75% of net income over the most recent four-quarter period if it satisfies its fully phased-in risk-based capital requirement, or up to 50% of such net income if it satisfies its interim (90% of fully phased-in amount) risk-based capital requirement. A Tier 2 association may, through a written approval process, obtain OTS approval to make distributions in excess of these amounts. Tier 3 associations are not authorized to make any capital distributions without prior written OTS approval unless, in the case of an association operating in compliance with an approved capital plan, the capital distribution is consistent with the association's capital plan. The OTS has supervisory authority to prohibit the payment of capital distributions for Tier 1 and Tier 2 associations.

     For certain limitations on the ability of Sovereign Bank to pay dividends to Sovereign, see Sovereign's Annual Report on Form 10-K for the year ended December 31, 1995 which is incorporated herein by reference. See 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.'

     Prior to the issuance of any Sovereign Preferred Stock which possesses voting rights (see 'Preferred Stock' below), the holders of shares of Sovereign Common Stock will possess exclusive voting rights in Sovereign. Each holder of shares of Sovereign Common Stock will be entitled to one vote for each share held on matters upon which shareholders have the right to vote. Sovereign shareholders are not entitled to cumulate votes in the election of directors.

     The Sovereign Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of Sovereign are elected at each annual meeting of shareholders of Sovereign. Classification of the Sovereign Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Sovereign Board of Directors and thereby could impede a change in control of Sovereign.

     The holders of Sovereign Common Stock have no preemptive rights to acquire any additional shares of Sovereign. In addition, the Sovereign Common Stock is not subject to redemption.


     Sovereign's Articles of Incorporation authorize the Sovereign Board of Directors to issue authorized shares of Sovereign Common Stock without shareholder approval. Sovereign Common Stock is included for quotation on the Nasdaq National Market System. As a result, in order to maintain such inclusion, approval of Sovereign's shareholders is required for the issuance of additional shares of Sovereign Common Stock or securities convertible into Sovereign Common Stock if the issuance of such securities (1) is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities issued have or will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance; (2) is in connection with the acquisition of a company in which a director, officer or substantial shareholder of Sovereign has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more; (3) is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of Sovereign Common Stock or 20% or more of the voting power outstanding before issuance; or (4) would result in a change in control of Sovereign. Under Nasdaq National Market System rules, shareholder approval is also required for the establishment of a stock option or purchase plan in which stock may be acquired by officers and directors other than a broadly-based plan in which other security holders of Sovereign or employees of Sovereign participate. The approval of Sovereign shareholders is not required for the issuance of the shares of Sovereign Common Stock issuable to First State stockholders in the Merger.


     In the event of liquidation, dissolution or winding-up of Sovereign, whether voluntary or involuntary, holders of Sovereign Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding Sovereign Preferred Stock.

PREFERRED STOCK

  General

     Sovereign's Board of Directors is authorized to approve the issuance of Sovereign Preferred Stock, without any required approval of shareholders. The rights, qualifications, limitations and restrictions on each series of Sovereign Preferred Stock issued will be determined by the Board of Directors at the time of issuance and may include, among other things, rights to participating dividends, voting and convertibility into shares of Common Stock. Shares of Sovereign Preferred Stock may be issued with dividend, redemption, voting, and liquidation rights taking priority over

Common Stock, and may be convertible into common stock, as determined by the Board of Directors at the time of issuance.

     On May 17, 1995, Sovereign issued 2,000,000 shares of 6-1/4% Cumulative, Convertible Preferred Stock, Series B (the 'Series B Preferred Stock').

  Description of Series B Preferred Stock

     Ranking. The Series B Preferred Stock will rank prior to Sovereign Common Stock and Series A Junior Participating Preferred Stock, and on a parity with all other preferred stock of Sovereign (unless such other preferred stock is expressly made junior to the Series B Preferred Stock), with respect to the payment of dividends and amounts payable upon any voluntary or involuntary liquidation, dissolution or winding up of Sovereign.

     Dividends. Holders of shares of Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors, cash dividends payable quarterly at the rate of 6-1/4% per annum. Dividends on the Series B Preferred Stock, calculated as a percentage of the liquidation preference, are payable quarterly on February 15, May 15, August 15 and November 15 of each year. Dividends will be cumulative from the date of issue of the Series B Preferred Stock. So long as any Series B Preferred Stock is outstanding, Sovereign may not declare any dividends on the Sovereign Common Stock or any other stock ranking as to dividends or distribution of assets junior to the Series B Preferred Stock (the Common stock and any such other stock being herein referred to as 'Junior Stock'), or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of Sovereign, other than Junior Stock, unless (i) full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of Sovereign Preferred Stock other than Junior Stock, and (ii) Sovereign is not in default or in arrears with respect to any sinking or other analogous fund or any call for tenders, obligation or other agreement for the purchase, redemption or other retirement of any shares of Sovereign Preferred Stock other than Junior Stock. If dividends on shares of the Series B Preferred Stock are in arrears, and there shall be outstanding shares of any other series of Sovereign Preferred Stock ranking on a parity as to dividends with the shares of the Series B Preferred Stock, Sovereign in making any dividend payment on account of such arrears, is required to make payments ratably upon all outstanding shares of the Series B Preferred Stock and shares of such other series of Sovereign Preferred Stock in proportion to the respective amounts of dividends in arrears on such shares of Series B Preferred Stock and shares of other series of Sovereign Preferred Stock.


     Conversion Rights. Holders of shares of Series B Preferred Stock have the right, at their option, to convert shares of Series B Preferred Stock into shares of Sovereign Common Stock at any time at an initial conversion rate of
4.989 (adjusted to reflect stock dividends) shares of Common Stock for each share of Series B Preferred Stock provided that if any of the Preferred Stock is called for redemption, the conversion rights pertaining thereto will terminate at the close of business on the date fixed for redemption. The conversion rate is subject to adjustment in certain events, including: (i) the issuance of capital stock as a dividend or distribution on the Sovereign Common Stock; (ii) subdivisions and combinations of the Sovereign Common Stock; (iii) the issuance to all holders of Sovereign Common Stock of certain rights or warrants entitling them to subscribe for or purchase Sovereign Common Stock (or securities convertible into Sovereign Common Stock) within 45 days after the date fixed for the determination of the shareholders entitled to receive such rights or warrants, at less than the current market price; and (iv) the distribution to all holders of Sovereign Common Stock of evidences of indebtedness or assets of Sovereign (excluding those referred to above).


     In the case of (i) any reclassification or change of the Common Stock, or
(ii) a consolidation or merger involving Sovereign, or (iii) a sale or conveyance to another corporation of the property and assets of Sovereign as an entirety or substantially as an entirety, in each case as a result of which holders of Sovereign Common Stock will be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Sovereign Common Stock, the holders of the Series B Preferred Stock then outstanding will be entitled thereafter to convert such Series B Preferred Stock into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Series B Preferred Stock been converted into Sovereign Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance.

     Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Sovereign, the holders of shares of Series B Preferred Stock are entitled to receive out of assets of Sovereign available for distribution to shareholders, before any distribution of assets is made to holders of Sovereign Common Stock or of any other stock of Sovereign ranking as to such distribution junior to the Series B Preferred Stock, liquidating distributions in the amount of $50 per share plus accrued and unpaid dividends. If upon any voluntary or involuntary liquidation, dissolution or winding up of Sovereign, the amounts payable with respect to the Series B Preferred Stock and any other shares of stock of Sovereign ranking as to any such distribution on a parity with the Series B Preferred Stock are not paid in full, the holders of the Series B Preferred Stock and of each other share will share ratably in any such distribution of assets of Sovereign in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by Sovereign. A consolidation or merger of Sovereign with or into any other corporation or corporations or a sale of all or substantially all of the assets of Sovereign will not be deemed to be a liquidation, dissolution or winding up of Sovereign.

     Redemption. The shares of Series B Preferred Stock are not redeemable prior to May 15, 1998. On or after May 15, 1998, at any time or from time to time, each share of Series B Preferred Stock will be redeemable in whole or in part at the option of Sovereign, upon not less than 30 nor more than 60 days' notice, at a redemption price as set forth below plus, in each case, accrued and unpaid dividends to the redemption date.

                    IF REDEEMED DURING THE
                TWELVE MONTHS BEGINNING MAY 15,               REDEMPTION PRICE
                -------------------------------               ----------------
1998........................................................    $   52.188
1999........................................................        51.875
2000........................................................        51.563
2001........................................................        51.250
2002........................................................        50.938
2003........................................................        50.625
2004........................................................        50.313


and at $50 per share thereafter

     The Series B Preferred Stock may not be redeemed and Sovereign may not otherwise purchase or acquire any shares of the Series B Preferred Stock unless full cumulative dividends on the Series B Preferred Stock or on any series of Sovereign Preferred Stock ranking on a parity with or senior to the Series B Preferred Stock have been paid or declared and set apart for payment and unless all matured obligations of Sovereign with respect to all sinking funds or purchase funds applicable to any other series of Sovereign Preferred Stock then outstanding have been met.

     Voting Rights. Except as indicated below, or except as expressly required by applicable law, the holders of the Series B Preferred Stock are not entitled to vote.


     If the equivalent of six quarterly dividends payable on any series of Sovereign Preferred Stock of Sovereign are in default (whether or not declared consecutively), the holders of all outstanding series of Sovereign Preferred Stock, voting as a single class without regard to series, will be entitled to elect two directors until all dividends in default have been paid or declared and set apart for payment. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B

Preferred Stock and any other series of Sovereign Preferred Stock, voting as a single class without regard to series, will be required (i) for any amendment to Sovereign's Articles of Incorporation (or any certificate supplemental thereto providing for the capital stock of Sovereign) or Bylaws which will materially and adversely change the preferences, privileges, rights or powers of the Sovereign Preferred Stock, but, in any case in which one or more, but not all, series of preferred stock would be affected as to their preferences, privileges, rights or powers, only the consent of holders of at least two-thirds of the shares of all such series that would be so affected, voting separately as a class, will be required; or (ii) to issue any class of stock which shall have preference as to dividends or distribution of assets over any outstanding series of Sovereign Preferred stock.

SHAREHOLDER RIGHTS PLAN

     Sovereign maintains a Shareholder Rights Plan (the 'Rights Plan') designed to protect shareholders from attempts to acquire control of Sovereign at an inadequate price. Under the Rights Plan, each outstanding share of Sovereign Common Stock has attached to it one right to purchase one one-hundredth of a share of a series of junior participating preferred stock at an initial exercise price of $40. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur.

     The rights become exercisable to purchase shares of the junior participating preferred stock if a person, group or other entity acquires or commences a tender offer or an exchange offer for 19.9% or more of total voting power. They can also be exercised if a person or group who has become a beneficial owner of at least 4.9% of Sovereign Common Stock or total voting power is declared by Sovereign's Board of Directors to be an 'adverse person,' as defined in the Rights Plan.

     After the rights become exercisable, under certain circumstances, the rights (other than rights held by a 19.9% beneficial owner or an 'adverse person') will entitle the holders to purchase either Sovereign Common Stock or the common stock of the potential acquiror, in lieu of the junior participating preferred stock, at a substantially reduced price.

     Sovereign is generally entitled to redeem the rights at $.001 per right at any time until the tenth business day following public announcement that a 19.9% position has been acquired. At any time prior to the date the rights have become nonredeemable, the Sovereign Board of Directors can extend the redemption period. Rights are not redeemable following an 'adverse person' determination.

SPECIAL CHARTER AND PENNSYLVANIA CORPORATE LAW PROVISIONS

     Sovereign's Articles of Incorporation and Bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Sovereign stock, a proxy contest for control of Sovereign, the assumption of control of Sovereign by a holder of a large block of Sovereign's stock and the removal of Sovereign's management. These provisions: (1) empower the Sovereign Board of Directors, without shareholder approval, to issue Sovereign Preferred Stock the terms of which, including voting power, are set by the Sovereign Board of Directors; (2) divide the Sovereign Board of Directors into three classes serving staggered three-year terms; (3) restrict the ability of shareholders to remove directors; (4) require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of Sovereign's voting power, if the transaction is not approved, in advance, by the Sovereign Board of Directors; (5) prohibit shareholders' actions without a meeting; (6) require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of Sovereign's articles of incorporation; (7) require any person who acquires stock of Sovereign with voting power of 25% or more to offer to purchase for cash all remaining shares of Sovereign's voting stock at the highest price paid by such person for shares of Sovereign's voting stock during the preceding year; (8) eliminate cumulative voting in elections of directors; (9) require an affirmative vote of at least two-thirds of Sovereign's total voting power in order for shareholders to repeal or amend Sovereign's bylaws; (10) require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and (11) provide that officers, directors, employees, agents and persons who own 5% or more of the voting securities of any other corporation or other entity that owns 66-2/3% or more of Sovereign's outstanding voting stock cannot constitute a majority of the members of Sovereign's Board of Directors.


     The Pennsylvania BCL also contains certain provisions applicable to Sovereign which may have the effect of impeding a change in control of Sovereign. These provisions, among other things: (1) require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the 'fair value' of the shares, including an increment representing a proportion of any value payable for control of the corporation; and (2) prohibit for five years, subject to certain exceptions, a 'business combination' (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

     In 1990, Pennsylvania adopted legislation further amending the Pennsylvania BCL. To the extent applicable to Sovereign at the present time, this legislation generally (1) expands the factors and groups (including shareholders) which the Sovereign Board of Directors can consider in determining whether a certain action is in the best interests of the corporation; (2) provides that the Sovereign Board of Directors need not consider the interests of any particular group as dominant or controlling; (3) provides that Sovereign's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; (4) provides that actions relating to acquisitions of control that are approved by a majority of 'disinterested directors' are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and (5) provides that the fiduciary duty of Sovereign's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     The 1990 amendments to the Pennsylvania BCL explicitly provide that the fiduciary duty of directors shall not be deemed to require directors (1) to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan; (2) to render inapplicable, or make determinations under, provisions of the PaBCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or (3) to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition. One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Sovereign Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the PaBCL grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.


     Sovereign opted out of coverage by the 'disgorgement' and 'control-share acquisition' statutes included in the 1990 legislation, pursuant to a Bylaw amendment as permitted by the legislation; Sovereign can reverse this action under certain circumstances.

                        COMPARISON OF SHAREHOLDER RIGHTS

     At the Effective Date, shareholders of First State automatically will become shareholders of Sovereign, and their rights as shareholders will be determined by the Pennsylvania BCL and by Sovereign's Articles of Incorporation and Bylaws. The following is a summary of material differences between the rights of holders of Sovereign Common Stock and the rights of holders of First State Common Stock. These differences arise from various provisions of the Pennsylvania BCL and the Delaware GCL, the Articles of Incorporation, Bylaws and Rights Plan of Sovereign and the Certificate of Incorporation and Bylaws of First State.

DIRECTORS

  Removal

     Pursuant to Sovereign's Articles of Incorporation, Sovereign directors may be removed from office without cause by the affirmative vote of a majority of outstanding voting shares. First State directors, pursuant to First State's Certificate of Incorporation, may only be removed for cause and only by the affirmative vote of the holders of at least 80% of the outstanding voting capital stock.

  Nomination

     Shareholders of both First State and Sovereign are required to submit to their respective companies, in writing and in advance, any nomination of a candidate for election as a director. Sovereign's bylaws provide that such nominations generally must be submitted not more than 120 days, and not less than 90 days, prior to a scheduled meeting for the election of directors (unless less than 21 days' notice of the meeting is given to shareholders in which case such nominations must be submitted within 7 days following the mailing of the notice to shareholders). First State's Bylaws provide that its shareholders must submit written nominations not less than 90 days prior to the date of the meeting for the election of directors (unless less than 100 days' notice of the meeting is given to stockholders in which case such nominations must be submitted not less than 10 days following the day on which notice of the meeting was mailed or public disclosure was made).

  Limited Liability

     A director of Sovereign is not personally liable to Sovereign, its shareholders or others for any action taken or any failure to take any action unless the director breached or failed to perform the duties of his or her office as set forth under Pennsylvania law and such breach or failure constitutes self-dealing, willful misconduct or recklessness; provided, however, that there is no such elimination of liability arising under any criminal statute or with respect to the payment of taxes pursuant to local, state or federal law.

     A director of First State is not personally liable to First State or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for certain illegal dividends, or (iv) for any transaction from which the director derived an improper personal benefit.

  Indemnification

     The Certificate of Incorporation of First State and the Bylaws of Sovereign each provide for indemnification of directors, officers and agents for certain litigation-related liabilities and expenses. Generally, directors, officers and employees of First State are entitled to indemnification (i) in third party actions, if the person acted in good faith and in a manner he reasonably believed to be in the best interests of First State and, as to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (ii) in derivative actions, if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of First State, provided the person has not been adjudged to be liable to First State. Indemnification in both third party actions and derivative actions can be made only in a specific case upon a finding by (i) a majority vote of disinterested directors, even though less than a quorum, (ii) independent legal counsel in a written opinion, or (iii) by shareholders, that the appropriate standard for indemnification has been met.

     In comparison, directors, officers, employees and agents of Sovereign are entitled to indemnification in both third party actions and derivative actions unless there is a court finding that the act or failure to act giving rise to the claim for indemnification constitutes willful misconduct or recklessness. There is no requirement of a case-by-case determination that the applicable standard of conduct has been met for a person to be entitled to indemnification.

SHAREHOLDERS' MEETINGS


     Special meetings of Sovereign shareholders may be called at any time by any of the following: (1) the Board of Directors at a duly called and held meeting of the Board of Directors or upon the unanimous written consent of the members of the Board of Directors; or (2) the Chairman of the Board or the Chief Executive Officer, but only upon receiving written direction of at least a majority of directors then in office. Holders of First State Common Stock are not entitled to call a special meeting of First State stockholders. Special meetings of First State stockholders may be called only by a majority of the total number of directors of First State.


     Shareholders of Sovereign are required to submit to Sovereign, in writing and in advance, any matter desired to be placed on the agenda of an annual meeting of shareholders. Such proposal generally must be submitted not more than 150 days and not less than 90 days prior to the meeting (or 7 days if less than 21 days' notice of the annual meeting is given to shareholders). First State's Bylaws require that its shareholders submit to First State written notice of any matter desired to be placed on the agenda of an annual meeting of shareholders not less than 90 days prior to the date of the meeting (or 10 days if less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders).

SHAREHOLDER RIGHTS PLAN

     Sovereign has adopted a shareholder rights plan pursuant to which holders of Sovereign Common Stock are entitled, under certain circumstances generally involving an accumulation of Sovereign Common Stock, to purchase Sovereign Common Stock or common stock of the potential acquiror at a substantially reduced price. See 'DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Shareholder Rights Plan.'

     First State does not have a shareholder rights plan.


REQUIRED SHAREHOLDER VOTES


  General

     Subject to the voting rights of any series of Sovereign Preferred Stock then outstanding, the holders of Sovereign Common Stock possess exclusive voting rights of Sovereign. Each holder of Sovereign Common Stock is entitled to one vote for each share owned of record. There are no cumulative voting rights in the election of directors. For general corporate action of the shareholders of Sovereign, the affirmative vote of a majority of the votes represented, in person or by proxy, at a stockholders' meeting is required for approval.

     The holders of First State Common Stock possess exclusive voting rights of First State. Except as provided in the following paragraph, each holder of First State Common Stock is entitled to one vote for each share owned of record. There are no cumulative voting rights in the election of directors. For general corporate action of the stockholders of First State, the affirmative vote of a majority of the votes cast at a stockholders' meeting is required for approval.


     As provided in First State's Certificate of Incorporation, record holders of First State Common Stock who beneficially own in excess of 10% of the outstanding shares of First State Common Stock

(the 'Limit') are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. First State's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board to implement and apply to Limit. The Board of Directors of First State is not aware of any person who beneficially owns shares of First State Common Stock in excess of the Limit with respect to the matters to be considered at the Special Meeting.

  Fundamental Changes

     Sovereign's Articles of Incorporation require that a plan of merger, consolidation, share exchange, division, conversion or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Sovereign other than in the usual and regular course of business) must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, except that shareholder approval of any such transaction which is approved in advance by at least 66 2/3% of the members of Sovereign's Board of Directors requires only the affirmative vote of a majority of the votes cast. In the absence of prior approval by Sovereign's Board of Directors, Sovereign's Articles of Incorporation require a vote of shareholders with at least 80% of Sovereign's total voting power to approve any merger, consolidation, share exchange, asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Sovereign) or similar transactions involving a shareholder holding 5% or more of Sovereign's voting power.


     Under the Delaware GCL, a plan of merger, consolidation, or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of First State) must be approved by the affirmative vote of a majority of the outstanding stock of First State entitled to vote thereon; provided, however, that no vote of stockholders of a constituent corporation surviving a merger shall be necessary to authorize a merger if (1) the agreement of merger does not amend in any respect the certificate of incorporation of such constituent corporation, (2) each share of stock of such constituent corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger, and (3) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger. In addition, First State's Certificate of Incorporation requires a vote of stockholders with at least 80% of First State's total voting power to approve any merger, consolidation, share exchange, asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of First State) or similar transactions involving a stockholders holding 10% or more of First State's voting power.


  Amendment of Articles or Certificate of Incorporation

     Sovereign's Articles of Incorporation contain various provisions that require a supermajority vote of shareholders to amend or repeal particular sections of such Articles. Amendment or repeal of the provisions of Sovereign's Articles of Incorporation relating to noncumulative voting, the classification of directors, the requirement of holding meetings for shareholder action, the amendment of Bylaws generally, and the consideration of non-economic factors by Sovereign's Board of Directors if evaluating a tender offer, all require (i) the affirmative vote of 80% of the shares entitled to vote or (ii) the affirmative vote of 80% of the members of Sovereign's Board of Directors and the affirmative vote of shareholders entitled to cast at least a majority of votes which all shareholders are entitled to cast.


     A supermajority vote of 80% of First State's stockholders, is required to amend or repeal the provisions of First State's Certificate of Incorporation relating to the requirements of holding meetings for stockholder action, the right to call special meetings of stockholders being vested solely in the Board of Directors, the classification and filling of vacancies on, and removal of members of, the First State Board of Directors, the amendment of Bylaws generally, indemnification of First State's officers, directors, employees, and agents, and the supermajority vote requirement on a merger or similar transaction with a 10% or greater First State stockholder.


AMENDMENT OF BYLAWS


     The authority to amend or repeal Sovereign's Bylaws is vested in Sovereign's Board of Directors, subject always to the power of the shareholders of Sovereign to change such action by the affirmative vote of shareholders holding at least two-thirds of the voting power (except that any amendment to the indemnification provisions set forth in the Bylaws shall require the affirmative vote of two-thirds of the Board of Directors or shareholders holding 80% of the votes that all shareholders are entitled to cast). Similarly, the authority to amend or repeal First State's Bylaws is vested in First State's Board of Directors. By contrast, however, although First State's stockholders may amend or repeal the Bylaws, a stockholder amendment to or repeal of any Bylaw provision requires the affirmative vote of First State stockholders holding at least 80% of the voting power.


MANDATORY TENDER OFFER PROVISION

     Sovereign's Articles of Incorporation provide that any person or entity acquiring Sovereign capital stock with 25% or more of Sovereign's total voting power is required to offer to purchase, for cash, all shares of Sovereign's voting stock, at a price per share equal to the highest price paid by such person for each respective class of Sovereign's voting stock within the preceding twelve months. The Pennsylvania BCL also provides that following any acquisition by a person or group of more than 20% of a publicly-held corporation's voting stock, the remaining shareholders have the right to receive payment, in cash, for their shares from such person or group of an amount equal to the 'fair value' of their shares, including a proportionate amount for any control premium.

     Neither First State's Certificate of Incorporation, Bylaws nor the Delaware GCL provide First State shareholders with similar rights.

SPECIAL PENNSYLVANIA CORPORATE LAW PROVISIONS


     For certain provisions of Pennsylvania corporate law relating to the fiduciary duty of directors that differ from Delaware law, see 'DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Special Charter and Corporate Law Provisions.'


                         ADJOURNMENT OF SPECIAL MEETING


     In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the Merger Agreement at the time of the Special Meeting, such proposal could not be approved unless the Special Meeting were adjourned in order to permit further solicitation of proxies. In order to allow proxies which have been received by First State at the time of the Special Meeting to be voted for such adjournment, if necessary, First State has submitted the question of adjournment under such circumstances to its stockholders as a separate matter for their consideration (the 'Adjournment Proposal'). A majority of the shares represented and voting at the Special Meeting is required in order to approve the Adjournment Proposal.


     The Board of Directors of First State recommends that stockholders vote their proxies in favor of the Adjournment Proposal so that their proxies may be used for such purposes in the event it becomes necessary. Properly executed proxies will be voted in favor of the Adjournment Proposal unless otherwise indicated thereon. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to stockholders other than an announcement of such time and place at the Special Meeting provided such adjournment is for a period not exceeding thirty days.


                                    EXPERTS

     The consolidated financial statements of Sovereign, at December 31, 1995 and for each of the three years in the period ended December 31, 1995, appearing in Sovereign's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the year 1993, is based in part on the report of BDO Seidman LLP, independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of First State Financial Services, Inc. and subsidiary as of September 30, 1996 and 1995 and for each of the years in the three-year period ended September 30, 1996, included in First State's Annual Report on Form 10-K, incorporated by reference herein and in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS


     The validity of the Sovereign Common Stock to be issued in the Merger, certain federal income tax consequences of the Merger, and certain other legal matters relating to the Merger are being passed upon for Sovereign by the law firm of Stevens & Lee, counsel to Sovereign. Joseph E. Lewis, a director of Sovereign Bank, is a principal of the firm of Stevens & Lee. Stevens & Lee and its attorneys own an aggregate of approximately 215,000 shares of Sovereign Common Stock, including shares issuable upon the exercise of options owned by Mr. Lewis. Certain legal matters will be passed upon for First State by Luse Lehman Gorman Pomerenk & Schick, P.C., counsel to First State.


                                 OTHER MATTERS

     As of the date of this Proxy Statement/Prospectus, the Board of Directors of First State knows of no matters which will be presented for consideration at the Special Meeting other than as set forth in the Notice of Special Meeting accompanying this Proxy Statement/Prospectus. However, if any other matters shall come before the meeting or any adjournments thereof and be voted upon, the enclosed Proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such Proxy as to any such matters.

                             SHAREHOLDER PROPOSALS

     Any Sovereign shareholder who desired to submit a proposal for presentation to the 1997 Annual Meeting of Shareholders was required to submit the proposal to Sovereign Bancorp, not later than November 14, 1996, for inclusion, if appropriate, in Sovereign's proxy statement and the form of proxy relating to the 1997 Annual Meeting.

     Any First State stockholder who wishes to submit a proposal for presentation to the 1997 Annual Meeting of Stockholders, if the Merger has not been completed prior to the date the meeting is to be held, must submit the proposal to First State, 1120 Bloomfield Avenue, CN 2449, West Caldwell, New Jersey 07007-2449, Attention: Office of the Secretary, not later than forty-five days prior to First State's solicitation of proxies for such annual meeting, for inclusion, if appropriate, in First State's proxy statement and the form of proxy relating to the 1997 Annual Meeting.

                                                                         ANNEX A


          AGREEMENT AND PLAN OF MERGER BETWEEN SOVEREIGN BANCORP, INC.
                   AND FIRST STATE FINANCIAL SERVICES, INC.,
                                   AS AMENDED

                               AGREEMENT AND PLAN
                                   OF MERGER
                                    BETWEEN
                            SOVEREIGN BANCORP, INC.
                                      AND
                      FIRST STATE FINANCIAL SERVICES, INC.
                                 JUNE 24, 1996

                                   AGREEMENT

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------

BACKGROUND................................................................................................        A-1

AGREEMENT.................................................................................................        A-1

                                   ARTICLE I
                                  THE MERGERS

Section 1.01  Definitions.................................................................................        A-1

Section 1.02  The Merger..................................................................................        A-4

Section 1.03  The Bank Merger.............................................................................        A-7


                                   ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF FSFS

Section 2.01  Organization................................................................................        A-8

Section 2.02  Capitalization..............................................................................        A-8

Section 2.03  Authority; No Violation.....................................................................        A-9

Section 2.04  Consents....................................................................................       A-10

Section 2.05  Financial Statements........................................................................       A-10

Section 2.06  Taxes.......................................................................................       A-11

Section 2.07  No Material Adverse Effect..................................................................       A-11

Section 2.08  Contracts...................................................................................       A-11

Section 2.09  Ownership of Property; Insurance Coverage...................................................       A-12

Section 2.10  Legal Proceedings...........................................................................       A-12

Section 2.11  Compliance With Applicable Law..............................................................       A-13

Section 2.12  ERISA.......................................................................................       A-13

Section 2.13  Brokers, Finders and Financial Advisors.....................................................       A-14

Section 2.14  Environmental Matters.......................................................................       A-14

Section 2.15  Loan Portfolio..............................................................................       A-14

Section 2.16  Information to be Supplied..................................................................       A-14

Section 2.17  Securities Documents........................................................................       A-15

Section 2.18  Related Party Transactions..................................................................       A-15

Section 2.19  Schedule of Termination Benefits............................................................       A-15

Section 2.20  Loans.......................................................................................       A-15

Section 2.21  Quality of Representations..................................................................       A-15

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF SOVEREIGN

                                                                                                              PAGE
                                                                                                            ---------
Section 3.01  Organization................................................................................       A-16

Section 3.02  Capital Structure...........................................................................       A-16

Section 3.03  Authority; No Violation.....................................................................       A-17

Section 3.04  Consents....................................................................................       A-17

Section 3.05  Financial Statements........................................................................       A-18

Section 3.06  Taxes.......................................................................................       A-18

Section 3.07  No Material Adverse Effect..................................................................       A-18

Section 3.08  Legal Proceedings...........................................................................       A-18

Section 3.09  Ownership of Property; Insurance Coverage...................................................       A-18

Section 3.10  Compliance With Applicable Law..............................................................       A-19

Section 3.11  Information to be Supplied..................................................................       A-19

Section 3.12  ERISA.......................................................................................       A-19

Section 3.13  Securities Documents........................................................................       A-20

Section 3.14  Environmental Matters.......................................................................       A-20

Section 3.15  Loan Portfolio..............................................................................       A-20

Section 3.16  Brokers and Finders.........................................................................       A-20

Section 3.17  Quality of Representations..................................................................       A-20

                                   ARTICLE IV
                            COVENANTS OF THE PARTIES

Section 4.01  Conduct of FSFS's Business..................................................................       A-21

Section 4.02  Access; Confidentiality.....................................................................       A-23

Section 4.03  Regulatory Matters and Consents.............................................................       A-23

Section 4.04  Taking of Necessary Action..................................................................       A-24

Section 4.05  Certain Agreements..........................................................................       A-25

Section 4.06  No Other Bids and Related Matters...........................................................       A-25

Section 4.07  Duty to Advise; Duty to Update FSFS's Disclosure Schedule...................................       A-25

Section 4.08  Conduct of Sovereign's Business.............................................................       A-25

Section 4.09  Board and Committee Minutes.................................................................       A-25

Section 4.10  Undertakings by Sovereign and FSFS..........................................................       A-25

Section 4.11  Employee Benefits and Termination Benefits..................................................       A-27

Section 4.12  Duty to Advise; Duty to Update Sovereign's Disclosure Schedule..............................       A-28

Section 4.13  Affiliate Letter............................................................................       A-28

                                   ARTICLE V
                                   CONDITIONS

                                                                                                              PAGE
                                                                                                            ---------
Section 5.01  Conditions to FSFS's Obligations under this Agreement.......................................       A-29

Section 5.02  Conditions to Sovereign's Obligations under this Agreement..................................       A-30

                                   ARTICLE VI
                       TERMINATION, WAIVER AND AMENDMENT

Section 6.01  Termination.................................................................................       A-31

Section 6.02  Effect of Termination.......................................................................       A-32

                                  ARTICLE VII
                                 MISCELLANEOUS

Section 7.01  Expenses....................................................................................       A-32

Section 7.02  Non-Survival of Representations and Warranties..............................................       A-32

Section 7.03  Amendment, Extension and Waiver.............................................................       A-32

Section 7.04  Entire Agreement............................................................................       A-33

Section 7.05  No Assignment...............................................................................       A-33

Section 7.06  Notices.....................................................................................       A-33

Section 7.07  Captions....................................................................................       A-33

Section 7.08  Counterparts................................................................................       A-34

Section 7.09  Severability................................................................................       A-34

Section 7.10  Consent to Service of Process...............................................................       A-34

Section 7.11  Governing Law...............................................................................       A-34


Exhibit 1    FSFS Affiliate Agreement.................................................................       A-35
Exhibit 2    Stock Option Agreement...................................................................       A-38
Exhibit 3    Bank Plan of Merger......................................................................       A-44
Exhibit 4    Form of Agreement Re: Benefits...........................................................       A-49
Exhibit 5    Form of Opinion of Sovereign's Counsel...................................................       A-50
Exhibit 6    Form of Tax Opinion of Sovereign's Counsel...............................................       A-52
Exhibit 7    Form of Opinion of FSFS's Counsel........................................................       A-54

                                   AGREEMENT

     THIS AGREEMENT AND PLAN OF MERGER, dated as of June 24, 1996, is made by and between SOVEREIGN BANCORP, INC. ('Sovereign'), a Pennsylvania corporation, having its principal place of business at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610, and FIRST STATE FINANCIAL SERVICES, INC. ('FSFS'), a Delaware corporation, having its principal place of business at 1120 Bloomfield Avenue, CN 2449, West Caldwell, New Jersey 07007-2449.

                                   BACKGROUND

     1. Sovereign and FSFS desire for FSFS to merge with and into Sovereign, with Sovereign surviving such merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of Delaware, and in accordance with the plan of merger set forth herein.

     2. At or prior to the execution and delivery of this Agreement, and as a condition and inducement to Sovereign's execution of this Agreement (a) certain directors and officers of FSFS and affiliates of FSFS, each have executed in favor of Sovereign, a Letter Agreement dated June 24, 1996, in the form attached hereto as Exhibit 1, and (b) FSFS granted to Sovereign an option to acquire, under certain circumstances, FSFS's common stock (the 'Sovereign Option') pursuant to a Stock Option Agreement between Sovereign and FSFS dated June 24, 1996, attached hereto as Exhibit 2.

     3. Sovereign desires to merge First DeWitt Bank, a federal savings bank and a wholly-owned subsidiary of FSFS ('First DeWitt') into and with Sovereign Bank, FSB, a federal savings bank and a wholly-owned subsidiary of Sovereign ('Sovereign Bank'), with Sovereign Bank surviving such merger in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit 3.

     4. Sovereign and FSFS desire to provide the terms and conditions governing the transactions contemplated herein.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE I
                                  THE MERGERS

     Section 1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

          Agreement means this agreement, and any amendment or supplement hereto, which constitutes a 'plan of merger' between Sovereign and FSFS.

          Applicable Exchange Ratio shall have the meaning given to such term in
     Section 1.02(e)(ii)(A).

          Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

          Articles of Merger means the articles of merger to be executed by Sovereign and FSFS and to be filed in the PDS, in accordance with the applicable laws of the Commonwealth of Pennsylvania.

          Bank Merger means the merger of First DeWitt with and into Sovereign Bank, with Sovereign Bank surviving such merger, contemplated by Section
     1.03 of this Agreement.

          Bank Plan of Merger has the meaning given to that term in Section 1.03 of this Agreement.

          BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

          Certificate of Merger means the certificate of merger to be executed by Sovereign and FSFS and to be filed in the DOSS, in accordance with the applicable laws of the State of Delaware.

          Closing Date means the date determined by Sovereign, in its sole discretion, upon five (5) days prior written notice to FSFS, but in no event later than thirty (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as Sovereign and FSFS shall agree.

          DGCL means the Delaware General Corporation Law, as amended.

          DOSS means the Delaware Office of the Secretary of State.

          Effective Date means the date upon which the Articles of Merger shall be filed in the PDS and the Certificate of Merger shall be filed in the DOSS, and shall be the same as the Closing Date.

          Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

          ERISA means the Employee Retirement Income Security Act of 1974, as amended.

          Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

          FDIC means the Federal Deposit Insurance Corporation.

          FFIEC means the Federal Financial Institutions Examination Council.

          FSFS Common Stock means the common stock of FSFS described in Section 2.02(a).

          FSFS Disclosure Schedule means a disclosure schedule delivered by FSFS to Sovereign pursuant to Article II of this Agreement.

          FSFS Financials means (i) the audited consolidated financial statements of FSFS as of September 30, 1995 and for the three years ended September 30, 1995, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of FSFS as of each calendar quarter thereafter included in Securities Documents filed by FSFS.

          FSFS Regulatory Reports means the Annual Reports of FSFS on Form H(b)-11, any Current Report of FSFS on Form H(b)-11 filed with the OTS from September 30, 1994 through the Closing Date and the Thrift Financial Reports of First DeWitt and accompanying schedules for each calendar quarter, beginning with the quarter ended September 30, 1994, through the Closing Date.

          FSFS Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by FSFS, except any corporation the stock of which is held in the ordinary course of the lending activities of First DeWitt.

          GAAP means generally accepted accounting principles as in effect.

          HOLA means the Home Owners' Loan Act, as amended.

          IRC means the Internal Revenue Code of 1986, as amended.

          IRS means the Internal Revenue Service.

          Material Adverse Effect shall mean, with respect to Sovereign or FSFS, any adverse effect on its assets, financial condition or results of operations which is material to its assets, financial condition or results of operations on a consolidated basis, except for any material adverse effect caused by any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any changes affecting the Bank Insurance Fund or the Savings Association Insurance Fund.

          Merger means the merger of FSFS with and into Sovereign, with Sovereign surviving such merger, contemplated by this Agreement.

          OTS means the Office of Thrift Supervision.

          PDB means the Department of Banking of the Commonwealth of Pennsylvania.

          PDS means the Department of State of the Commonwealth of Pennsylvania.

          Person means any individual, corporation, partnership, joint venture, association, trust or 'group' (as that term is defined under the Exchange
     Act).

          Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be transmitted to holders of FSFS Common Stock in connection with the transactions contemplated by this Agreement.

          Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Sovereign Common Stock and Sovereign Stock Purchase Rights to be issued in connection with the transactions contemplated by this Agreement.

          Regulatory Agreement has the meaning given to that term in Section
     2.11 of this Agreement.

          Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the OTS, the FDIC, the PDB or the respective staffs thereof.

          Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

          SEC means the Securities and Exchange Commission.

          Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

          Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

          Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

          Sovereign Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

          Sovereign Disclosure Schedule means a disclosure schedule delivered by Sovereign to FSFS pursuant to Article III of this Agreement.

          Sovereign Financials means (i) the audited consolidated financial statements of Sovereign as of December 31, 1995 and for the three years ended December 31, 1995, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Sovereign as of each calendar quarter thereafter included in Securities Documents filed by Sovereign.

          Sovereign Market Value means, as of any date, the average of the mean between the closing high bid and low asked prices of a share of Sovereign Common Stock, as reported on the National Association of Securities Dealers Automated Quotation System (Nasdaq) National Market System, for the ten consecutive trading days commencing eleven (11) trading days prior to the date of determination.

          Sovereign Option means the option granted to Sovereign to acquire shares of FSFS Common Stock referenced in the recitals to this Agreement.

          Sovereign Regulatory Reports means the Annual Reports of Sovereign on Form H(b)-11, any Current Report of Sovereign on Form H(b)-11 filed with the OTS from September 30, 1994 through the Closing Date and the Thrift Financial Reports of Sovereign and accompanying schedules for each calendar quarter, beginning with the quarter ended September 30, 1994, through the Closing Date.

          Sovereign Rights Agreement means the Rights Agreement dated as of September 19, 1989, as amended September 27, 1995, between Sovereign and Chemical Bank, as rights agent, relating to Sovereign's Series A Junior Participating Preferred Stock.

          Sovereign Stock Purchase Rights means Rights to purchase a unit of Sovereign's Series A Junior Participating Preferred Stock in accordance with the terms of the Sovereign Rights Agreement.

          Sovereign Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Sovereign, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

          Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

     Section 1.02 The Merger.

     (a) Closing. The closing will take place at 10:00 a.m. on the Closing Date at the offices of Stevens & Lee, 111 North Sixth Street, Reading, Pennsylvania, unless another time and place are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V have been satisfied or waived at or prior to the Closing Date. On the Closing Date, FSFS and Sovereign shall cause the Articles of Merger to be duly executed and to be filed in the PDS and the Certificate of Merger to be duly executed and filed in the DOSS.

     (b) The Merger. Subject to the terms and conditions of this Agreement, on the Effective Date: FSFS shall merge with and into Sovereign; the separate existence of FSFS shall cease; Sovereign shall be the surviving corporation in the Merger; and all of the property (real, personal and mixed), rights, powers and duties and obligations of FSFS shall be taken and deemed to be transferred to and vested in Sovereign, as the surviving corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of FSFS and Sovereign shall thereafter be the responsibility of Sovereign as the surviving corporation; all in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of Delaware.

     (c) Sovereign's Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and the bylaws of Sovereign, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of Sovereign, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

    (d) Board of Directors and Officers of Sovereign and Sovereign Bank.

          (i) On the Effective Date, the Board of Directors of Sovereign, as the surviving corporation in the Merger, shall consist of those persons holding such office immediately prior to the Effective Date.

          (ii) On the Effective Date, the officers of Sovereign duly elected and holding office immediately prior to the Effective Date shall be the officers of Sovereign, as the surviving corporation in the Merger, existing on such Effective Date.

          (iii) On the effective date of the Bank Merger, the directors of Sovereign Bank as the surviving institution in the Bank Merger shall consist of (i) those persons holding such office immediately prior to the Effective Date, and (ii) Michael J. Quigley, III. Sovereign shall cause Mr. Quigley to be appointed as a director of Sovereign Bank effective as of the effective date of the Bank Merger. Mr. Quigley shall be appointed to hold office until the 1997 annual reorganization meeting of the Board of Directors of Sovereign Bank and until his successor is elected and qualified or otherwise in accordance with Sovereign Bank's charter and bylaws.

          (iv) On the effective date of the Bank Merger, the officers of Sovereign Bank duly elected and holding office immediately prior to such effective date shall be the officers of Sovereign Bank, as the surviving corporation in the Bank Merger.

          (v) On the effective date of the Bank Merger, Sovereign will create an advisory board of directors of Sovereign Bank for the market area served by First DeWitt which shall consist of all existing directors of First DeWitt. Sovereign shall cause such persons to be elected as advisory directors of Sovereign Bank effective as of the effective date of the Bank Merger, and each shall hold office for at least one year from such effective date. Such advisory board shall meet quarterly and each member shall receive $250 per meeting attended.

     (e) Conversion of Shares.

         (i) Sovereign Common Stock.

             (A) Each share of Sovereign Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Sovereign Common Stock. Shares of Sovereign Common Stock owned by FSFS (other than shares held in trust, managed, custodial or nominee accounts and the like or held by mutual funds for which a subsidiary of FSFS acts as investment advisor, that in any such case are beneficially owned by third parties (any such shares, 'trust account shares') and shares acquired in respect of debts previously contracted (any such shares, 'DPC shares')) shall become treasury stock of Sovereign.

             (B) Each share of Sovereign Common Stock issued and held in the treasury of Sovereign as of the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of Sovereign.

         (ii) FSFS Common Stock.

             (A) Subject to the provisions of subparagraphs (B), (C) and (D) of this Section 1.02(e)(ii), each share of FSFS Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of FSFS Common Stock, if any, then owned by Sovereign or FSFS or any FSFS Subsidiary) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive:

                 (i) if the Sovereign Market Value determined as of the
            Effective Date is greater than or equal to $9.00 (88% of the Sovereign Market Value determined as of the date of this Agreement) and less than or equal to $11.45 (112% of the Sovereign Market Value determined as of the date of this Agreement), then that number of shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase

            Rights pursuant to the Sovereign Rights Agreement, equal to $14.75 divided by the Sovereign Market Value determined as of the Effective Date;

                 (ii) if the Sovereign Market Value determined as of the
            Effective Date is less than $9.00, then 1.64 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement; or

                 (iii) if the Sovereign Market Value determined as of the
            Effective Date is greater than $11.45, then 1.29 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement (as determined pursuant to either Sections 1.02(e)(ii)(A)(i), 1.02(e)(ii)(A)(ii) or
            1.02(a)(ii)(A)(iii), the 'Applicable Exchange Ratio').

             (B) Each share of FSFS Common Stock (other than trust account shares or DPC shares) owned by Sovereign or a Sovereign Subsidiary on the Effective Date, if any, shall be cancelled.

             (C) Each share of FSFS Common Stock issued and held in the treasury of FSFS or owned by FSFS or any FSFS Subsidiary (other than trust account shares or DPC shares) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

             (D) No fraction of a whole share of Sovereign Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of FSFS Common Stock who would otherwise be entitled to receive a fraction of a share of Sovereign Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the market value of Sovereign Common Stock (determined in accordance with the provisions of Section 1.02(e)(iii) hereof).

     (f) Stock Options. Each option to acquire FSFS Common Stock shall be converted into and become an option to acquire that number of shares of Sovereign Common Stock equal to the number of shares of FSFS Common Stock covered by the option multiplied by the Applicable Exchange Ratio and the exercise price for a whole share of Sovereign Common Stock shall be the present stated exercise price of such option divided by the Applicable Exchange Ratio, such shares to be issuable upon exercise of such options in accordance with the terms of the respective plans and grant agreements under which they were issued.

     (g) Surrender and Exchange of FSFS Stock Certificates.

          (i) Exchange of Certificates. Each holder of shares of FSFS Common Stock who surrenders to Sovereign the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of Sovereign Common Stock into which such holder's shares of FSFS Common Stock have been converted pursuant to the Merger, together with a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof.

          (ii) Rights Evidenced by Certificates. Each certificate for shares of Sovereign Common Stock issued in exchange for certificates for FSFS Common Stock pursuant to Section 1.02(g)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of stock from the Effective Date. Until surrendered, each certificate theretofore evidencing shares of FSFS Common Stock will, from and after the Effective Date, evidence solely the right to receive certificates for shares of Sovereign Common Stock pursuant to
     Section 1.02(g)(i) hereof and a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof. If certificates for shares of FSFS Common Stock are exchanged for Sovereign Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of Sovereign Common Stock, Sovereign will pay cash in an amount equal to dividends theretofore payable on such

     Sovereign Common Stock and pay or deliver any other distribution to which holders of shares of Sovereign Common Stock have theretofore become entitled. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this Section 1.02(g) upon surrender of certificates for shares of FSFS Common Stock. Notwithstanding the foregoing, no party hereto will be liable to any holder of FSFS Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as certificates for shares of FSFS Common Stock are surrendered by a FSFS shareholder to Sovereign for exchange, Sovereign shall have the right to withhold dividends or any other distributions on the shares of Sovereign Common Stock issuable to such shareholder.

          (iii) Exchange Procedures. Each certificate for shares of FSFS Common Stock delivered for exchange under this Section 1.02(g) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of Sovereign Common Stock for which certificates will be issued pursuant to this Section 1.02(g) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of Sovereign Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of Sovereign Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of FSFS Common Stock which are surrendered. As promptly as practicable after the Effective Date, Sovereign shall send or cause to be sent to each shareholder of record of FSFS Common Stock transmittal materials for use in exchanging certificates representing FSFS Common Stock for certificates representing Sovereign Common Stock into which the former have been converted in the Merger.

          (iv) Closing of Stock Transfer Books; Cancellation of FSFS Certificates. Upon the Effective Date, the stock transfer books for FSFS Common Stock will be closed and no further transfers of shares of FSFS Common Stock will thereafter be made or recognized. All certificates for shares of FSFS Common Stock surrendered pursuant to this Section 1.02(g) will be cancelled by Sovereign.

     (h) Payment Procedures. As soon as practicable after the Effective Date, Sovereign shall make payment of the cash consideration provided for in Section 1.02(e)(ii)(D) to each person entitled thereto.

     (i) Anti-Dilution Provisions. If, on the Effective Date, the Applicable Exchange Ratio is determined pursuant to either Section 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii) and Sovereign has, at any time after the date hereof and before the Effective Date, (A) issued a dividend in shares of Sovereign Common Stock, (B) combined the outstanding shares of Sovereign Common Stock into a smaller number of shares, (C) subdivided the outstanding shares of Sovereign Common Stock, or (D) reclassified the shares of Sovereign Common Stock, then, in any such event, the number of shares of Sovereign Common Stock to be delivered pursuant to Sections 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii) to FSFS shareholders who are entitled to receive shares of Sovereign Common Stock in exchange for shares of FSFS Common Stock shall be adjusted so that each FSFS shareholder shall be entitled to receive such number of shares of Sovereign Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if Sovereign shall declare a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date, the Applicable Exchange Ratio determined pursuant to Sections 1.02(e)(ii)(A)(ii) and 1.02(e)(ii)(A)(iii) shall be adjusted upward by 7%).

     Section 1.03 The Bank Merger. Sovereign and FSFS shall use their best efforts to cause First DeWitt to merge with and into Sovereign Bank, with Sovereign Bank surviving such merger, as soon as practicable after the Effective

Date. Concurrently with, or as soon as practicable after, the execution and delivery of this Agreement, Sovereign shall cause Sovereign Bank, and FSFS shall cause First DeWitt, to execute and deliver the Bank Plan of Merger attached hereto as Exhibit 3.

                                   ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF FSFS


     FSFS hereby represents and warrants to Sovereign that, except as specifically set forth in the FSFS Disclosure Schedule delivered to Sovereign by FSFS on the date hereof:

     Section 2.01 Organization.

     (a) FSFS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and licensed to do business under the laws of the State of New Jersey. FSFS is a savings and loan holding company duly registered under the HOLA. FSFS has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Except for the State of New Jersey, FSFS is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

     (b) First DeWitt is a federal savings bank duly organized and validly existing under the laws of the United States of America. First DeWitt has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Except for the State of New Jersey, neither First DeWitt nor any FSFS subsidiary is qualified or licensed to do business as a foreign corporation in any other jurisdiction and are not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

     (c) There are no FSFS Subsidiaries other than First DeWitt and those identified in the FSFS Disclosure Schedule. There are no First DeWitt Subsidiaries other than those identified in the FSFS Disclosure Schedule.

     (d) The deposits of First DeWitt are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

     (e) The respective minute books of FSFS and First DeWitt and each other FSFS Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

     (f) Prior to the date of this Agreement, FSFS has delivered to Sovereign true and correct copies of the certificate of incorporation and bylaws of FSFS and the charter and bylaws of First DeWitt as in effect on the date hereof.

     Section 2.02 Capitalization.

     (a) The authorized capital stock of FSFS consists of (a) 8,000,000 shares of common stock, $0.01 par value ('FSFS Common Stock'), of which 3,938,815 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and (b) 2,000,000 shares of preferred stock, $0.01 par value, none of which are issued or outstanding. Neither FSFS nor First DeWitt nor any other FSFS Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FSFS Common Stock, FSFS preferred stock or any other security of FSFS or any securities representing the right to vote, purchase or otherwise receive any shares of FSFS Common Stock, FSFS preferred stock or any other security of FSFS, other than for (i) shares issuable under the Sovereign Option and (ii) 385,600 shares which FSFS is obligated to issue, under FSFS's 1987 Stock Option Plan, FSFS's 1993 Long-term Incentive Stock

Benefit Plan and FSFS's 1993 Stock Option Plan for Outside Directors (the 'FSFS Stock Option Plans'), at a weighted average exercise price of $7.66, to its directors, officers and employees and officers and employees of FSFS Subsidiaries, including First DeWitt. As of March 31, 1996, FSFS had approximately 1,150 shareholders of record.

     (b) The authorized capital stock of First DeWitt consists of (i) 750,000 shares of common stock, par value $1.00 per share ('First DeWitt Common Stock'), of which 1,000 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by FSFS and (ii) 250,000 shares of preferred stock, par value $1.00 per share, none of which are issued or outstanding. Neither FSFS nor any other FSFS Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any FSFS Subsidiary or any other security of any FSFS Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any FSFS Subsidiary. Either FSFS or First DeWitt owns all of the outstanding shares of capital stock of each FSFS Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

     (c) Except as set forth in the FSFS Disclosure Schedule, neither (i) FSFS,
(ii) First DeWitt or (iii) any other FSFS Subsidiary, owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolios of FSFS Subsidiaries, equity interests held by FSFS Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of FSFS Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by FSFS or First DeWitt with respect to any other company's capital stock or the equity of any other person.

     (d) No person or 'group' (as that term is used in Section 13(d)(3) of the Exchange Act), to the best of FSFS's knowledge, is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FSFS Common Stock, except as disclosed in FSFS's proxy statement for use in connection with its January 17, 1996 annual meeting of shareholders, previously delivered to Sovereign or in the FSFS Disclosure Schedule.

     (e) Neither Austin Bernet, Inc. ('ABI'), Basswood Partners, L.P. ('Basswood'), nor FMR Corp. ('FMR') is an Affiliate or is or will be deemed to be an affiliate of FSFS within the meaning of SEC Staff Accounting Bulletin No. 65, SEC Accounting Series Release No. 130 or SEC Accounting Series Release No. 135.

     Section 2.03 Authority; No Violation.

     (a) FSFS has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. First DeWitt has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by FSFS and the completion by FSFS of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of FSFS and, except for approval by the shareholders of FSFS as required under the DGCL, FSFS's certificate of incorporation and bylaws and Nasdaq requirements applicable to it, no other corporate proceedings on the part of FSFS are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FSFS, subject to approval of the shareholders of FSFS as required under the DGCL, FSFS's certificate of incorporation and bylaws and Nasdaq requirements applicable to it, and constitutes the valid and binding obligation of FSFS, enforceable against FSFS in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by First DeWitt, will constitute the valid and binding obligation of First DeWitt, enforceable against First DeWitt in accordance with its terms, subject to applicable conservatorship, receivership, insolvency and similar laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and subject, as to enforceability, to general principles of equity.

     (b) (A) The execution and delivery of this Agreement by FSFS, (B) the execution and delivery of the Bank Plan of Merger by First DeWitt, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section
3.04 hereof and FSFS's and Sovereign's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (D) compliance by FSFS or First DeWitt with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of FSFS or any FSFS Subsidiary or the charter and bylaws of First DeWitt; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FSFS or any FSFS Subsidiary or any of their respective properties or assets; or (iii) except as set forth in the FSFS Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FSFS or any FSFS Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which FSFS or any FSFS Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a material adverse effect on the assets, business, financial condition, results of operations or business prospects of FSFS and the FSFS Subsidiaries taken as a whole or the ability of FSFS to perform any of its obligations under this Agreement.

     Section 2.04 Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section
3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of FSFS under the DGCL, and of the Bank Plan of Merger by FSFS as sole shareholder of First DeWitt under the HOLA, and by the First DeWitt Board of Directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by FSFS or the Bank Plan of Merger by First DeWitt, and (b) the completion by FSFS of the transactions contemplated hereby or by First DeWitt of the Bank Merger. FSFS has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact FSFS's ability to consummate the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the consummation of the transactions contemplated by this Agreement.

     Section 2.05 Financial Statements.

     (a) FSFS has previously delivered, or will deliver, to Sovereign the FSFS Regulatory Reports. The FSFS Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of FSFS as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

     (b) FSFS has previously delivered to Sovereign the FSFS Financials. The FSFS Financials have been, or will be, prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of FSFS as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles applied on a consistent basis.

     (c) At the date of each balance sheet included in the FSFS Financials or the FSFS Regulatory Reports, neither FSFS nor First DeWitt (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FSFS Financials or FSFS Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     Section 2.06 Taxes.

     (a) FSFS and the FSFS Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). FSFS has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to FSFS and all FSFS Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from FSFS and any FSFS Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

     (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to FSFS or any FSFS Subsidiary.

     Section 2.07 No Material Adverse Effect. FSFS has not suffered any Material Adverse Effect since March 31, 1996.

     Section 2.08 Contracts.

     (a) Except as described in FSFS's proxy statement for its January 17, 1996 annual meeting of shareholders and Annual Reports on Form 10-K for the fiscal years ended September 30, 1993, 1994 and 1995, previously delivered to Sovereign, in the footnotes to the audited consolidated financial statements of FSFS as of September 30, 1995 and for the three years ended September 30, 1995 or in the FSFS Disclosure Schedule, neither FSFS nor any FSFS Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of FSFS or any FSFS Subsidiary, except for 'at will' arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of FSFS or any FSFS Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of FSFS or any FSFS Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any FSFS Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FSFS or any FSFS Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and 'treasury tax and loan' accounts established in the ordinary course of business and transactions in 'federal funds' or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Sovereign or any Sovereign Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom of any FSFS Subsidiary to engage in any type of banking or bank-related business permissible under law.

     (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) or described in the FSFS proxy statement for its January 17, 1996 annual meeting of shareholders or in a footnote to such audited consolidated financial statements, have been provided to Sovereign on or before the date hereof, are listed on the FSFS Disclosure Schedule and are in full force and effect on the date hereof and neither FSFS nor any FSFS Subsidiary (nor, to the knowledge of FSFS, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to FSFS. Except as set forth in the FSFS Disclosure Schedule, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. None of the employees (including officers) of FSFS or any FSFS Subsidiary, except for Michael J. Quigley, III, possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in the FSFS Disclosure Schedule, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which FSFS or any FSFS Subsidiary is a party or under which FSFS or any FSFS Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the FSFS Disclosure Schedule, no such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FSFS or any FSFS Subsidiary absent the occurrence of a subsequent event; (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires FSFS or any FSFS Subsidiary to provide a benefit in the form of FSFS Common Stock or determined by reference to the value of FSFS Common Stock.

     Section 2.09 Ownership of Property; Insurance Coverage.

     (a) Except as disclosed in the FSFS Disclosure Schedule, FSFS and the FSFS Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by FSFS or any FSFS Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FSFS Regulatory Reports and in the FSFS Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for borrowed money from a Federal Home Loan Bank, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) items permitted under Article IV. FSFS and the FSFS Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by FSFS and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in the FSFS Disclosure Schedule, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the Notes to the FSFS Financials.

     (b) With respect to all agreements pursuant to which FSFS or any FSFS Subsidiary has purchased securities subject to an agreement to resell, if any, FSFS or such FSFS Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

     (c) FSFS and the FSFS Subsidiaries currently maintain insurance considered by FSFS to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither FSFS nor any FSFS Subsidiary has received notice from any insurance carrier that
(i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by FSFS or First DeWitt under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years FSFS has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

     Section 2.10 Legal Proceedings. Except as disclosed in the FSFS Disclosure Schedule, neither FSFS nor any FSFS Subsidiary is a party to any, and there are no pending or, to the best of FSFS's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature

(i) against FSFS or any FSFS Subsidiary, (ii) to which FSFS or any FSFS Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FSFS to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

     Section 2.11 Compliance With Applicable Law.

     (a) FSFS and FSFS Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on the assets, business, financial condition, the results of operations or business prospects of FSFS and its Subsidiaries taken as a whole.

     (b) Except as disclosed in the FSFS Disclosure Schedule, neither FSFS nor any FSFS Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that FSFS or any FSFS Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FSFS or any FSFS Subsidiary; (iii) requiring or threatening to require FSFS or any FSFS Subsidiary, or indicating that FSFS or any FSFS Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of FSFS or any FSFS Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FSFS or any FSFS Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a 'Regulatory Agreement'). Neither FSFS nor any FSFS Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to Sovereign.

     Section 2.12 ERISA. FSFS has previously delivered to Sovereign true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long term incentive plans, settlement plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the FSFS Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of FSFS or any FSFS Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute 'qualified plans' under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. The pension plan has not incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA

Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. Neither FSFS, any FSFS Subsidiary nor any other pension plan maintained by FSFS or any FSFS Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to FSFS, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits by more than $200,000, and FSFS estimates that by the Closing Date such liabilities will not exceed such assets. Neither FSFS nor any FSFS Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All 'employee benefit plans,' as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. Neither FSFS nor any FSFS Subsidiary has a material liability under any such plan which pursuant to GAAP is required to be reflected on or disclosed in (pursuant to a footnote or otherwise) the FSFS Financials and which is not so reflected or disclosed thereon. No prohibited transaction, breach of fiduciary duty or other transaction has occurred within the past six (6) years with respect to (i) any pension plan, employment agreement, supplemental executive retirement plan or special termination agreement maintained by FSFS or any FSFS Subsidiary which would result in the imposition, directly or indirectly, of an excise tax or other penalty under ERISA or the IRC or (ii) any other employee benefit plan maintained by FSFS or any FSFS Subsidiary which would result in the imposition, directly or indirectly, of an excise tax or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to FSFS. FSFS and the FSFS Subsidiaries provide continuation coverage under group health plans for separating employees and 'qualified beneficiaries' in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.


     Section 2.13 Brokers, Finders and Financial Advisors. Except for FSFS's engagement of McConnell, Budd & Downes, Inc. in connection with transactions contemplated by this Agreement, neither FSFS nor any FSFS Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for a commitment to pay McConnell, Budd & Downes, Inc. in connection with the transactions contemplated by this Agreement, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the FSFS Financials. The FSFS Disclosure Schedule shall contain as an exhibit the engagement letter between FSFS and McConnell, Budd & Downes, Inc.

     Section 2.14 Environmental Matters. To the knowledge of FSFS, neither FSFS nor any FSFS Subsidiary, nor any properties owned or operated by FSFS or any FSFS Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to FSFS. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of FSFS, threatened, relating to the liability of any property owned or operated by FSFS or any FSFS Subsidiary under any Environmental Law.

     Section 2.15 Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the FSFS Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the FSFS Financials have been, and will be, established in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria.

     Section 2.16 Information to be Supplied. The information to be supplied by FSFS and First DeWitt for inclusion in the Registration Statement will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by FSFS for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

     Section 2.17 Securities Documents. FSFS has delivered to Sovereign copies of its (i) annual reports on SEC Form 10-K for the years ended September 30, 1995, 1994 and 1993, (ii) quarterly reports on SEC Form 10-Q for the quarters ended December 31, 1995, and March 31, 1996, and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 1996, 1995 and 1994. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC.

     Section 2.18 Related Party Transactions. Except as disclosed (i) in the FSFS Disclosure Schedule, (ii) in the proxy statement for use in connection with FSFS's 1996 annual meeting of shareholders or (iii) in the footnotes to the FSFS Financials, FSFS is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of FSFS (except a FSFS Subsidiary). Except as disclosed in the FSFS Disclosure Schedule or in the proxy statement for use in connection with FSFS's 1995 annual meeting of shareholders, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on the FSFS Disclosure Schedule, no loan or credit accommodation to any Affiliate of FSFS is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither FSFS nor First DeWitt has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by First DeWitt is inappropriate.

     Section 2.19 Schedule of Termination Benefits.  The FSFS Disclosure
Schedule includes a schedule of termination benefits and related payments payable to the individuals identified thereon, excluding any options to acquire FSFS Common Stock granted to such individuals, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any other pension benefit or welfare benefit plan maintained by FSFS solely for the benefit of officers of FSFS or FSFS Subsidiaries (the 'Benefits Schedule'), in the event their employment had been terminated as of March 31, 1996. No other individuals are entitled to benefits under any such plans. The present value of the termination benefits and related payments specified, including required gross-up payments under Section 280G of the IRC, on the Benefit Schedule with respect to each named individual (based on a 6% per annum discount factor) is true and correct in all material respects and the aggregate amount of the present value of such termination benefits and related payments (based on a 6% per annum discount factor) does not exceed the amount set forth on the Benefits Schedule included in the FSFS Disclosure Schedule, excluding any amounts accrued through March 31, 1996, assuming all individuals entitled to receive termination benefits under any and all agreements providing for such termination benefits terminated their employment on March 31, 1996.

     Section 2.20 Loans. Each loan reflected as an asset in the FSFS Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligator named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on FSFS.

     Section 2.21 Quality of Representations. The representations made by FSFS in this Agreement are true, correct and complete in all material respects.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF SOVEREIGN

     Sovereign hereby represents and warrants to FSFS that, except as set forth in the Sovereign Disclosure Schedule delivered by Sovereign to FSFS on or prior to the date hereof:

     Section 3.01 Organization.

     (a) Sovereign is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each Sovereign Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Sovereign nor any Sovereign Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania and the states of Delaware and New Jersey, except where the failure to be so qualified would not have a Material Adverse Effect. Sovereign is a savings and loan holding company duly registered under the HOLA.

     (b) Sovereign Bank is a federal savings bank, duly organized and validly existing under the laws of the United States of America. Sovereign Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

     (c) The deposits of Sovereign Bank are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

     (d) The respective minute books of Sovereign and Sovereign Bank accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

     (e) Prior to the execution of this Agreement, Sovereign has delivered to FSFS true and correct copies of the articles of incorporation and the bylaws of Sovereign and Sovereign Bank, respectively, as in effect on the date hereof.

     Section 3.02 Capital Structure.

     (a) Sovereign is authorized, by its articles of incorporation, to issue (a) 100,000,000 shares of common stock, no par value ('Sovereign Common Stock'), of which, at the date of this Agreement, no shares were issued and held by Sovereign as treasury stock and 52,769,815 shares are issued and outstanding, and (b) 7,500,000 shares of preferred stock, no par value, of which, at the date of this Agreement, 2,000,000 shares of 6-1/4% Cumulative, Convertible Preferred Stock, Series B, are issued and outstanding. All shares of Sovereign Common Stock issued and outstanding are fully paid and nonassessable and none were issued in violation of any preemptive rights. Sovereign has no Rights authorized, issued or outstanding, other than (i) the Sovereign Stock Purchase Rights, and (ii) options to acquire 1,578,902 shares of Sovereign Common Stock as authorized under Sovereign's employee benefit plans, stock option plans, non-employee directors compensation plan, employee stock ownership plan, employee stock purchase plan, and dividend reinvestment and stock purchase plan. As of March 31, 1996, Sovereign had approximately 8,500 shareholders of record.

     (b) To the best of Sovereign's knowledge, except as disclosed in Sovereign's proxy statement dated March 15, 1996, no person or 'group' (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner of 5% or more of the outstanding shares of Sovereign Common Stock.

     (c) Sovereign owns all of the capital stock of Sovereign Bank, free and clear of any lien or encumbrance. Except for the Sovereign Subsidiaries, Sovereign does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of Sovereign Subsidiaries, equity interests held by Sovereign Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Sovereign Subsidiaries.

     Section 3.03 Authority; No Violation.

     (a) Sovereign has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Sovereign Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Sovereign and the consummation by Sovereign of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sovereign and no other corporate proceedings on the part of Sovereign are necessary to consummate the transactions contemplated hereby. The execution and delivery of the Bank Plan of Merger by Sovereign Bank and the consummation by Sovereign Bank of the Bank Merger have been duly and validly approved by the Board of Directors of Sovereign Bank and by Sovereign as sole shareholder of Sovereign Bank, and no other corporate proceedings on the part of Sovereign Bank are necessary to consummate the transactions contemplated by the Bank Plan of Merger. This Agreement has been duly and validly executed and delivered by Sovereign and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Sovereign Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Sovereign Bank, enforceable against Sovereign Bank in accordance with its terms, subject to applicable conservatorship and receivership provisions of the Federal Deposit Insurance Act, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

     (b) (A) The execution and delivery of this Agreement by Sovereign, (B) the execution and delivery of the Bank Plan of Merger by Sovereign Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section
3.04 hereof and FSFS's and Sovereign's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by Sovereign or Sovereign Bank with any of the terms or provisions hereof or of the Bank Plan of Merger will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Sovereign or the charter and bylaws of Sovereign Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sovereign or Sovereign Bank or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Sovereign or Sovereign Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Sovereign or Sovereign Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Sovereign.

     Section 3.04 Consents. Except for consents and approvals of or filings with the OTS, the PDB, the SEC, and state 'blue sky' authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary in connection with the execution and delivery of this Agreement by Sovereign or the Bank Plan of Merger by Sovereign Bank, or the consummation by Sovereign of the transactions contemplated hereby or by Sovereign Bank of the Bank Merger. Sovereign has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Sovereign's ability to consummate the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the consummation of the transactions contemplated by this Agreement.

     Section 3.05 Financial Statements.

     (a) Sovereign has previously delivered, or will deliver, to FSFS the Sovereign Financials. The Sovereign Financials have been, or will be, prepared in accordance with generally accepted accounting principles, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Sovereign as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles. Sovereign will make the Sovereign Regulatory Reports available to FSFS for inspection.

     (b) At the date of any balance sheet included in the Sovereign Financials, Sovereign did not have any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Sovereign Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities and obligations which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein.

     Section 3.06 Taxes. Sovereign and the Sovereign Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Sovereign has duly filed in correct form all federal, state and local tax returns required to be filed by or with respect to Sovereign and all Sovereign Subsidiaries on or prior to the date hereof (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Sovereign and any Sovereign Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the date hereof other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

     Section 3.07 No Material Adverse Effect. Sovereign has not suffered any Material Adverse Effect since March 31, 1996.

     Section 3.08 Legal Proceedings. Neither Sovereign nor any Sovereign Subsidiary is a party to any, and there are no pending or, to the best of Sovereign's knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Sovereign or any Sovereign Subsidiary, (ii) to which Sovereign's or any Sovereign Subsidiary's assets are subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Sovereign to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to materially and adversely affect the assets, business, financial condition or results of operations of Sovereign and its Subsidiaries taken as a whole.

     Section 3.09 Ownership of Property; Insurance Coverage.

     (a) Sovereign and the Sovereign Subsidiaries have good and, as to real property, marketable title to all assets and properties owned by Sovereign or any of its Subsidiaries, whether real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Sovereign Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Sovereign Disclosure Schedule or permitted under Article IV hereof, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Sovereign and the Sovereign Subsidiaries, as lessee, have the right under valid and subsisting leases of properties used by Sovereign and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

     (b) Sovereign and the Sovereign Subsidiaries currently maintain insurance in amounts considered by Sovereign to be reasonable for their respective operations, and such insurance is similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Sovereign nor any Sovereign Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased.

     Section 3.10 Compliance With Applicable Law.

     (a) Sovereign and the Sovereign Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on the assets, business, financial condition, business prospects or results of operations of Sovereign and its Subsidiaries taken as a whole.

     (b) Neither Sovereign nor any Sovereign Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Sovereign or any Sovereign Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces;
(ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Sovereign or any Sovereign Subsidiary; (iii) requiring or threatening to require Sovereign or any Sovereign Subsidiary, or indicating that Sovereign or any Sovereign Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Sovereign or any Sovereign Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Sovereign or any Sovereign Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a 'Regulatory Agreement'). Neither Sovereign nor any Sovereign Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to FSFS.

     Section 3.11 Information to be Supplied. The information to be supplied by Sovereign for inclusion in the Registration Statement will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Sovereign for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

     Section 3.12 ERISA. Sovereign has previously made available to FSFS true and complete copies of the employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans), and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth on the Sovereign Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Sovereign or any Sovereign Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute 'qualified plans' under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Sovereign nor any Sovereign Subsidiary, and no pension plan maintained by Sovereign or any Sovereign Subsidiary, has incurred, directly or indirectly, within the past six
(6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Sovereign, except liabilities to the Pension Benefit

Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Sovereign nor any Sovereign Subsidiary has incurred any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All 'employee benefit plans,' as defined in ERISA Section 3(3), comply and in the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA, and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. Except as disclosed in the Sovereign Disclosure Schedule, neither Sovereign nor any Sovereign Subsidiary has a material liability under any such plan which is not reflected on the Sovereign Financials. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six
(6) years with respect to any employee benefit plan maintained by Sovereign or any Sovereign Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Sovereign. Sovereign and the Sovereign Subsidiaries provide continuation coverage under group health plans for separating employees in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

     Section 3.13 Securities Documents. Sovereign has delivered, or will deliver, to FSFS copies of its (i) annual reports on SEC Form 10-K for the years ended December 31, 1995, 1994, and 1993, (ii) quarterly reports on SEC Form 10-Q for the quarter ended March 31, 1996, and (iii) proxy statement dated March 15, 1996 used in connection with its annual meeting of shareholders held in April 1996. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

     Section 3.14 Environmental Matters. To the knowledge of Sovereign, neither Sovereign nor any Sovereign Subsidiary, nor any properties owned or operated by Sovereign or any Sovereign Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in or will result in a Material Adverse Effect with respect to Sovereign. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Sovereign, threatened, relating to the liability of any property owned or operated by Sovereign or any Sovereign Subsidiary under any Environmental Law.

     Section 3.15 Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the Sovereign Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Sovereign Financials have been, and will be, established in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria.

     Section 3.16 Brokers and Finders. Neither Sovereign nor any Sovereign Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement.

     Section 3.17 Quality of Representations. The representations made by Sovereign in this Agreement are true, correct and complete in all material respects.

                                   ARTICLE IV
                            COVENANTS OF THE PARTIES

     Section 4.01 Conduct of FSFS's Business.

     (a) From the date of this Agreement to the Closing Date, FSFS and each FSFS Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of Sovereign. FSFS will use its best efforts, and will cause First DeWitt to use its best efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of FSFS and FSFS Subsidiaries and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Sovereign in writing or as permitted or required by this Agreement, FSFS will not, and FSFS will not permit any FSFS Subsidiary to:

          (i) amend or change any provision of its certificate or articles of incorporation, charter, or bylaws;

          (ii) change the number of authorized or issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) FSFS may issue shares of FSFS Common Stock upon the valid exercise, subject to the terms of the letter agreement attached hereto as Exhibit 1, of presently outstanding options to acquire FSFS Common Stock under the FSFS Stock Option Plans and (B) FSFS may pay a regular quarterly cash dividend, not to exceed $0.055 per share of FSFS Common Stock outstanding. As promptly as practicable following the date of this Agreement, the Board of Directors of FSFS shall cause its regular quarterly dividend record dates and payment dates to be the same as Sovereign's regular quarterly dividend record dates and payment dates for Sovereign Common Stock, and FSFS shall not change its regular dividend payment dates and record dates without prior written consent of Sovereign. Nothing contained in this Section 4.01(ii) or in any other Section of this Agreement shall be construed to permit FSFS shareholders to receive two dividends in any quarter. Subject to applicable regulatory restrictions, if any, First DeWitt may pay a cash dividend, in the aggregate, sufficient to fund any dividend by FSFS permitted hereunder;

          (iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of FSFS or FSFS Subsidiaries in effect on the date hereof and provided to Sovereign prior to the date hereof) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of FSFS or any FSFS Subsidiary, except for routine periodic increases, individually and in the aggregate, in accordance with past practice;

          (iv) merge or consolidate FSFS or any FSFS Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of FSFS or any FSFS Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between any FSFS Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any FSFS Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

          (v) sell or otherwise dispose of the capital stock of First DeWitt or sell or otherwise dispose of any asset of FSFS or of any FSFS Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of FSFS or of any FSFS Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, 'treasury tax and loan' accounts established in the ordinary course of business and transactions in 'federal funds' and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

          (vi) take any action which would result in any of the representations and warranties of FSFS set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in
     Article V hereof not being satisfied;

          (vii) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating FSFS or First DeWitt;

          (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which FSFS or any FSFS Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

          (ix) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost; provided, however, that FSFS may contribute to the FSFS pension plan an amount not to exceed the minimum amount required under ERISA or the IRC only if (A) such amount is usual and ordinary, consistent with past practice and (B) FSFS obtains an opinion of legal counsel that the full amount of such contribution will be deductible by FSFS for federal tax purposes, and further provided that in no event will FSFS contribute to the FSFS pension plan an amount in excess of $200,000 without Sovereign's prior written consent;

          (x) purchase any security for its investment portfolio not rated 'A' or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.;

          (xi) make any loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $600,000 in the aggregate, or compromise, extend, renew or modify any such loan or commitment outstanding in excess of $600,000, except for any commitment disclosed on the FSFS Disclosure Schedule; provided that Sovereign will not unreasonably withhold its consent with respect to any request by FSFS for permission to compromise, extend, renew or modify any loan in excess of $600,000;

          (xii) except as set forth on the FSFS Disclosure Schedule, enter into, renew, extend or modify any other transaction with any Affiliate;

          (xiii) enter into any interest rate swap or similar commitment, agreement or arrangement;

          (xiv) except for the execution of this Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement;

          (xv) intentionally and knowingly take any action that would preclude satisfaction of the condition to closing contained in Section 5.02(k) relating to financial accounting treatment of the Merger; or

          (xvi) agree to do any of the foregoing.

     For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for FSFS or any FSFS Subsidiary to do any of the following: (i) make any capital expenditure of $50,000 or more not disclosed on FSFS Disclosure Schedule 4.01, without the prior written consent of Sovereign;
(ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $1,000,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio by FSFS or a FSFS Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; or (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by FSFS or any FSFS Subsidiary of more than $100,000 annually, or containing a material financial commitment and extending beyond 24 months from the date hereof. Notwithstanding anything in this Section 4.01 to the contrary, (i) FSFS shall be permitted to sell, exchange or otherwise dispose of nonperforming assets (as defined in Section 5.02(q)), except that sales, exchanges or other dispositions of nonperforming assets with a principal balance exceeding $500,000 shall require the prior written consent of Sovereign, which consent shall not be unreasonably withheld, and (ii) FSFS shall be permitted to sell and transfer an aggregate of $59,900,000 in credit card receivables, previously identified to Sovereign, to Cross Country Bank (or its designee) at no less than the book value (exclusive of any reserves) thereof.

     Section 4.02 Access; Confidentiality.

     (a) From the date of this Agreement through the Closing Date, FSFS or Sovereign, as the case may be, shall afford to, and shall cause each FSFS Subsidiary or Sovereign Subsidiary to afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of FSFS and Sovereign will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

     (b) FSFS and Sovereign each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

     (c) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, FSFS shall permit employees of Sovereign reasonable access to and participation in matters relating to problem loans, loan restructurings and loan work-outs of FSFS and the FSFS Subsidiaries, provided that nothing contained in this subparagraph shall be construed to grant Sovereign or any Sovereign employee any final decision-making authority with respect to such matters. Sovereign shall have the right, however, at Sovereign's expense, to cause FSFS or any FSFS Subsidiary to obtain an appraisal by an independent third party experienced in such matters, and mutually satisfactory to Sovereign and FSFS, of the assets or property securing any loan made by FSFS or any FSFS Subsidiary.

     (d) If the transactions contemplated by this Agreement shall not be consummated, FSFS and Sovereign will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. FSFS and Sovereign shall each give prompt notice to the other party of any contemplated disclosure where such disclosure is so legally required.

     Section 4.03 Regulatory Matters and Consents.

     (a) Sovereign and FSFS will prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

     (b) FSFS will furnish Sovereign with all information concerning FSFS and FSFS Subsidiaries as may be necessary or advisable in connection with any Application or filing made by or on behalf of Sovereign to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

     (c) Sovereign will promptly furnish FSFS with copies of all material written communications to, or received by Sovereign or any Sovereign Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby, except information which is filed by Sovereign which is designated as confidential or contains an earnings projection.

     (d) Sovereign will furnish FSFS with (i) copies of all Applications prior to filing with any Regulatory Authority and provide FSFS a reasonable opportunity to suggest changes to such Applications, which suggested changes Sovereign may, in its sole discretion accept or reject, (ii) copies of all Applications filed by Sovereign and (iii) copies of all documents filed by Sovereign under the Securities Exchange Act of 1934, as amended.

     (e) FSFS will cooperate with Sovereign in the foregoing matters and will furnish Sovereign with all information concerning FSFS and FSFS Subsidiaries as may be necessary or advisable in connection with any Application or filing (including the Registration Statement and any report filed with the SEC) made by or on behalf of Sovereign to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, FSFS will provide certificates and other documents reasonably requested by Sovereign.

     Section 4.04 Taking of Necessary Action.

     (a) Sovereign and FSFS shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 4.03 of this Agreement, and
(ii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the Bank Merger including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that neither FSFS nor any FSFS Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Sovereign, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude Sovereign or FSFS or from exercising its rights under this Agreement or the Option Agreement.

     (b) FSFS and Sovereign shall promptly prepare a Prospectus/Proxy Statement to be mailed to shareholders of FSFS in connection with the meeting of FSFS shareholders and transactions contemplated hereby, and to be filed by Sovereign with the SEC in the Registration Statement, which Prospectus/Proxy statement shall conform to all applicable legal requirements. Sovereign shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and FSFS and Sovereign shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Sovereign will advise FSFS, promptly after Sovereign receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Sovereign shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or 'Blue Sky' permits and approvals required to carry out the transactions contemplated by this Agreement. Sovereign will provide FSFS with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as FSFS may reasonably request.

     Section 4.05 Certain Agreements.

     (a) On or after the Effective Date, Sovereign shall indemnify, defend and hold harmless all prior and then-existing directors and officers of FSFS and First DeWitt, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Sovereign which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FSFS or any FSFS Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ('Indemnified Liabilities') and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by FSFS or First DeWitt as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee of FSFS or First DeWitt may not be indemnified by Sovereign and/or Sovereign Bank if such indemnification is prohibited by applicable law.

     (b) Sovereign agrees to honor and Sovereign agrees to cause Sovereign Bank to honor all terms and conditions of all existing employment contracts and special termination agreements disclosed in the FSFS Disclosure Schedule.

     Section 4.06 No Other Bids and Related Matters. So long as this Agreement remains in Effect, FSFS shall not, nor shall it permit any FSFS Subsidiary or any other Affiliate of FSFS or any officer, director or employee of any of them, or any investment banker, attorney, accountant or other representative retained by FSFS, any FSFS Subsidiary or any other FSFS Affiliate to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any person other than Sovereign concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of FSFS, any FSFS Subsidiary, or any assets or business thereof (except that FSFS's officers may respond to inquiries from analysts, Regulatory Authorities and holders of FSFS Common Stock in the ordinary course of business). FSFS shall notify Sovereign immediately if any such discussions or negotiations are sought to be initiated with FSFS by any person other than Sovereign or if any such requests for information, inquiries, proposals or communications are received from any person other than Sovereign.

     Section 4.07 Duty to Advise; Duty to Update FSFS's Disclosure
Schedule. FSFS shall promptly advise Sovereign of any change or event having a Material Adverse Effect on it or on any FSFS Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. FSFS shall update FSFS's Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the FSFS Disclosure Schedule. The delivery of such updated Schedule shall not relieve FSFS from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.02(b) hereof.

     Section 4.08 Conduct of Sovereign's Business. From the date of this Agreement to the Closing Date, Sovereign will use its best efforts to (x) preserve its business organizations intact, (y) maintain good relationships with employees, and (z) preserve for itself the goodwill of customers of Sovereign and Sovereign Subsidiaries and others with whom business relationships exist.

     Section 4.09 Board and Committee Minutes. FSFS shall provide to Sovereign, within 30 days after any meeting of the Board of Directors of FSFS or any FSFS Subsidiary, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except that with respect to any meeting held within 30 days of the Closing Date, such minutes shall be provided to Sovereign prior to the Closing Date.

    Section 4.10 Undertakings by Sovereign and FSFS.

     (a) From and after the date of this Agreement, FSFS shall:

          (i) Voting by Directors. Use its best efforts to cause all members of FSFS's Board of Directors to vote all shares of FSFS's Common Stock beneficially owned by each such director in favor of this Agreement;

          (ii) Phase I Environmental Audit. Permit Sovereign, if Sovereign elects to do so, at its own expense, to cause a 'phase I environmental audit' to be performed at any physical location owned or occupied by FSFS or any FSFS Subsidiary on the date hereof;

          (iii) Approval of Bank Plan of Merger. Approve the Bank Plan of Merger as sole shareholder of First DeWitt and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by First DeWitt;

          (iv) Proxy Solicitor. If Sovereign requests and agrees to bear the expense thereof, retain a proxy solicitor in connection with the solicitation of FSFS shareholder approval of this Agreement;

          (v) Timely Review. If requested by Sovereign at Sovereign's sole expense, cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 36, and to issue their report on such financial statements as soon as is practicable thereafter;

          (vi) Outside Service Bureau Contracts. If requested to do so by Sovereign, use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to FSFS or any FSFS Subsidiary, on terms and conditions mutually acceptable to FSFS and Sovereign;

          (vii) Committee Meetings. Permit a representative of Sovereign, who is reasonably acceptable to FSFS, to attend all committee meetings of FSFS and First DeWitt management including, without limitation, any loan committee or asset/liability committee. FSFS shall respond reasonably and in good faith to any request of Sovereign to permit a representative of Sovereign, who is reasonably acceptable to FSFS, to attend any meeting of FSFS's Board of Directors or the Executive Committee thereof;

          (viii) Shareholders' Meeting. Submit this Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and use its best efforts to cause its Board of Director to unanimously recommend approval of this Agreement to its shareholders; and

          (ix) Certain Shareholders. Use its best efforts to cause ABI and Basswood to execute the Letter Agreement dated June 24, 1996, in the form attached hereto as Exhibit 1.

          (x) List of Nonperforming Assets. Provide Sovereign, within ten (10) days of the end of each calendar month, a written list of nonperforming assets (as defined in Section 5.02(q)) as of the end of such month.

          (xi) Reserves and Merger-Related Costs. On or before the Effective Date, establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of FSFS to those of Sovereign (as such practices and methods are to be applied to FSFS from and after the Closing
     Date) and Sovereign's plans with respect to the conduct of the business of FSFS following the Merger and otherwise to reflect Merger-related expenses and costs incurred by FSFS, provided, however, that FSFS shall not be required to take such action (A) more than thirty days prior to the Effective Date; and (B) unless Sovereign agrees in writing that all conditions to closing set forth in Section 5.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Sovereign of the writing referred to in the preceding clause, FSFS shall provide Sovereign a written statement, certified without personal liability by the chief executive officer of FSFS and dated the date of such writing, that the representation made in Section 2.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by FSFS or any FSFS Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 6.01(d) hereof.

     (b) From and after the date of this Agreement, Sovereign and FSFS shall each:

          (i) Filings and Approvals. Cooperate with the other in the preparation and filing, as soon as practicable, of (A) the Applications,
     (B) the Registration Statement and related filings under state securities laws covering the Sovereign Common Stock and related Sovereign Stock Purchase Rights to be issued pursuant to the Merger, (C) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Merger and the Bank Merger, and (D) all other documents contemplated by this Agreement;

          (ii) Identification of FSFS's Affiliates. Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of FSFS;

          (iii) Public Announcements. Cooperate and cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to FSFS shareholders, FSFS's internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary;

          (iv) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

          (v) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with generally accepted accounting principles applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

          (vi) Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof;

          (vii) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due; or

     Section 4.11 Employee Benefits and Termination Benefits.

     (a) Employee Benefits. On and after the Effective Date, the employee pension and welfare benefit plans of Sovereign and FSFS may, at Sovereign's election and subject to the requirements of the IRC, continue to be maintained separately or consolidated, provided, however, that FSFS employees shall receive benefits at least as favorable, in the aggregate, as the benefits to which they were entitled on March 31, 1996. In the event of a consolidation of any or all of such plans or in the event of termination of the FSFS benefit plans, FSFS and First DeWitt employees shall receive credit for service with FSFS or First DeWitt under any Sovereign benefit plan, or new Sovereign benefit plan in which such employees would be eligible to enroll for purposes of eligibility and vesting determination. In the event of any termination of or consolidation of any FSFS or First DeWitt health plan with any Sovereign health plan, all employees of FSFS or First DeWitt shall have immediate coverage under any successor health plan without the necessity of satisfying a waiting period for coverage of any pre-existing condition. In the event of a termination or consolidation of any FSFS or First DeWitt health plan, terminated FSFS or First

DeWitt employees will have the right to continue coverage under group health plans of Sovereign and/or the Sovereign subsidiaries in accordance with the IRC Section 4980B(f).

     (b) Termination Benefits. FSFS shall cause to be delivered to Sovereign concurrently with the execution of this Agreement with respect to Michael J. Quigley, III and Emil J. Butchko and within 30 days after the date of this Agreement with respect to each other individual named on the Benefits Schedule included in the FSFS Disclosure Schedule, the written agreement of each such individual in the form attached hereto as Exhibit 4 pursuant to which each such individual agrees and acknowledges that the dollar amount set forth opposite such individual's name on such Benefits Schedule is the entire amount due to such individual under any employment agreement, special termination agreement, supplemental executive retirement plan, deferred bonus plan, deferred compensation plan, salary continuation plan, or any other benefit or welfare plan maintained by FSFS solely for the benefit of officers of FSFS or FSFS Subsidiaries in the event of termination of such individual's employment on March 31, 1996.

     Section 4.12 Duty to Advise; Duty to Update Sovereign's Disclosure Schedule. Sovereign shall promptly advise FSFS of any change or event having a Material Adverse Effect on it or on any Sovereign Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Sovereign shall update Sovereign's Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Sovereign Disclosure Schedule. The delivery of such updated Schedule shall not relieve Sovereign from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.02(b) hereof.

     Section 4.13 Affiliate Letter. No later than five days after the date of this Agreement, FSFS shall cause to be delivered to Sovereign the Letter Agreement attached hereto as Exhibit 1, executed by each director and officer set forth thereon.

                                   ARTICLE V
                                   CONDITIONS

     Section 5.01 Conditions to FSFS's Obligations under this Agreement. The obligations of FSFS hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by FSFS pursuant to Section 7.03 hereof:

     (a) Corporate Proceedings. All action required to be taken by, or on the part of, Sovereign and Sovereign Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Sovereign and Sovereign Bank; and FSFS shall have received certified copies of the resolutions evidencing such authorizations;

     (b) Covenants. The obligations and covenants of Sovereign required by this Agreement to be performed by Sovereign at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to FSFS;

     (c) Representations and Warranties. The representations and warranties of Sovereign set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Sovereign;

     (d) Approvals of Regulatory Authorities. Sovereign shall have received all required approvals of Regulatory Authorities of the Merger, and delivered copies thereof to FSFS; and all notice and waiting periods required thereunder shall have expired or been terminated;

     (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

     (f) No Material Adverse Effect. Since March 31, 1996, there shall not have occurred any Material Adverse Effect with respect to Sovereign;

     (g) Officer's Certificate. Sovereign shall have delivered to FSFS a certificate, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

     (h) Opinion of Sovereign's Counsel. FSFS shall have received an opinion of Stevens & Lee, counsel to Sovereign, dated the Closing Date, in form and substance reasonably satisfactory to FSFS and its counsel to the effect set forth on Exhibit 5 attached hereto;

     (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or 'blue sky' authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

     (j) Tax Opinion. The Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the IRC and FSFS shall have received an opinion of Stevens & Lee, substantially to the effect set forth on Exhibit 6 attached hereto;

     (k) Approval of FSFS's Shareholders. This Agreement shall have been approved by the holders of at least a majority of the outstanding shares of FSFS Common Stock entitled to vote thereon; and

     (l) Investment Banking Opinion. FSFS shall have received an oral opinion from McConnell, Budd & Downes, Inc., received on or before the date of this Agreement and updated in writing as of a date within five (5) days of mailing the Prospectus/Proxy Statement, to the effect that the consideration to be received by shareholders of FSFS pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

     Section 5.02 Conditions to Sovereign's Obligations under this Agreement. The obligations of Sovereign hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Sovereign pursuant to Section 7.03 hereof:

     (a) Corporate Proceedings. All action required to be taken by, or on the part of, FSFS and First DeWitt to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by FSFS and First DeWitt; and Sovereign shall have received certified copies of the resolutions evidencing such authorizations;

     (b) Covenants. The obligations and covenants of FSFS, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to FSFS;

     (c) Representations and Warranties. The representations and warranties of FSFS set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to FSFS;

     (d) Approvals of Regulatory Authorities. Sovereign shall have received all required approvals of Regulatory Authorities for the Merger, without the imposition of any term or condition that would have a Material Adverse Effect on Sovereign upon completion of the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

     (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

     (f) No Material Adverse Effect. Since March 31, 1996, there shall not have occurred any Material Adverse Effect with respect to FSFS; provided, however, that neither (i) an increase in the provision for loan losses for the period ended June 30, 1996 in an amount not to exceed $5,000,000 nor (ii) the incurrence by FSFS of aggregate losses on the sale, exchange or other disposition of nonperforming assets up to the amount permitted by Section 6.01(d) of the Agreement shall be considered a Material Adverse Effect for purposes of this subsection;

     (g) Officer's Certificate. FSFS shall have delivered to Sovereign a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

     (h) Opinions of FSFS's Counsel. Sovereign shall have received an opinion of Luse Lehman Gorman Pomerenk & Schick, counsel to FSFS, dated the Closing Date, in form and substance reasonably satisfactory to Sovereign and its counsel to the effect set forth on Exhibit 7 attached hereto;

     (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or 'blue sky' authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

     (j) Tax Opinion. Sovereign shall have received an opinion of Stevens & Lee, its counsel, substantially to the effect set forth on Exhibit 6 attached hereto;

     (k) Pooling Letter. Sovereign shall have received an opinion from Ernst & Young to the effect that the Merger will be treated as a 'pooling of interests' for financial accounting purposes;

     (l) Phase I Environmental Audit Results. The results of any 'phase I environmental audit' conducted pursuant to Section 4.11(a)(ii) with respect to owned or occupied bank premises shall be reasonably satisfactory to Sovereign; provided, however, that (i) any such environmental audit must be initiated within 45 days of the date of this Agreement and (ii) Sovereign must elect to terminate this Agreement or waive its right to terminate the Agreement under this Section 5.02(k) within 15 days of receiving the results of such environmental audit;

     (m) Liquidation Account. Neither the Merger or consummation of the Bank Plan of Merger shall require Sovereign, FSFS or any Subsidiary of either to distribute to depositors the liquidation account established by First DeWitt in connection with its conversion from mutual to stock form;

     (n) Nationar Payment. First DeWitt shall have received all amounts due from Nationar (approximately $3,000,000 at the date of this Agreement), or a conservator or receiver of Nationar, with respect to checks cleared by that correspondent institution;

     (o) Pension Plans. With respect to each pension plan subject to Title IV of ERISA, (i) the present value of the accrued benefits under such plan shall not, as of the Closing Date, exceed the then current value of the assets of such plan allocable to such accrued benefits and (ii) the amount contributed by FSFS or any FSFS Subsidiary to any such pension plan in the one year period preceding the Closing Date will not exceed $500,000;

     (p) Approval of Sovereign's Shareholders. This Agreement shall have been approved by the shareholders of Sovereign by such vote as is required under Sovereign's articles of incorporation and bylaws if such shareholder approval is required under the listing requirements of the National Association of Securities Dealers; and

     (q) Nonperforming Assets. The amount of nonperforming assets of FSFS and the FSFS Subsidiaries, on a consolidated basis, on the Closing Date shall not exceed $26,100,000. (The term 'nonperforming assets,' for purposes of this subsection, means (i) loans that are 'troubled debt restructurings' as defined in Statement of Financial Accounting Standards No. 15, 'Accounting by Debtors and Creditors for Troubled Debt Restructurings,' excluding restructured loans the terms and conditions of which were approved in writing in advance by Sovereign, (ii) loans on nonaccrual, including loans placed on nonaccrual that may have been previously restructured with Sovereign's approval, (iii) real estate owned, and (iv) all loans 90 days or more past due), except that the term 'nonperforming assets' shall not include loans originated to finance the purchase of any one-to-four-family residential property.) FSFS has previously delivered to Sovereign a list of nonperforming assets as of March 31, 1996.

                                   ARTICLE VI
                       TERMINATION, WAIVER AND AMENDMENT

     Section 6.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

     (a) By the mutual written consent of the parties hereto;

     (b) By Sovereign or FSFS:

          (i) if there shall have been any breach of any representation, warranty, covenant or other obligation of Sovereign which results in a Material Adverse Effect with respect to Sovereign, on the one hand, or of FSFS which results in a Material Adverse Effect with respect to FSFS, on the other hand, and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

          (ii) if the Closing Date shall not have occurred on or before March 31, 1997, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

          (iii) if either party has been informed in writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent is unlikely to be granted, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this

     Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

     (c) By FSFS if, on the Closing Date, the Sovereign Market Value is less than $8.00 (as adjusted for any stock splits or stock dividends); provided, however, that if Sovereign delivers to FSFS on the Closing Date a written notice increasing the Applicable Exchange Ratio to an amount which, when multiplied by the Sovereign Market Value determined as of the Closing Date, equals $13.12 ($8.00 multiplied by the Applicable Exchange Ratio determined pursuant to Section 1.02(e)(ii)(A)(ii)), then no termination of this Agreement shall occur and the Merger shall be completed pursuant to the terms hereof.

     (d) By Sovereign, at any time prior to the Closing Date, if (i) the aggregate amount of nonperforming assets (as defined in Section 5.02(g)) exceeds $26,100,000, (ii) the aggregate amount of loss on the sale, exchange or other disposition of any nonperforming assets (as defined in Section 5.02(g)) after the date of this Agreement exceeds $1,000,000 (for purposes of this subsection, loss will be calculated net of any portion of the allowance for loan losses allocable to the nonperforming asset which is sold, exchanged or otherwise disposed of by FSFS) or (iii) the aggregate amount of the provisions for loan losses taken or recognized by FSFS after the date of this Agreement exceeds $5,750,000.

     (e) By Sovereign, at any time prior to the Closing Date, if the aggregate amount of deficiencies in the current appraised values of any assets or properties securing or serving as collateral for commercial real estate loans made by FSFS or any FSFS Subsidiary necessary to maintain an 80% loan to value ratio for each loan exceeds $1,000,000; such appraised values being determined after the date of this Agreement at the request of Sovereign from independent third party appraisers experienced in such matters.

     Section 6.02 Effect of Termination. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 4.10(b)(iii) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Sovereign or FSFS to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement or any fraudulent breach of a representation or warranty.

                                  ARTICLE VII
                                 MISCELLANEOUS

     Section 7.01 Expenses. Except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

     Section 7.02 Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants set forth in Sections 1.02(d)(iii) and (v), 4.05(a) and (b), and 4.11(a) which will survive the Merger, shall terminate on the Closing Date.

     Section 7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 7.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(d)(iii) and (v), 4.05(a) and (b), and 4.11(a) with respect to indemnification and certain other matters.

     Section 7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

     Section 7.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

             (a) If to Sovereign, to:

                 Sovereign Bancorp, Inc.
                 1130 Berkshire Boulevard
                 Wyomissing, Pennsylvania 19610

                 Attention: Jay S. Sidhu, President and Chief
                            Executive Officer

                 Telecopy No.: (610) 320-8448

                 with a copy to:

                 Stevens & Lee
                 111 North Sixth Street
                 Reading, Pennsylvania 19601

                 Attention: Joseph M. Harenza, Esquire and
                            David W. Swartz, Esquire

                 Telecopy No.: (610) 376-5610

             (b) If to FSFS, to:

                 First State Financial Services, Inc.
                 1120 Bloomfield Avenue
                 West Caldwell, New Jersey 07007-2449

                 Attention: Michael J. Quigley, III,
                            Chairman, President and Chief
                            Executive Officer

                 Telecopy No.: (201) 244-9831

                 with copies to:


                 Luse Lehman Gorman Pomerenk & Schick
                 5335 Wisconsin Avenue, N.W., Suite 400
                 Washington, D.C. 20015


                 Attention: John J. Gorman, Esquire
                            Eric Luse, Esquire

                 Telecopy No.: (202) 362-2902

     Section 7.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     Section 7.08 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     Section 7.09 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     Section 7.10 Consent to Service of Process. In accordance with the provisions of Section 252(d) of the DGCL, Sovereign hereby consents to service of process in the State of Delaware in any proceeding for enforcement of any obligation of Sovereign arising from the Merger, including any suit or proceeding to enforce the right of any stockholder as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL. Sovereign irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceedings. A copy of any process served upon the Secretary of State shall be forwarded to the address of Sovereign specified in Section 7.06.

     Section 7.11 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                          SOVEREIGN BANCORP, INC.

                                          By: /s/ Jay S. Sidhu
                                              ----------------------------------
                                              Jay S. Sidhu
                                              President and Chief
                                              Executive Officer

                                          Attest: /s/ Dana J. Albera
                                                  ------------------------------
                                                  Dana J. Albera
                                                  Assistant Secretary

                                          FIRST STATE FINANCIAL SERVICES, INC.

                                          By: /s/ Michael J. Quigley, III
                                              ----------------------------------
                                              Michael J. Quigley, III,
                                              Chairman, President and
                                              Chief Executive Officer

                                          Attest: /s/ Marie G. Martino
                                                  ------------------------------
                                                  Marie G. Martino,
                                                  Secretary

                                                                       EXHIBIT 1

                                 June 24, 1996

Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, Pennsylvania  19610

Ladies and Gentlemen:

     Sovereign Bancorp, Inc. ('Sovereign') and First State Financial Services, Inc. ('FSFS') desire to enter into an agreement dated June 24, 1996 ('Agreement'), pursuant to which, subject to the terms and conditions set forth therein, (a) FSFS will merge with and into Sovereign with Sovereign surviving the merger, and (b) shareholders of FSFS will receive common stock of Sovereign in exchange for common stock of FSFS outstanding on the closing date (the foregoing, collectively, referred to herein as the 'Merger').

     Sovereign has required, as a condition to its execution and delivery to FSFS of the Agreement, that the undersigned, being directors, executive officers and major shareholders of FSFS, execute and deliver to Sovereign this Letter Agreement.

     Each of the undersigned, in order to induce Sovereign to execute and deliver to FSFS the Agreement, hereby irrevocably:

          (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of FSFS called to vote for approval of the Merger so that all shares of common stock of FSFS then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of FSFS), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving FSFS;

          (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of FSFS, to approve or adopt the Agreement;

          (c) Agrees to use reasonable best efforts to cause the Merger to be consummated;

          (d) Agrees not to sell, transfer or otherwise dispose of any common stock of FSFS on or prior to the record date for the meeting of FSFS shareholders to vote on the Merger;

          (e) Except as permitted by Section 4.06 of the Agreement, agrees not to solicit, initiate or engage in any negotiations or discussions with any party other than Sovereign with respect to any offer, sale, transfer or other disposition of, any shares of common stock of FSFS now or hereafter owned by the undersigned;

          (f) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of Sovereign received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended ('Securities Act') covering sales of such Sovereign common stock is effective and a prospectus is made available under the Securities Act, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to Sovereign or as described in a 'no-action' or interpretive letter from the staff of the Securities and Exchange Commission ('SEC'), is not required to be registered under the Securities Act; and acknowledges and agrees that Sovereign is under no obligation to register the sale, transfer or other disposition of Sovereign common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

          (g) Notwithstanding the foregoing, agrees not to sell, or in any other way reduce the risk of the undersigned relative to, any shares of common stock of FSFS or of common stock of

     Sovereign, during the period commencing thirty days prior to the effective date of the Merger and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of Sovereign and FSFS have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies;

          (h) Agrees that Sovereign shall not be bound by any attempted sale of any shares of Sovereign common stock, and Sovereign's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of Sovereign common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

          (i) Acknowledges and agrees that the provisions of subparagraphs (f),
     (g) and (h) hereof also apply to shares of Sovereign common stock received in the Merger (or any shares of FSFS common stock or of Sovereign common stock, whether or not received in the Merger, for the period referred to in subparagraph (g) above) owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home,
     (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

          (j) Represents that the undersigned has no plan or intention to sell, exchange, or otherwise dispose of any shares of common stock of Sovereign to be received in the Merger prior to expiration of the time period referred to in subparagraph (g) hereof; and

          (k) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

     The obligations set forth herein shall terminate concurrently with any termination of the Agreement.
                            ------------------------

     This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.
                            ------------------------

     This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.
                            ------------------------

     The undersigned intend to be legally bound hereby.

                                          Sincerely,

                                                                       EXHIBIT 2





             [See Annex B for a copy of the STOCK OPTION AGREEMENT]

                                                                       EXHIBIT 3

                              BANK PLAN OF MERGER

     THIS BANK PLAN OF MERGER ('Plan of Merger') dated June 24, 1996, is by and between SOVEREIGN BANK, a Federal Savings Bank ('Sovereign Bank'), and FIRST DEWITT BANK ('First DeWitt').

                                   BACKGROUND

     1. Sovereign Bank is a federal savings bank and a wholly-owned subsidiary of Sovereign Bancorp, Inc., a Pennsylvania corporation ('Sovereign'). The authorized capital stock of Sovereign Bank consists of 1,000 shares of common stock, par value $1.00 per share ('Sovereign Bank Common Stock'), of which at the date hereof 1,000 shares are issued and outstanding.

     2. First DeWitt is a federal savings bank and a wholly-owned subsidiary of FSFS Financial Services, Inc., a Delaware corporation ('FSFS'). The authorized capital stock of First DeWitt consists of 750,000 shares of common stock, par value $1.00 per share ('First DeWitt Common Stock'), of which at the date hereof 1,000 shares are issued and outstanding and 250,000 shares of preferred stock, par value $1.00 per share, none of which are issued or outstanding.

     3. The respective Boards of Directors of Sovereign Bank and First DeWitt deem the merger of First DeWitt with and into Sovereign Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective shareholders.

     4. The respective Boards of Directors of Sovereign Bank and First DeWitt have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Sovereign and FSFS have adopted resolutions approving an Agreement dated June 24, 1996 (the 'Agreement') between Sovereign and FSFS, pursuant to which this Plan of Merger is being executed by Sovereign Bank and First DeWitt.

                                   AGREEMENT

     In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America and the Commonwealth of Pennsylvania, Sovereign Bank and First DeWitt, intending to be legally bound hereby, agree:

                                   ARTICLE I
                                     MERGER

     Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the United States of America and the Commonwealth of Pennsylvania, on the Effective Date (as that term is defined in Article V hereof): First DeWitt shall merge with and into Sovereign Bank; the separate existence of First DeWitt shall cease; and Sovereign Bank shall be the surviving corporation (such transaction referred to herein as the 'Merger' and Sovereign Bank, as the surviving corporation in the Merger, referred to herein as the 'Surviving Bank'). Sovereign Bank will have its home office at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 and its branch offices at the locations listed on Exhibit 'A.'

                                   ARTICLE II
                               CHARTER AND BYLAWS

     On and after the Effective Date, the Charter and Bylaws of Sovereign Bank, as in effect immediately prior to the Effective Date, shall automatically be and remain the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed.

                                  ARTICLE III
                        BOARD OF DIRECTORS AND OFFICERS

     3.1 Board of Directors. On and after the Effective Date, the directors of the Surviving Bank shall consist of the directors of Sovereign Bank duly elected and holding office immediately prior to the Effective Date and Michael J. Quigley, III. The names and residence addresses of the directors are:

      NAME                                                  RESIDENCE ADDRESS
      ----                                              -----------------------
Brian Hard                                              [INTENTIONALLY OMITTED]
Stewart B. Kean                                         [INTENTIONALLY OMITTED]
Joseph E. Lewis                                         [INTENTIONALLY OMITTED]
Howard D. Mackey                                        [INTENTIONALLY OMITTED]
Richard E. Mohn                                         [INTENTIONALLY OMITTED]
Rhoda S. Oberholtzer                                    [INTENTIONALLY OMITTED]
Patrick J. Petrone                                      [INTENTIONALLY OMITTED]
Michael J. Quigley, III                                 [INTENTIONALLY OMITTED]
Daniel K. Rothermel                                     [INTENTIONALLY OMITTED]
Elizabeth B. Rothermel                                  [INTENTIONALLY OMITTED]
Robert A. Sadler                                        [INTENTIONALLY OMITTED]
Jay S. Sidhu                                            [INTENTIONALLY OMITTED]
Cameron C. Troilo                                       [INTENTIONALLY OMITTED]
G. Arthur Weaver                                        [INTENTIONALLY OMITTED]
Dr. Paul B. Wieand                                      [INTENTIONALLY OMITTED]
Theodore Ziaylek, Jr.                                   [INTENTIONALLY OMITTED]

     3.2 Officers. On and after the Effective Date, the officers of the Surviving Bank shall consist of the officers of Sovereign Bank duly elected and holding office immediately prior to the Effective Date. The names and titles of the officers are:


      NAME                                      TITLE
      ----                                      ------
Jay S. Sidhu                         President and Chief Executive Officer
Karl D. Gerhart                      Treasurer and Chief Financial Officer
Lawrence M. Thompson, Jr.            Secretary and Chief Administrative Officer
Dana J. Albera                       Assistant Secretary


                                   ARTICLE IV
                              CONVERSION OF SHARES

     4.1 Stock of Sovereign Bank. Each share of Sovereign Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

     4.2 Stock of First DeWitt. Each share of First DeWitt Common Stock issued and outstanding immediately prior to the Effective Date, and each share of First DeWitt Common Stock issued and held in the treasury of FSFS as of the Effective Date, if any, shall, on the Effective Date, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                                   ARTICLE V
                          EFFECTIVE DATE OF THE MERGER

     The Merger shall be effective on the date on which all filings with government agencies, as may be required under applicable laws and regulations for the Merger to become effective, are made and accepted by the applicable agencies (the 'Effective Date').

                                   ARTICLE VI
                              EFFECT OF THE MERGER

     6.1 Separate Existence. On the Effective Date: the separate existence of First DeWitt shall cease; and all of the property (real, personal and mixed), rights, powers, duties and obligations of First DeWitt shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

     6.2 Savings Accounts. After the Effective Date, Sovereign Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Date.

     6.3 Liquidation Account. After the Effective Date, Sovereign Bank will continue to maintain the Sovereign Bank liquidation account for the benefit of eligible account holders on the same basis as immediately prior to the Effective Date, and First DeWitt's liquidation account for the benefit of eligible account holders shall automatically be deemed assumed by Sovereign Bank, as of the Effective Date, on the same basis as it existed immediately prior to the Effective Date.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

     The obligations of Sovereign Bank and First DeWitt to effect the Merger shall be subject to satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement.

                                  ARTICLE VIII
                                  TERMINATION

     This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

                                   ARTICLE IX
                                   AMENDMENT

     Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

                                   ARTICLE X
                                 MISCELLANEOUS

     10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Merger.

     10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of Section 7.06 of the Agreement.

     10.3 Captions. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

     10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

     10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling Federal law, in accordance with the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, Sovereign Bank and First DeWitt have caused this Bank Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

                                          SOVEREIGN BANK, a Federal Savings Bank
                                          By
                                             ----------------------------------
                                                  Jay S. Sidhu,
                                                  President

(CORPORATE SEAL)                          Attest:
                                                 ------------------------------
                                                  Dana J. Albera,
                                                  Assistant Secretary
                                          FIRST DEWITT BANK
                                          By
                                             ----------------------------------
                                                  Michael J. Quigley, III,
                                                  Chairman of the Board,
                                                  President and Chief
                                                  Executive Officer
(CORPORATE SEAL)
                                          Attest:
                                                  -----------------------------
                                                  Marie G. Martino,
                                                  Secretary

                                  EXHIBIT 'A'
                               TO PLAN OF MERGER

                                 SOVEREIGN BANK
                                BRANCH LOCATIONS

                            [INTENTIONALLY OMITTED]

                                                                       EXHIBIT 4






                            [Intentionally omitted}

                                                                       EXHIBIT 5

                    FORM OF OPINION OF COUNSEL TO SOVEREIGN

     FSFS shall have received from counsel to Sovereign, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

     (a) Sovereign and Sovereign Bank have full corporate power to carry out the transactions contemplated in the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of Sovereign and Sovereign Bank, and the Agreement and the Plan constitute valid and legally binding obligations of Sovereign and Sovereign Bank, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement or the Plan, nor compliance by Sovereign and Sovereign Bank with any of the respective provisions thereof, will
(i) conflict with or result in a breach or default under (A) the articles of incorporation or bylaws of Sovereign or the charter or bylaws of Sovereign Bank, or, (B) to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other material instrument or obligation to which Sovereign or Sovereign Bank is a party; or (ii) based on certificates of officers and without independent verification, to the knowledge of such counsel, result in the creation or imposition of any material lien or encumbrance upon the property of Sovereign or Sovereign Bank, except such material lien, instrument or obligation that has been disclosed pursuant to the Agreement or the Plan; or
(iii) violate in any material respect any order, writ, injunction or decree known to such counsel, or any federal or Pennsylvania statute, rule or regulation applicable to Sovereign or Sovereign Bank.

     (b) Sovereign Bank is a validly existing federally-chartered savings bank organized and in good standing under the laws of the United States of America. The deposits of Sovereign Bank are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

     (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which Sovereign or Sovereign Bank is a party which would, if determined adversely to Sovereign or Sovereign Bank, have a material adverse effect on the financial condition or results of operation of Sovereign and Sovereign Bank taken as a whole, or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

     (d) No consent, approval, authorization or order of any federal or state court or federal or state governmental agency or body is required for the consummation by Sovereign or Sovereign Bank of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

     (e) Upon the filing and effectiveness of the Articles of Merger with the PDS, the Articles of Merger with the DOSS, and Articles of Combination with the OTS in accordance with the Agreement and the Plan, the mergers of Sovereign and FSFS and of Sovereign Bank and First DeWitt contemplated by the Agreement and the Plan, respectively, will have been effected in compliance with all applicable federal and Pennsylvania laws and regulations in all material respects.

     (f) The shares of Sovereign Common Stock to be issued in connection with the merger of FSFS and Sovereign contemplated by the Agreement have been duly authorized and will, when issued in accordance with the terms of the Agreement, be validly issued, fully paid and nonassessable, free and clear of any mortgage, pledge, lien, encumbrance or claim (legal or equitable).

     (g) On the sole basis of such counsel's participation in conferences with officers and employees of Sovereign in connection with the Proxy Statement/Prospectus, and without other independent investigation or inquiry, such counsel has no reason to believe that the Proxy Statement/Prospectus, including any amendments or supplements thereto (except for the financial information, financial schedules and other financial or statistical data contained therein and except for any information supplied by FSFS or First DeWitt for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof, contained any untrue statement of a material fact with respect to Sovereign or omitted to state any material fact with respect to Sovereign necessary to make any statement therein with respect to Sovereign, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such opinion, that such counsel has not independently verified and does not assume the responsibility for the accuracy, completeness or fairness of any information or statements contained in the Proxy Statement/Prospectus, except with respect to identified statements of law or regulations or legal conclusions relating to Sovereign or the transactions contemplated in the Agreement and the Plan.

                                                                       EXHIBIT 6

                      FORM OF TAX OPINION OF STEVENS & LEE

     Sovereign and FSFS shall have received an opinion of Stevens & Lee substantially to the effect that, under the provisions of the IRC:

     1. Provided the Merger qualifies as a statutory merger under applicable law, the transfer by FSFS of all of its assets to Sovereign in exchange for Sovereign Common Stock (including fractional share interests) and the assumption by Sovereign of all of FSFS's liabilities will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the IRC.

     2. FSFS and Sovereign will each be 'a party to a reorganization' within the meaning of Section 368(b) of the IRC.

     3. Neither FSFS nor Sovereign will recognize any gain or loss upon the transfer of FSFS's assets to Sovereign in exchange solely for Sovereign Common Stock (including fractional share interests) and the assumption by Sovereign of the liabilities of FSFS.

     4. The basis of the FSFS assets in the hands of Sovereign will be the same as the basis of such assets in the hands of FSFS immediately prior to the Merger.

     5. The holding period of the assets of FSFS to be received by Sovereign will include the period during which the assets were held by FSFS.

     6. No gain or loss will be recognized by the shareholders of FSFS on the receipt of Sovereign Common Stock (including fractional share interests) solely in exchange for their shares of FSFS Common Stock.

     7. The basis of the Sovereign Common Stock (including fractional share interests) to be received by the FSFS shareholders in the Merger will be the same as the basis of the FSFS Common Stock surrendered in exchange therefor.

     8. The holding period of the Sovereign Common Stock (including fractional share interests) to be received by the FSFS shareholders in the Merger will include the period during which the FSFS shareholders held their FSFS Common Stock, provided the shares of FSFS Common Stock are held as a capital asset on the Effective Date.

     9. The payment of cash in lieu of fractional share interests of Sovereign Common Stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by Sovereign. Such cash payments will be treated as having been received as distribution in full payment in exchange for the fractional share interests redeemed, as provided in Section 302(a) of the IRC.

     10. The Sovereign Stock Purchase Rights transferred with the shares of Sovereign Common Stock will not constitute 'other property' within the meaning of Section 356(a)(1)(B) of the IRC.

     11. As provided in Section 381(c)(2) of the IRC and related Treasury regulations, Sovereign will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of FSFS as of the Effective Date. Any deficit in the earnings and profits of Sovereign or FSFS will be used only to offset the earnings and profits accumulated after the Merger.

     12. Pursuant to Section 381(a) of the IRC and related Treasury regulations, Sovereign will succeed to and take into account the items of FSFS described in Section 381(c) of the IRC. Such items will be taken into account by Sovereign subject to the conditions and limitations of Sections 381, 382, 383, and 384 of the IRC and the Treasury regulations thereunder.

     13. Provided the Bank Merger constitutes a statutory merger under applicable law, the Bank Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the IRC.

     14. First DeWitt and Sovereign Bank will each be 'a party to a reorganization' within the meaning of Section 368(b) of the IRC.

     15. Neither First DeWitt nor Sovereign Bank will recognize any gain or loss upon the transfer of First DeWitt's assets to Sovereign Bank in constructive exchange solely for Sovereign Bank common stock and the assumption by Sovereign Bank of the liabilities of First DeWitt.

     16. The basis of the First DeWitt assets in the hands of Sovereign Bank will be the same as the basis of such assets in the hands of First DeWitt immediately prior to the Bank Merger.

     17. The holding period of the First DeWitt assets in the hands of Sovereign Bank will include the period during which such assets were held by First DeWitt.

     18. No gain or loss will be recognized by Sovereign, as the shareholder of First DeWitt, upon the constructive receipt of shares of Sovereign Bank common stock in exchange for the First DeWitt common stock surrendered in exchange therefor in the Bank Merger.

     19. The basis of the Sovereign Bank common stock to be held by Sovereign after the Bank Merger will equal the basis of such stock immediately before the Bank Merger, increased by the basis of the First DeWitt common stock surrendered in the constructive exchange.

     20. As provided in Section 381(c)(2) of the IRC and related Treasury regulations, Sovereign Bank will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of First DeWitt as of the effective date of the Bank Merger. Any deficit in the earnings and profits of Sovereign Bank or First DeWitt will be used only to offset the earnings and profits accumulated after the Bank Merger.

     21. Pursuant to Section 381(a) of the IRC and related Treasury regulations, Sovereign Bank will succeed to and take into account the items of First DeWitt described in Section 381(c) of the IRC. Such items will be taken into account by Sovereign Bank subject to the conditions and limitations of Sections 381, 382, 383, and 384 of the IRC and the Treasury regulations thereunder.

                                                                       EXHIBIT 7

                       FORM OF OPINION OF COUNSEL TO FSFS

     Sovereign shall have received from counsel to FSFS, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

     (a) FSFS and First DeWitt have full corporate power to carry out the transactions contemplated in the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of FSFS and First DeWitt, and the Agreement and the Plan constitute a valid and legally binding obligation, in accordance with their respective terms, of FSFS and First DeWitt, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Plan, nor compliance by FSFS and First DeWitt with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the certificate of incorporation or bylaws of FSFS or the charter or bylaws of First DeWitt, or (B) based on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which FSFS or First DeWitt is a party; or (ii) to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of FSFS or First DeWitt, except such material lien, instrument or obligation that has been disclosed to Sovereign pursuant to the Agreement and the Plan, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any statute, rule or regulation applicable to FSFS or First DeWitt.

     (b) First DeWitt is a validly existing federally-chartered bank organized and in good standing under the laws of the United States of America. The deposits of First DeWitt are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

     (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which FSFS or First DeWitt is a party which would, if determined adversely to FSFS or First DeWitt, have a material adverse effect on the business, properties, results of operations, or condition, financial or otherwise, of FSFS or First DeWitt taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

     (d) No consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or of any third party, is required for the consummation by FSFS or First DeWitt of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

     (e) On the sole basis of such counsel's participation in conferences with officers and employees of FSFS in connection with the preparation of the Prospectus/Proxy Statement and without other independent investigation or inquiry, such counsel has no reason to believe that the Prospectus/Proxy Statement, including any amendments or supplements thereto (except for the financial information, financial statements, financial schedules and other financial or statistical data contained therein and except for any information supplied by Sovereign for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof and as of the date of the meeting of shareholders of FSFS to approve the merger, contained any untrue statement of a material fact or omitted to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such opinion, that such counsel has not independently verified and does not assume any responsibility for the accuracy, completeness or fairness of any information or statements contained in the Prospectus/Proxy Statement, except with respect to identified statements of law or regulations or legal conclusions relating to FSFS or First DeWitt or the transactions contemplated in the Agreement and the Plan.

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of November 26, 1996, is made by and between SOVEREIGN BANCORP, INC. ('Sovereign'), a Pennsylvania corporation, having its principal place of business at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610, and FIRST STATE FINANCIAL SERVICES, INC., a Delaware corporation, having its principal place of business at 1120 Bloomfield Avenue, CN 2449, West Caldwell, New Jersey 07007-2449 ('FSFS').

                                   BACKGROUND

     1. Sovereign and FSFS are parties to a certain Agreement and Plan of Merger, dated as of June 24, 1996 (the 'Merger Agreement'), providing for, among other things, the merger (the 'Merger') of FSFS with and into Sovereign, with Sovereign surviving the merger.

     2. As of the date of this Agreement, stockholders of FSFS have not yet approved the Merger Agreement.

     3. Sovereign and FSFS desire to amend the Merger Agreement as set forth herein.

                                   AGREEMENT

     1. The date specified in the third sentence of Section 1.02(d)(iii) of the Merger Agreement is hereby amended from '1997' to '1998.'

     2. Section 1.02(e)(ii) of the Merger Agreement is hereby amended to read in its entirety as follows:

     '(ii) FSFS Common Stock.

          (A) Subject to the provisions of subparagraphs (B), (C) and (D) of this Section 1.02(e)(ii), each share of FSFS Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of FSFS Common Stock, if any, then owned by Sovereign or FSFS or any FSFS Subsidiary) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive:

             (i) if the Sovereign Market Value determined as of the Effective Date is greater than or equal to $8.00 and less than or equal to $12.04, then that number of shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement, equal to $14.75 divided by the Sovereign Market Value determined as of the Effective Date;

             (ii) if the Sovereign Market Value determined as of the Effective Date is less than $8.00, then 1.84 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement; or

             (iii) if the Sovereign Market Value determined as of the Effective Date is greater than $12.04, then 1.225 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement (as determined pursuant to either Sections 1.02(e)(ii)(A)(i), 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii), the
        'Applicable Exchange Ratio').'

     3. Section 5.02(f) of the Merger Agreement is hereby amended to read in its entirety as follows:

          (f) No Material Adverse Effect. Since March 31, 1996, there shall not have occurred any Material Adverse Effect with respect to FSFS; provided, however, that neither (i) an increase in the provision for loan losses by FSFS for the period ended June 30, 1996 in an amount not to exceed $5,000,000, (ii) the existence of nonperforming assets of FSFS in an amount up to

     $26,100,000, (iii) the incurrence by FSFS of aggregate losses on the sale, exchange or other disposition of nonperforming assets up to $1,000,000 (for purposes of this subsection, loss will be identified net of any portion of the allowance for loan losses allocable to the nonperforming asset which is sold, exchanged or otherwise disposed of by FSFS) or (iv) provisions for loan losses taken or recognized by FSFS after the date of this Agreement in aggregate amounts up to $7,250,000 shall be considered a Material Adverse Effect for purposes of this subsection (the term 'nonperforming assets,' for purposes of this subsection, means (i) loans that are 'troubled debt restructurings' as defined in Statement of Financial Accounting Standards No. 15, 'Accounting by Debtors and Creditors for Troubled Debt Restructurings,' excluding restructured loans the terms and conditions of which were approved in writing in advance by Sovereign, (ii) loans on nonaccrual, including loans placed on nonaccrual that may have been previously restructured with Sovereign's approval, (iii) real estate owned, and (iv) all loans 90 days or more past due, except that the term 'nonperforming assets' shall not include loans originated to finance the purchase of any one-to-four-family residential property);

     4. Section 6.01(c) of the Merger agreement is hereby amended to read in its entirety as follows:

          '(c) By FSFS if, on the Closing Date, the Sovereign Market Value is less than $8.00 (as adjusted for any stock splits or stock dividends); provided, however, that if Sovereign delivers to FSFS on the Closing Date a written notice increasing the Applicable Exchange Ratio to an amount which, when multiplied by the Sovereign Market Value determined as of the Closing Date, equals $14.75, then no termination of this Agreement shall occur and the Merger shall be completed pursuant to the terms hereof.'

     5. Sections 5.02(q), 6.01(d), and 6.01(e) of the Merger Agreement are hereby deleted in their entirety.

     6. Except as amended hereby, the Merger Agreement is ratified and confirmed in all respects. All references in the Merger Agreement to the 'Merger Agreement' shall be deemed to be references to the Merger Agreement as amended hereby.

     7. This Agreement and the Merger Agreement contain the entire agreement and understanding of the parties with respect to the transactions contemplated herein and therein and supersede all prior agreements or understandings with respect hereto and thereto, whether written or oral.

     8. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

     9. This Agreement shall be governed and construed in accordance with the domestic, internal law of the Commonwealth of Pennsylvania without regard to its conflicts of laws principles.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                           SOVEREIGN BANCORP, INC.

                                           By /s/ JAY S. SIDHU
                                             ----------------------------------

(SEAL)                                     Attest: /s/ LAWRENCE M. THOMPSON, JR.
                                                  -----------------------------

                                           FIRST STATE FINANCIAL SERVICES, INC.

                                           By /s/ MICHAEL J. QUIGLEY, III
                                              ---------------------------------

(SEAL)                                     Attest: /s/ MARIE G. MARTINO
                                                  -----------------------------

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT ('Stock Option Agreement') dated June 24, 1996, is by and between SOVEREIGN BANCORP, INC., a Pennsylvania corporation ('Sovereign') and FIRST STATE FINANCIAL SERVICES, INC., a Delaware corporation ('FSFS').

                                   BACKGROUND

     1. Sovereign and FSFS desire to enter into a Agreement and Plan of Merger, dated June 24, 1996 (the 'Agreement'), providing, among other things, for the acquisition by Sovereign of FSFS through the merger of FSFS with and into Sovereign, with Sovereign surviving the merger (the 'Merger').

     2. As a condition to Sovereign to enter into the Plan, FSFS is granting to Sovereign an option to purchase up to that number of shares of common stock of FSFS as shall equal 19.9% of FSFS's shares of common stock issued and outstanding immediately prior to such purchase, on the terms and conditions hereinafter set forth.

                                   AGREEMENT

     In consideration of the foregoing and the mutual covenants and agreements set forth herein, Sovereign and FSFS, intending to be legally bound hereby, agree:

     1. Grant of Option. FSFS hereby grants to Sovereign, on the terms and conditions set forth herein, the option to purchase (the 'Option') up to 783,500 shares (as adjusted as set forth herein, the 'Option Shares') of common stock, par value $.01 per share (the 'Common Stock'), of FSFS at a price per share (as adjusted as set forth herein, the 'Option Price') equal to the lower of (i) $10.00 or (ii) the lowest price per share that a person or a group, other than Sovereign or an affiliate of Sovereign, paid or offers to pay after the date hereof for Common Stock in a transaction constituting a Triggering Event under
Section 2 hereof.

     2. Exercise of Option. Provided that (i) Sovereign shall not be in breach of the agreements or covenants contained in this Agreement or the Plan, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) and until termination of this Stock Option Agreement in accordance with the provisions of Section 21, Sovereign may exercise the Option, in whole or in part, at any time or one or more times, from time to time. As used herein, the term 'Triggering Event' means the occurrence of any of the following events:

          (a) a person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 10% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission);

          (b) a person or group, other than Sovereign or an affiliate of Sovereign, enters into an agreement or letter of intent with FSFS pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with FSFS, (ii) acquire all or substantially all of the assets or liabilities of FSFS or all or substantially all of the assets or liabilities of First DeWitt Bank ('First DeWitt'), or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission) or the then outstanding shares of common stock of First DeWitt; or

          (c) a person or group, other than Sovereign or an affiliate of Sovereign, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of FSFS or all or substantially all the assets or liabilities of First DeWitt, or any other business combination involving FSFS or First DeWitt, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock or the then outstanding shares of common stock of First DeWitt (collectively, a 'Proposal'), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of FSFS called to vote on the Merger, FSFS's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

          (d) a person or group, other than Sovereign or an affiliate of Sovereign, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, FSFS willfully takes any action in a manner which would likely result in the failure of either party to satisfy a material condition to the closing of the Merger or materially reduce the value of the transaction to Sovereign; or

          (e) FSFS breaches, in any material respect, any binding term of the Agreement with respect to the Merger, or this Stock Option Agreement after a Proposal is made and before it is Publicly Withdrawn or publicly announces an intention to authorize, recommend or accept any such Proposal;

provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law.

     If more than one of the transactions giving rise to a Triggering Event under this Section is undertaken or effected, then all such transactions shall give rise only to one Triggering Event, which Triggering Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

     'Publicly Withdrawn' for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over FSFS or in soliciting or inducing any other person (other than Sovereign or an affiliate of Sovereign) to do so.

     Notwithstanding the foregoing, the obligation of FSFS to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate)
(i) until the receipt of all required governmental or regulatory approvals or consents necessary for FSFS to issue the Option Shares, or Sovereign to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate.

     FSFS shall notify Sovereign promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by FSFS shall not be a condition to the right of Sovereign to exercise the Option. FSFS will not take any action which would have the effect of preventing or disabling FSFS from delivering the Option Shares to Sovereign upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement. In the event Sovereign wishes to exercise the Option, Sovereign shall send a written notice to FSFS (the date of which is hereinafter referred to as the 'Notice Date') specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a 'Closing'); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

     3. Payment and Delivery of Certificates. At any Closing hereunder, (a) Sovereign will make payment to FSFS of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by FSFS, (b) FSFS will deliver to Sovereign a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of Sovereign or its designee, in such denominations as were specified by Sovereign in its notice of exercise, and (c) Sovereign will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

     A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option Agreement, which legend will read substantially as follows:

          'The shares of stock evidenced by this certificate have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the 'Act'), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless First State Financial Services, Inc. receives an opinion of counsel stating that an exemption from the registration provisions of the Act is available for such transfer.'

     4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Sovereign, FSFS shall prepare and file as soon as practicable a registration statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission covering the Option and such number of Option Shares as Sovereign shall specify in its request, and FSFS shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Sovereign shall in no event have the right to have more than one such registration statement become effective, and provided further that FSFS shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which FSFS's counsel delivers to FSFS and to Sovereign its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided, however, that FSFS may delay any registration of Option Shares above for a period not exceeding 90 days provided FSFS shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by FSFS. Sovereign shall provide all information reasonably requested by FSFS for inclusion in any registration statement to be filed hereunder. In connection with such filing, FSFS shall use its best efforts to cause to be delivered to Sovereign such certificates, opinions, accountant's letters and other documents as Sovereign shall reasonably request and as are customarily provided in connection with registration of securities under the Securities Act of 1933, as amended. FSFS shall provide to Sovereign such number of copies of the preliminary prospectus and final prospectus and any amendments and supplements thereto as Sovereign may reasonably request. All reasonable expenses incurred by FSFS in complying with the provisions of this Section 4, including, without limitation, all registration and filing fees, reasonable printing expenses, reasonable fees and disbursements of counsel for FSFS and blue sky fees and expenses, shall be paid by FSFS. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Sovereign and any other expenses incurred by Sovereign in connection with such filing shall be borne by Sovereign. In connection with such filing, FSFS shall indemnify and hold harmless Sovereign against any losses, claims, damages or liabilities, joint or several, to which Sovereign may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and FSFS will reimburse Sovereign for any legal or other expense reasonably incurred by Sovereign in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that FSFS will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Sovereign specifically for use in the preparation thereof. Sovereign will indemnify and hold harmless FSFS to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of Sovereign for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Sovereign will reimburse FSFS for any legal or other expense reasonably incurred by FSFS in connection with investigating or defending any such loss, claim, damage, liability or action.

     5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

     6. Filings and Consents. Each of Sovereign and FSFS will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement. Within 10 days from the date hereof, Sovereign shall file a report of beneficial ownership on Form 13D with the Securities and Exchange Commission under the Exchange Act which discloses the rights of Sovereign hereunder.

     7. Representations and Warranties of FSFS. FSFS hereby represents and warrants to Sovereign as follows:

          (a) Due Authorization. FSFS has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by FSFS. This Stock Option Agreement constitutes a legal, valid and binding obligation of FSFS, enforceable against FSFS in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (b) Authorized Shares. FSFS has taken all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

     8. Representations and Warranties of Sovereign. Sovereign hereby represents and warrants to FSFS that Sovereign has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Sovereign. This Stock Option Agreement constitutes a legal, valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

     9. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

     10. Entire Agreement. This Stock Option Agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     11. Assignment or Transfer. Sovereign may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of Sovereign. Sovereign represents that it is acquiring the Option for Sovereign's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. Sovereign is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act of 1933, as amended, but instead each is being offered in reliance upon the exemption from the registration requirement provided by
Section 4(2) thereof and the representations and warranties made by Sovereign in connection therewith.

     12. Amendment of Stock Option Agreement. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

     13. Validity. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

     14. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

               (i) If to Sovereign, to:

                   Sovereign Bancorp, Inc.
                   1130 Berkshire Boulevard
                   Wyomissing, Pennsylvania 19610

                   Attention: Jay S. Sidhu, President
                              and Chief Executive Officer

                   Telecopy No.: (610) 320-8448

                   with a copy to:

                   Stevens & Lee
                   111 North Sixth Street
                   P.O. Box 679
                   Reading, Pennsylvania 19603

                   Attention: Joseph M. Harenza, Esquire
                              David W. Swartz, Esquire

                   Telecopy No.: (610) 376-5610

              (ii) If to FSFS, to:

                   First State Financial Services, Inc.
                   1120 Bloomfield Avenue, CN 2449
                   West Caldwell, New Jersey 07007-2449

                   Attention: Michael J. Quigley, III
                             Chairman of the Board, President
                             and Chief Executive Officer

                  Telecopy No.: (201) 244-9831

                  with copies to:


                  Luse Lehman Gorman Pomerenk & Schick
                  5335 Wisconsin Avenue, N.W., Suite 400
                  Washington, D.C. 20015


                  Attention: John J. Gorman, Esquire
                             Eric Luse, Esquire

                  Telecopy No.: (202) 362-2902

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     15. Governing Law. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

     16. Captions. The captions in this Stock Option Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

     17. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

     18. Parties in Interest. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

     19. Counterparts. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Expenses. Subject to the terms of the Plan and except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

     21. Termination. This Stock Option Agreement shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time or
(B) termination of the Agreement in accordance with the terms thereof, except that if the Agreement is terminated by Sovereign pursuant to Section 6.01(b)(i) of the Agreement or pursuant to Section 6.01(b)(ii) of the Agreement (provided the failure of the occurrence of the event specified in Section 6.01(b)(ii) of the Agreement shall be due to the failure of FSFS to perform or observe its agreements set forth in the Agreement required to be performed or observed by FSFS prior to the Closing Date (as defined in the Agreement)), this Stock Option Agreement shall not terminate until one year after the date of termination of the Agreement.

     IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer and has caused its corporate seal to be affixed hereunto and to be duly attested, all as of the day and year first above written.

                                          SOVEREIGN BANCORP, INC.
                                          By /s/ Jay S. Sidhu
                                             ----------------------------------
                                                 Jay S. Sidhu,
                                                 President and Chief
                                                 Executive Officer

(CORPORATE SEAL)

                                          Attest: /s/ Dana J. Albera
                                                 ------------------------------
                                                      Dana J. Albera,
                                                      Assistant Secretary

                                          FIRST STATE FINANCIAL SERVICES, INC.

                                          By /s/ Michael J. Quigley, III
                                             ----------------------------------
                                                 Michael J. Quigley, III,
                                                 Chairman of the Board,
                                                 President and Chief Executive
                                                   Officer

(CORPORATE SEAL)

                                          Attest: /s/ Marie G. Martino
                                                 ------------------------------
                                                      Marie G. Martino,
                                                        Secretary

                                                                         ANNEX C

                   OPINION OF MCCONNELL, BUDD & DOWNES, INC.

                         McCONNELL, BUDD & DOWNES, INC.
                                365 SOUTH STREET
                          MORRISTOWN, NEW JERSEY 07960
                                  201-538-7800
                                FAX: 201-538-0522


                                January 15, 1997


The Board of Directors
First State Financial Services, Inc.
1120 Bloomfield Avenue
West Caldwell, New Jersey 07007

Members of the Board:


     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share, of First State Financial Services, Inc. ('First State'), of the consideration to be exchanged for each issued and outstanding share of First State Common Stock in the merger (the 'Merger') of First State with and into Sovereign Bancorp ('Sovereign') pursuant to the Agreement and Plan of Merger dated June 24, 1996 (the 'Agreement') between Sovereign and First State and amended as of November 25, 1996. As is more specifically set forth in the Agreement, pursuant to the Merger, each issued and outstanding share of First State Common Stock will be converted into the right to receive the number of shares of Sovereign Common Stock with a market value of $14.75, with market value determined by the Sovereign Market Value (as that term is defined in the Agreement), constrained by a minimum exchange ratio of 1.225 shares of Sovereign Common Stock and a maximum exchange ratio of 1.84 shares of Sovereign Common Stock. Shareholders are urged to carefully read the Proxy Statement/Prospectus in its entirety including the section concerning the opinion of the financial advisor.



     McConnell, Budd & Downes, Inc. ('MB&D'), as part of its investment banking business is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, market making as a NASD market maker, secondary distributions of listed securities, private placements and valuations for corporate, estate and other purposes. MB&D has acted as financial advisor to First State on a continuous contractual basis since 1994. Advice and assistance to First State in connection with the process and negotiations leading up to the Merger with Sovereign were part of the contractual relationship and involved our attendance at numerous meetings with management and the Board of Directors. In the course of its role as financial advisor to First State in conjunction with the Merger, MB&D has received fees for its services and will receive additional fees contingent on certain occurrences. While the payment of all or a significant portion of fees related to financial advisory services provided in connection with arm's-length mergers and other business combination transactions upon consummation of such transactions, as is the case with the Merger, might be viewed as giving such financial advisors a financial interest in the successful completion of such transactions, such compensation arrangements are standard and customary for transactions of the size and type of this Merger. MB&D will receive a fee for rendering this opinion. In the ordinary course of our business, MB&D may from time to time trade the equity securities of First State or Sovereign for its own account, for the accounts of its customers and for the accounts of individual employees of MB&D. Accordingly, MB&D may from time to time hold a long or short position in the equity securities of either First State or Sovereign. In addition, various employees of MB&D may from time to time hold positions in the securities of a wide variety of financial institutions, including First State and Sovereign. MB&D also covers First State and Sovereign in certain of its equity research products. MB&D has acted as a market maker for First State since 1994.

McCONNELL, BUDD & DOWNES, INC.


     In arriving at our opinion, MB&D has reviewed the Proxy Statement/Prospectus in substantially the form to be mailed to shareholders, publicly available business, financial and shareholder information relating to First State and its subsidiaries and certain publicly available financial information relating to Sovereign. MB&D has also made a detailed review of the Agreement and the Merger Agreement Amendment. In addition, MB&D has reviewed certain other information, including internal reports and documents from both First State and Sovereign and certain management-prepared financial information provided to us by both First State and Sovereign. MB&D has also met with and had discussions with members of the senior management of both First State and Sovereign to discuss their past and current business operations, current financial condition and future prospects. In addition, MB&D has reviewed the regulatory report on Form 10-Q for both First State and Sovereign for the interim periods of 1996. MB&D has reviewed the Annual Report to Shareholders for both First State and Sovereign for the years ending 1995 and 1994. MB&D has reviewed and studied the historical stock prices and trading volumes of the common stock of both First State and Sovereign as well as the terms and material conditions of a number of recent acquisition transactions involving publicly traded banking institutions that may be deemed to be comparable to the proposed acquisition of First State by Sovereign. MB&D has also conducted such other studies, analyses and investigations as we deem appropriate under the circumstances surrounding the proposed transaction.


     In the course of our review and analysis MB&D has relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by First State and Sovereign or otherwise publicly obtainable. In reaching our opinion, MB&D has not been provided with any independent appraisals of either the assets or liabilities of Sovereign. MB&D has also relied on the management of both First State and Sovereign as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analysis.

     In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the Merger, MB&D has assumed that no conditions will be imposed by any regulatory agency in connection with its approval of the Merger that will have a material adverse effect on the amount or form of consideration or on the results of operations, the financial condition or the prospects of Sovereign.


     Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the range of possible exchange ratios pursuant to which First State Common Stock will be converted to shares of Sovereign Common Stock with a market value of $14.75, with market value determined by the Sovereign Market Value (as that term is defined in the Agreement), constrained by a minimum exchange ratio of 1.225 shares of Sovereign Common Stock and a maximum exchange ratio of 1.84 shares of Sovereign Common Stock, is fair to the holders of First State Common Stock, $0.01 par value, from a financial point of view.


                                          Very truly yours,




                                          McConnell, Budd & Downes, Inc.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

         Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

         The bylaws of Sovereign provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

         Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sovereign.

Item 21.  Exhibits and Financial Statement Schedules.

         (a)  Exhibits.

          2.1 Agreement and Plan of Merger dated June 24, 1996, between Sovereign Bancorp, Inc. and First State Financial Services, Inc. as amended by an Amendment to Agreement and Plan of merger dated as of November 26, 1996 (included as

                    Annex A to the Proxy Statement/Prospectus). Schedules are omitted; Sovereign Bancorp, Inc. agrees to furnish copies of such schedules to the Commission upon request.

          2.2 Stock Option Agreement dated as of June 24, 1996, between Sovereign Bancorp, Inc. and First State Financial Services, Inc. (included as Annex B to the Proxy Statement/Prospectus).

          3.1 Articles of Incorporation, as amended, of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit 3.1 of Sovereign's Annual Report on Form 10-K for the year ended December 31, 1995.)

          3.2 Bylaws of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit 3.2 of Sovereign's Annual Report on Form 10-K for the year ended December 31, 1993.)

          4. Sovereign Bancorp, Inc. has outstanding long-term debt that does not exceed 10% of the total assets of Sovereign Bancorp, Inc. and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. Sovereign Bancorp, Inc. agrees to furnish copies of such instruments to the Commission upon request.


          5.        Opinion of Stevens & Lee re:  Validity.**


          8.        Opinion of Stevens & Lee re:  Tax Matters.*

         10.1 Sovereign Bancorp, Inc. Stock Option Plan, as amended and restated. (Incorporated by reference to Exhibit 10.1 to Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.)

         10.2 Sovereign Bancorp, Inc. 1993 Stock Option Plan. (Incorporated by reference to Exhibit 10.21 to Sovereign's Annual Report on Form 10-K for the year ended December 31, 1992.)

         10.3 Sovereign Bancorp, Inc. Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 4.1 to Sovereign's Registration Statement No. 33-44108 on Form S-8.)

         10.4 Agreement dated as of September 15, 1992, between Sovereign Bancorp, Inc., Sovereign Bank, a Federal Savings Bank, and Jay S. Sidhu. (Incorporated by reference to
                    Exhibit 10.3 to Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.)

         10.5 Agreement dated as of September 15, 1992, between Sovereign Bank, a Federal Savings Bank, and Karl D. Gerhart. (Incorporated by Reference to Exhibit 10.4 of Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.)

         10.6 Agreement dated as of September 15, 1992, between Sovereign Bank, a Federal Savings Bank, and Lawrence M. Thompson, Jr. (Incorporated by reference to Exhibit 10.5 of Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.)

         10.7 Penn Savings Bank Senior Officer Incentive Plan. (Incorporated by reference to Exhibit 10.6 to Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.)

         10.8 Rights agreement dated September 19, 1989, between Sovereign Bancorp, Inc. and Harris Trust Company of New York. (Incorporated by reference to Exhibit 4.3 to

                    Sovereign's Registration Statement No. 33-89586 on Form
                    S-8.)

         10.9 Sovereign Bancorp, Inc. Non-Employee Director Incentive Compensation Plan. (Incorporated by reference to Exhibit 10.12 to Sovereign's Registration Statement
                    No. 33-43195 on Form S-1.)

         10.10 Indemnification Agreement dated December 21, 1993, between Sovereign Bank and Jay S. Sidhu. (Incorporated herein by reference to Exhibit 10.25 to Sovereign's Annual Report on Form 10-K for the year ended December 31, 1993).


         23.1       Consent of Ernst & Young LLP.**

         23.2       Consent of BDO Seidman LLP**

         23.3       Consent of KPMG Peat Marwick LLP.**

         23.4       Consent of Stevens & Lee (contained in Exhibit 5).**


         23.5       Consent of Stevens & Lee (contained in Exhibit 8).*


         23.6       Consent of McConnell, Budd & Downes, Inc.**


         24.1 Powers of Attorney of Directors and Officers (included on signature page hereof).

         99.1 Opinion of McConnell, Budd & Downes, Inc., dated January 15, 1997 (included as Annex C to Proxy Statement/Prospectus).


         99.2 Form of Proxy for the Special Meeting of Stockholders of First State Financial Services, Inc.**

         99.3 1996 Annual Report of Stockholders of First State Financial Services, Inc.**

---------------------
         *          To be filed by amendment.


         **         Previously Filed.


         (b)      Financial Statement Schedules.

              None required.

Item 22.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)  To include any prospectus required by
         section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                  (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wyomissing, Commonwealth of Pennsylvania, on January 17, 1997.


                                         SOVEREIGN BANCORP, INC.
                                         (Registrant)


                                         By: /s/ Jay S. Sidhu
                                            -----------------------------------
                                            Jay S. Sidhu,
                                            President and Chief Executive
                                            Officer

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay S. Sidhu, Karl D. Gerhart and David W. Swartz, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature                      Title                                 Date
---------                      -----                                 ----


/s/ Richard E. Mohn*         Chairman and                      January 16, 1997
--------------------------   Director
Richard E. Mohn

/s/ Jay S. Sidhu             Director,                        January 16, 1997
--------------------------   President and
Jay S. Sidhu                 Chief Executive
                             Officer (Principal
                             Executive Officer)

/s/ Howard A. Mackey*        Director                          January 16, 1997
--------------------------
Howard D. Mackey

/s/ Rhoda S. Oberholtzer*    Director                          January 16, 1997
--------------------------
Rhoda S. Oberholtzer

/s/ Patrick J. Petrone*      Director                          January 16, 1997
--------------------------
Patrick J. Petrone

/s/ David K. Rothermel*      Director                          January 16, 1997
--------------------------
Daniel K. Rothermel

/s/ G. Arther Weaver*        Director                          January 16, 1997
--------------------------
G. Arthur Weaver

/s/ Theodore Ziaylek, Jr.*   Director                          January 16, 1997
--------------------------
Theodore Ziaylek, Jr.

/s/ Karl D. Gerhart*         Chief Financial                   January 16, 1997
--------------------------   Officer
Karl D. Gerhart

/s/ Mark R. McCollom*        Chief Accounting                  January 16, 1997
--------------------------   Officer
Mark R. McCollom


*By /s/ David W. Swartz
   -----------------------
   David W. Swartz
   Attorney-In-Fact